PROSPECTUS SUPPLEMENT
(To Prospectus dated July 3, 2002)

                          8,000,000 Participating Units
               (Initially Consisting of 8,000,000 Corporate Units)

                                  [LOGO] PSEG

                                   ----------

      Public Service Enterprise Group Incorporated, or PSEG, is offering 8,000,000 Participating Units. The Participating Units initially will consist of units referred to as Corporate Units, each with a stated amount of $50. Each Corporate Unit will include a purchase contract under which you will agree to purchase shares of our common stock from us on November 16, 2005, and we will pay you quarterly contract adjustment payments at the rate of 4.00% of the stated amount per year as described in this prospectus supplement. Each Corporate Unit also will include a 6.25% preferred trust security due 2007 issued by PSEG Funding Trust I, which we refer to as the trust, with a liquidation amount of $50, representing an undivided beneficial interest in the trust. The trust will pay you quarterly distributions at the rate of 6.25% per year of the liquidation amount of each preferred trust security, which rate is expected to be reset and effective on or after May 16, 2005, after which distributions will be paid semi-annually on the preferred trust securities at the reset rate as described in this prospectus supplement. We will guarantee payments on the preferred trust securities, including distributions, to the extent set forth in this prospectus supplement and the accompanying prospectus. The assets of the trust will consist solely of our senior deferrable notes due 2007. At any time after the issuance of the Corporate Units, a holder may substitute U.S. Treasury securities for the preferred trust securities included in the Corporate Units in accordance with the terms described in this prospectus supplement. A unit that consists of the purchase contract and a substituted U.S. Treasury security is referred to as a Treasury Unit.

      The Corporate Units have been approved for listing on the New York Stock Exchange, or NYSE, under the symbol "PEG PrP," subject to official notice of issuance. On September 5, 2002, the last reported sale price of our common stock on the NYSE was $33.54 per share.

                                   ----------

      Investing in the Participating Units involves risks. See "Risk Factors Relating to Participating Units" beginning on page S-19 of this prospectus supplement and "Risk Factors" beginning on page 5 of the accompanying prospectus.

                                                    Underwriting     Proceeds to
                                 Price to Public     Commission         PSEG
                                 ---------------    ------------     -----------
      Per Corporate Unit(1) ....     $50.00             $1.50          $48.50
      Total ....................  $400,000,000       $12,000,000    $388,000,000

(1) Plus, as applicable, accumulated distributions and contract adjustment payments from September 10, 2002, if settlement occurs after that date.

      We have granted the underwriters an option exercisable for up to 30 days from the date of this prospectus supplement to purchase up to 1,200,000 additional Corporate Units at the price to the public less the underwriting commission to cover overallotments.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      Delivery of the Corporate Units is expected to be made in book-entry form only through The Depository Trust Company on or about September 10, 2002.

                                   ----------

                           Joint Book-Running Managers

Merrill Lynch & Co.                                               Morgan Stanley

                                   ----------

Banc of America Securities LLC
              Credit Suisse First Boston
                                  Deutsche Bank Securities
                                                      JPMorgan
                                                          Lehman Brothers
                                                                     UBS Warburg

          The date of this prospectus supplement is September 5, 2002.

                                TABLE OF CONTENTS

                              Prospectus Supplement                         Page
                                                                            ----

About this Prospectus Supplement .........................................   S-3
Incorporation of Certain Documents by Reference ..........................   S-3
Prospectus Supplement Summary ............................................   S-4
Risk Factors Relating to Participating Units .............................  S-19
Use of Proceeds ..........................................................  S-24
Price Range of Common Stock and Dividends ................................  S-24
Capitalization ...........................................................  S-25
Ratio of Earnings to Fixed Charges .......................................  S-25
Selected Financial Data ..................................................  S-26
Accounting Treatment .....................................................  S-27
Description of the Participating Units ...................................  S-28
Description of the Purchase Contracts ....................................  S-32
Description of the Purchase Contract Agreement and the Pledge Agreement ..  S-43
Description of the Preferred Trust Securities ............................  S-46
Description of the Guarantee .............................................  S-53
Description of the Senior Deferrable Notes ...............................  S-55
United States Federal Income Tax Consequences ............................  S-61
ERISA Considerations .....................................................  S-71
Underwriting .............................................................  S-72
Legal Matters ............................................................  S-74
Experts ..................................................................  S-74

                                   Prospectus

About this Prospectus ....................................................     3
Information About the Issuers ............................................     3
Risk Factors .............................................................     5
Forward-Looking Statements ...............................................    12
Use of Proceeds ..........................................................    13
Accounting Treatment Relating to Preferred Trust Securities ..............    13
Description of the Senior and Subordinated Debt Securities ...............    13
Description of the Trust Debt Securities .................................    24
Description of the Preferred Trust Securities ............................    29
Description of the Preferred Securities Guarantee ........................    36
Relationship among the Preferred Trust Securities, the Trust Debt
  Securities and the Preferred Securities Guarantee ......................    38
Description of the Capital Stock .........................................    39
Description of the Stock Purchase Contracts and Stock Purchase Units .....    40
Plan of Distribution .....................................................    41
Legal Matters ............................................................    42
Experts ..................................................................    42
Where You Can Find More Information ......................................    43
Incorporation of Certain Documents by Reference ..........................    43

                                   ----------

      You should rely only on the information we have included or incorporated by reference in this prospectus supplement and the accompanying prospectus. We and the underwriters have not authorized anyone to provide you with additional or different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information included in this prospectus supplement or the accompanying prospectus is accurate only as of their respective dates and that any information we have incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date of the document in which that information is included. Our business, financial condition, results of operations and prospects may have changed since these dates.

                        ABOUT THIS PROSPECTUS SUPPLEMENT

      This document is in two parts. The first is this prospectus supplement, which describes the specific terms of the securities we are offering and certain other matters relating to us and the underwriters. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which information may not apply to the particular securities we are offering in this prospectus supplement.

      If the description of the securities we are offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

      Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to "PSEG," "we," "us" and "our" or similar terms are to Public Service Enterprise Group Incorporated and its consolidated subsidiaries and references in this prospectus supplement and the accompanying prospectus to the "trust" or similar terms are to PSEG Funding Trust I.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The SEC allows us to "incorporate by reference" information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference or deemed incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will be deemed to automatically update and supersede this incorporated information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering hereunder.

      o Our Annual Report on Form 10-K for the year ended December 31, 2001, File No. 1-9120;

      o Our Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2002, File No. 1-9120;

      o Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, File No. 1-9120;

      o Our Current Reports on Form 8-K filed with the SEC on January 25, 2002, February 7, 2002, April 16, 2002 and July 11, 2002, File No.
            1-9120; and

      o Our Current Report on Form 8-K/A filed with the SEC on July 29, 2002, File No. 1-9120.

      You can get a free copy of any of the documents incorporated by reference by making an oral or written request directed to:

                                 J. Brian Smith
                          Director, Investor Relations
                            PSEG Services Corporation
                            80 Park Plaza, 6th Floor
                                Newark, NJ 07101
                            Telephone (973) 430-6564

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                          PROSPECTUS SUPPLEMENT SUMMARY

      You should read the following summary in conjunction with the more detailed information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. Unless otherwise indicated, the information in this prospectus supplement and the accompanying prospectus assumes the underwriters have not exercised their overallotment option.

                  Public Service Enterprise Group Incorporated

      We are a leading integrated energy company engaged in merchant power generation and wholesale marketing and trading, as well as in the regulated delivery of power and gas. Our domestic merchant power generation and wholesale marketing and trading business, with more than 12,000 megawatts, or MW, of power generation capacity, is one of the largest in the United States, and the largest in the Pennsylvania-New Jersey-Maryland Power Pool, or PJM, which is the primary power market in which we participate. Our regulated power and gas distribution business is also one of the largest in the United States, and the largest in New Jersey. We are also engaged in power generation and distribution in selected international markets, and have a substantial related business focused on providing energy infrastructure financing in developed countries.

      The following chart shows PSEG and its principal subsidiaries, Public Service Electric and Gas Company (PSE&G), PSEG Power LLC (Power), PSEG Energy Holdings Inc. (Energy Holdings), and PSEG Services Corporation (Services), as well as the principal operating subsidiaries of those subsidiaries:

                                      PSEG
                                       |
         -----------------------------------------------------------
         |               |                     |                   |
       PSE&G      --   Power         -- Energy Holdings         Services
                  |                  |
                  |-- Fossil         |--   Global
                  |                  |
                  |-- Nuclear        |--  Resources
                  |
                  |--  ER&T

      The major services and products we provide are offered through the following subsidiaries:

      o PSE&G is a regulated public utility supplying electric and gas service to approximately 2.0 million electric customers and approximately 1.6 million gas customers in New Jersey. PSE&G's electric and gas service area is a corridor of approximately 2,600 square miles in which about 70% of the state's population resides. This heavily populated, commercialized and industrialized service area encompasses most of New Jersey's largest municipalities, including its six largest cities. This service territory contains a diversified mix of commerce and industry and its load requirements are almost evenly split among residential, commercial and industrial customers.

      o Power is a multi-regional generating and wholesale energy trading company that integrates its generating assets with its wholesale energy trading, fuel supply and risk management operations. It currently owns a portfolio of domestic power generation assets which, as of June 30, 2002, had a total capacity of more than 12,000 MW. As a result of New Jersey's deregulation and restructuring of its electric power industry, PSE&G's generation business was transferred to Power in August 2000. Power operates these assets on a competitive merchant basis. Power expects to develop or acquire additional power generation assets opportunistically. Power recently announced an agreement to purchase 1,019 MW of generation assets and, additionally, is currently constructing projects that are expected to increase its capacity by approximately 2,950 MW through 2004, net of planned retirements.

--------------------------------------------------------------------------------

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      o     Global is a subsidiary of Energy  Holdings that  develops,  owns and operates power generation and distribution facilities in selected high-growth areas of the worldwide energy market. Global has refocused its strategy from one of accelerated growth to one that places emphasis on increasing the efficiency and returns of its assets. As of June 30, 2002, Global had ownership interests in 32 operating power generation projects, totaling 5,279 MW (2,306 net MW owned), and eight regulated distribution companies.

      o Resources is a subsidiary of Energy Holdings that invests primarily in energy-related financial transactions. Resources seeks to invest in transactions where its expertise and understanding of the inherent risks and operating characteristics of energy-related assets provide a competitive advantage. As of June 30, 2002, Resources had approximately $3.0 billion in investments.

Competitive Strengths

      We believe that we are well positioned to enhance our position as one of the leading integrated energy companies. Our significant competitive strengths include the following:

      One of the most competitive merchant power generation asset portfolios in the United States

      We believe that Power's portfolio of merchant power generation plants is well-diversified in terms of fuel type, technology and energy market segments served. We also believe that this diversity reduces the risk associated with market demand cycles and allows us to participate in each segment of the dispatch curve. Power's generation assets are also strategically located near concentrations of customers.

      Integrated generation and wholesale marketing and trading

      As a complement to our portfolio of merchant power generation assets, we have an integrated wholesale energy marketing and trading operation with significant technical capabilities and market expertise and a state-of-the-art trading floor. This group, which has been in operation since 1997, centrally controls all of Power's generation assets and provides a competitive wholesale marketing, trading and risk management function that actively participates in all aspects of the energy markets. The integration of our generation operations, fossil fuel procurement and wholesale marketing, trading and risk management capabilities enables us to optimize our mix of financial and physical assets and mitigate the effects of adverse movements in the fuel and electricity markets.

      Relatively stable regulated domestic energy delivery business with strong cash flows

      PSE&G's relatively stable cash flows allow us to fund our growth initiatives largely from internally generated sources. The stability of PSE&G's business is further enhanced by the relative affluence of its customer base; New Jersey had the fourth-highest per capita personal income in the U.S. in 2000. Unlike some other utilities that are exposed to daily fluctuations in the price at which power can be procured for customers, PSE&G and the other New Jersey utilities can secure all of their customers' longer-term power needs through a centralized process in which a variety of power marketers bid to supply all of New Jersey's power requirements over an annual or longer period. This auction process was completed in February 2002 for the 12-month period from August 1, 2002 to July 31, 2003, and was widely viewed as an efficient, competitive process for regulated power delivery companies, such as PSE&G, to procure a longer-term source of power for their customers at constant prices.

      Complementary mix of investments in the rapidly changing global energy markets

      In  addition  to  our  U.S.-based  integrated  energy  business,  we  have developed a portfolio of investments that provides us with near-term earnings and supports our long-term growth. In making investments, we balance risk, return, timing of cash flows and growth objectives to create what we believe is a balanced and complementary mix of investments. Resources' energy-related investments generate cash flow and earnings in the near term, while Global's investments generally have a longer time horizon prior to achieving expected cash flow and earnings. In addition, Resources' passive and lower-risk investments balance the higher risk associated with Global's operating investments.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Business Strategy

      We pursue a complementary business mix comprised of regulated energy distribution and unregulated merchant power generation and wholesale energy marketing and trading businesses. We believe our existing critical mass and expertise in both regulated and unregulated businesses allows us to expand in both business segments. As key elements of our strategy, we:

      Opportunistically develop and acquire additional generation facilities in our target markets

      We operate the largest merchant power generation and wholesale energy marketing business in the PJM power market, which is one of the largest and most efficient power markets in the United States. We pursue a disciplined, opportunistic approach to asset growth through the development of new facilities on existing sites and the acquisition of existing facilities in neighboring regions where we can leverage our expertise with regard to operations, market rules, trading and risk management. Any new development decisions will be based upon a site's location with respect to load centers, priority position in the transmission queue and access to existing fuel supplies.

      Seek to minimize our exposure to long-term and short-term market risks

      We actively manage the risks our businesses face through a risk management framework we developed based on recommendations established by a group of industry experts known as the Group of Thirty. These recommendations are generally considered best practices for the use of derivative instruments. We established a risk management committee that reports to the PSEG board of directors. On a daily basis, our energy marketing and trading business reports its risk exposure to our independent corporate risk management group, which, in turn, reports to the chief financial officer of PSEG and to the corporate risk management committee. The corporate risk management committee sets risk limits, alert limits and portfolio loss limits for the business. These limits are contained in the procedures and guidelines that detail the actions for implementation of our corporate policy. The chief financial officer of PSEG chairs the risk management committee, which formally meets quarterly to discuss risk matters, but which is also convened on demand when more immediate risk issues arise. The corporate risk management group is charged with measuring, monitoring and reporting both market and credit risk. Our level of risk is computed and reported weekly. We also mark all positions to market daily and stress-test our portfolio on both a daily and a monthly basis to seek to identify potential risks to our portfolio.

      Enhance operating performance of our regulated energy delivery business

      We continue to focus on improving the operating performance of our regulated energy delivery business by reducing costs, while continuing to provide safe, highly dependable service to our electric and gas customers. We constantly seek new initiatives to reduce cost and improve performance, such as our recent installation of a state-of-the-art substation in Newark, New Jersey and our phasing in of a sophisticated outage management system. We are also taking a leading role in the establishment of a research and development consortium that will be focused on finding new ways to improve service.

      We are a New Jersey corporation with our principal offices located at 80 Park Plaza, Newark, New Jersey 07101. Our telephone number is (973) 430-7000.

--------------------------------------------------------------------------------

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                              PSEG Funding Trust I

      PSEG Funding Trust I is a statutory trust that was recently created under the Delaware Statutory Trust Act and will be governed by an amended and restated trust agreement among Wachovia Bank, National Association, as property trustee, Wachovia Trust Company, National Association, as Delaware trustee, three of our employees, as administrative trustees, and us. The trust agreement, as amended, was qualified under the Trust Indenture Act of 1939, as amended. The assets of the trust will consist solely of our senior deferrable notes due 2007. We will hold all of the common securities of the trust.

      The principal offices of the trust are located at 80 Park Plaza, Newark, New Jersey 07101 and its telephone number is (973) 430-7000.

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                                      S-7

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                               The Offering -- Q&A

What are Participating Units?

      The Participating Units consist of units referred to as Corporate Units and Treasury Units. The Participating Units initially will consist of 8,000,000 Corporate Units (9,200,000 Corporate Units if the underwriters exercise their overallotment option in full), each with a stated amount of $50. From each Corporate Unit, the holder may create a Treasury Unit, as described below.

What are the components of Corporate Units?

      Each Corporate Unit will consist of a purchase contract and, initially, a 6.25% preferred trust security due 2007 of the trust. Each preferred trust security will have a liquidation amount of $50 and will represent an undivided beneficial interest in the assets of the trust, which will consist of our senior deferrable notes due 2007. The preferred trust security that is a component of each Corporate Unit will be beneficially owned by you, but also will be pledged to the collateral agent for our benefit to secure your obligations under the purchase contract. If the preferred trust securities are successfully remarketed on the third business day immediately preceding the initial reset date, as described under "Description of the Purchase Contracts--Remarketing," or a tax event redemption occurs prior to the earlier of a successful remarketing of the preferred trust securities as described in this prospectus supplement or November 16, 2005, the preferred trust security component of each Corporate Unit will be replaced by an ownership interest in the Treasury portfolio, which will be pledged to the collateral agent for our benefit to secure your obligations under the purchase contract, all as further described in this prospectus supplement.

What is a purchase contract?

      Each purchase contract underlying a Participating Unit obligates the holder of the purchase contract to purchase, and obligates us to sell, on November 16, 2005, for $50, a number of shares of our common stock equal to the "settlement rate." The settlement rate will be calculated, subject to adjustment as described under "Description of the Purchase Contracts--Anti-Dilution Adjustments," as follows:

      o if the applicable market value of our common stock is equal to or greater than the threshold appreciation price of $40.2480, the settlement rate will be 1.2423;

      o if the applicable market value of our common stock is less than the threshold appreciation price of $40.2480 but greater than the reference price of $33.54, the settlement rate will be equal to the stated amount divided by the applicable market value; and

      o if the applicable market value is less than or equal to the reference price of $33.54, the settlement rate will be 1.4908.

      "Applicable market value" means the average of the closing prices per share of our common stock on each of the twenty consecutive trading days ending on the third trading day immediately preceding November 16, 2005. The "reference price," $33.54, is the last reported per share sale price of our common stock on the NYSE on September 5, 2002.

Can I settle the purchase contract early?

      Each holder has a right to settle a purchase contract at any time on or prior to the fifth business day (if the purchase contract is a component of a Corporate Unit) or the second business day (if the purchase contract is a component of a Treasury Unit or a component of a Corporate Unit and the applicable ownership interest in the Treasury portfolio has replaced the preferred trust securities as a component of the Corporate Units) immediately preceding November 16, 2005 using cash, in which case 1.2423 shares of common stock will be issued pursuant to the purchase contract. In addition, if we are involved in a merger in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, then each holder of a purchase contract will, on the date determined as set forth under "Description of the Purchase Contracts--Early Settlement Upon Cash Merger," have the right to accelerate and settle such contract at the settlement rate in effect immediately before the cash merger.

      Your early settlement right is subject to the condition that, if required under the U.S. federal securities laws, we have a registration statement under the Securities Act of 1933 in effect covering the shares of common stock deliverable upon settlement of a purchase contract.

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                                      S-8

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What are the components of Treasury Units?

      Each Treasury Unit will consist of a purchase contract and a 5.0% undivided beneficial ownership interest in a U.S. Treasury security. The ownership interest in a U.S. Treasury security that is a component of each Treasury Unit will be beneficially owned by you, but it will be pledged to the collateral agent for our benefit to secure your obligations under the purchase contract. The U.S. Treasury security is a zero-coupon U.S. Treasury security with a principal amount at maturity on November 15, 2005 of $1,000.

How can I create Treasury Units from Corporate Units?

      Unless the Treasury portfolio has replaced the preferred trust securities as a component of the Corporate Units as a result of a successful remarketing of the preferred trust securities or as a result of a tax event redemption, as described in this prospectus supplement, each holder of Corporate Units will have the right, on or at any time prior to the fifth business day immediately preceding November 16, 2005, to substitute for the related preferred trust securities held by the collateral agent zero-coupon U.S. Treasury securities (CUSIP No. 912820FX0 or 912820BQ9) that mature on November 15, 2005 in a total principal amount at maturity equal to the liquidation amount of such preferred trust securities. This substitution will create Treasury Units, at which point the applicable preferred trust securities will be released to the holder and will be separately transferable from the Treasury Units. Because U.S. Treasury securities are issued in multiples of $1,000, holders of Corporate Units may make such substitution only in integral multiples of 20 Corporate Units. However, if the Treasury portfolio has been substituted for the preferred trust securities as a component of the Corporate Units as a result of a successful remarketing of the preferred trust securities or a tax event redemption, holders of Corporate Units may substitute such zero-coupon U.S. Treasury securities for the applicable ownership interest in the Treasury portfolio only in multiples of Corporate Units as will enable the U.S. Treasury securities comprising the applicable ownership interest in the Treasury portfolio to be released in whole multiples on or at any time prior to the second business day immediately preceding November 16, 2005. Following this substitution, the applicable ownership interest in the Treasury portfolio will be released to the holder and will be separately transferable from the Treasury Units.

How can I recreate Corporate Units from Treasury Units?

      Unless the Treasury portfolio has replaced the preferred trust securities as a component of the Corporate Units as a result of a successful remarketing of the preferred trust securities or as a result of a tax event redemption, as described in this prospectus supplement, each holder of Treasury Units will have the right, on or at any time prior to the fifth business day immediately preceding November 16, 2005, to substitute preferred trust securities for the related U.S. Treasury securities held by the collateral agent in an aggregate liquidation amount of such preferred trust securities equal to the aggregate principal amount at maturity of the U.S. Treasury securities. This substitution will create Corporate Units, at which point the applicable U.S. Treasury securities will be released to the holder and will be separately transferable from the Corporate Units. Because U.S. Treasury securities are issued in integral multiples of $1,000, holders of Treasury Units may make such substitution only in integral multiples of 20 Treasury Units. However, if the Treasury portfolio has replaced the preferred trust securities as a component of the Corporate Units as a result of a successful remarketing of the preferred trust securities or a tax event redemption, holders of the Treasury Units may substitute the applicable ownership interest in the Treasury portfolio for the U.S. Treasury securities only in integral multiples of Treasury Units as will enable the U.S. Treasury securities comprising the applicable ownership interest in the Treasury portfolio to be purchased in whole multiples on or at any time prior to the second business day immediately preceding November 16, 2005.

What payments am I entitled to as a holder of Corporate Units?

      Subject to our right to defer payments as described below, each holder of Corporate Units will be entitled to receive total cash payments through, and including, November 16, 2005 at a rate of 10.25% of the stated amount per year. These cash payments will consist of quarterly cumulative distributions on the related preferred trust securities payable by the trust or quarterly distributions on the applicable ownership interest in the Treasury portfolio, as the case may be, at the rate of 6.25% of the liquidation amount per year and quarterly contract adjustment payments payable by us at the rate of 4.00% of the stated amount per year. Our obligations with respect to these contract adjustment payments will be subordinate and junior in right of payment to our obligations under any of our senior debt.

      If the preferred trust securities are successfully remarketed on the third business day immediately preceding the initial reset date and the initial reset date is not also a regular quarterly distribution payment date (i.e., a date falling

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                                      S-9
between May 16, 2005 and August 16, 2005), holders of Corporate Units will also be entitled to receive a distribution payment on the initial reset date of distributions accumulated on the preferred trust securities from the most recent distribution payment date to, but excluding, the initial reset date. In that case, the payment on August 16, 2005 will equal the sum of the quarterly contract adjustment payment payable on that date and that portion of the applicable ownership interest in the Treasury portfolio that becomes due and payable on August 16, 2005. That portion represents the amount of distributions that would have accumulated on the preferred trust securities from, and including, the initial reset date to, but excluding, August 16, 2005, assuming that the distribution rate on the preferred trust securities was not reset on the initial reset date.

What payments am I entitled to as a holder of Treasury Units?

      Subject to our right to defer payments as described below, each holder of Treasury Units will be entitled to receive quarterly contract adjustment payments payable by us at the rate of 4.00% of the stated amount per year. In addition, original issue discount will accrue on each related U.S. Treasury security. Our obligations with respect to these contract adjustment payments will be subordinate and junior in right of payment to our obligations under any of our senior debt.

Do you have the option to defer payments?

      Distributions to you on the preferred trust securities may be deferred if we exercise our right to defer interest payments on our senior deferrable notes. We have the right to defer interest on the senior deferrable notes at any time prior to the date on which the senior deferrable notes mature. However, in connection with a remarketing, we may elect that interest on the senior deferrable notes will not be deferrable after the date on which the reset distribution rate on the preferred trust securities and the interest rate on the senior deferrable notes is effective. As the senior deferrable notes are the only assets of the trust, if we defer those interest payments, the trust will have insufficient funds to make the required distributions on the preferred trust securities. Despite this deferral, such distributions would continue to accrue until paid (compounded quarterly) at the rate of 10.25% per year up to, but excluding, the date on which the reset distribution rate on the preferred trust securities is effective or, if not reset, until paid. If we defer distributions after the date on which the reset distribution rate on the preferred trust securities is effective, distributions will compound at the reset distribution rate (compounded semi-annually) until paid. We also have the right to defer the payment of contract adjustment payments until November 16, 2005. Such deferred contract adjustment payments would accrue at the rate of 10.25% per year (compounded quarterly) until paid. In the event we exercise our option to defer payments on the Participating Units, then until the deferred payments have been paid, we will not, and will not permit any subsidiary of ours to, with certain exceptions, declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of our capital stock. We have no present intention of exercising our right to defer payments on the Participating Units.

What are the payment dates for the Participating Units?

      The contract adjustment and distribution payments described above in respect of the Corporate Units and Treasury Units will be payable quarterly in arrears on February 16, May 16, August 16 and November 16 of each year, commencing November 16, 2002, subject to deferral as described above. There will also be a payment on the Corporate Units on the initial reset date if that date is not also a regular quarterly distribution payment date.

What is remarketing?

      The preferred trust securities of holders of Corporate Units will be remarketed on the third business day immediately preceding the initial reset date. The initial reset date for the preferred trust securities may be any business day, selected by us in our sole discretion, from May 16, 2005 to August 16, 2005, provided that if we do not select an initial reset date, the initial reset date will be August 16, 2005. The remarketing agent will use its reasonable efforts to remarket the preferred trust securities on the third business day immediately preceding the initial reset date (bearing the reset rate discussed below) for settlement on the initial reset date and to obtain a price of approximately 100.25% of the Treasury portfolio purchase price plus deferred and unpaid distributions, if any. The portion of the proceeds from the remarketing equal to the Treasury portfolio purchase price will be applied to purchase the Treasury portfolio. The Treasury portfolio will be substituted for the preferred trust securities as a component of Corporate Units and will be pledged to the collateral agent for our benefit to secure the obligations of Corporate Unit holders to purchase our common stock under the purchase contracts. When paid at maturity, an amount of the Treasury portfolio equal to the aggregate liquidation amount of the preferred trust securities will

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

automatically be applied to satisfy in full the Corporate Unit holders' obligations to purchase common stock under the purchase contracts.

      In addition, the remarketing agent may deduct as a remarketing fee an amount not exceeding 25 basis points (0.25%) of the Treasury portfolio purchase price from any amount of the proceeds in excess of the Treasury portfolio purchase price plus deferred and unpaid distributions, if any. The remarketing agent will remit the remaining portion, if any, of the proceeds from the remarketing for the benefit of the holders.

      If the remarketing of the preferred trust securities on the third business day preceding the initial reset date fails because the remarketing agent cannot obtain a price of at least 100% of the Treasury portfolio purchase price plus deferred and unpaid distributions, if any, or a condition precedent to the remarketing has not been satisfied, the preferred trust securities will continue to be a component of Corporate Units and another remarketing will be attempted on the third business day immediately preceding November 16, 2005, for settlement on November 16, 2005.

      If there was a failed remarketing on the third business day immediately preceding the initial reset date, the preferred trust securities of holders of Corporate Units who fail to notify the purchase contract agent on or before the fifth business day before November 16, 2005 of their intention to pay cash to satisfy their obligations under the related purchase contracts will be remarketed on the third business day immediately preceding November 16, 2005. In this remarketing, the remarketing agent will use its reasonable efforts to obtain a price of approximately 100.25% of the aggregate liquidation amount of such preferred trust securities plus deferred and unpaid distributions, if any. The portion of the proceeds from the remarketing equal to the aggregate liquidation amount of the preferred trust securities will automatically be applied to satisfy in full the obligations of the Corporate Unit holders to purchase our common stock under the related purchase contracts.

      In connection with the remarketing, if any, on the third business day prior to November 16, 2005, the remarketing agent may deduct as a remarketing fee an amount not exceeding 25 basis points (0.25%) of the aggregate liquidation amount of the remarketed preferred trust securities plus deferred and unpaid distributions, if any, from any amount of the proceeds in excess of the aggregate liquidation amount of the remarketed preferred trust securities plus deferred and unpaid distributions, if any. The remarketing agent will remit the remaining portion, if any, of the proceeds from the remarketing for the benefit of the holders.

      If the remarketing of the preferred trust securities on the third business day preceding November 16, 2005 fails because the remarketing agent cannot obtain a price of at least 100% of the aggregate liquidation amount of the remarketed preferred trust securities plus deferred and unpaid distributions, if any, or a condition precedent to the remarketing has not been satisfied, we will exercise our rights as a secured party to dispose of the preferred trust securities in accordance with applicable law and to satisfy in full, from the proceeds of the disposition, the Corporate Unit holders' obligations to purchase common stock under the related purchase contracts. If we exercise those rights as a secured party, any deferred and unpaid distributions on those preferred trust securities will be paid in cash to the holders of record of those preferred trust securities. In addition, if such a failed remarketing occurs, holders of preferred trust securities that are not components of Corporate Units will have the option to put their preferred trust securities to us at 100% of the aggregate liquidation amount of such preferred trust securities, plus accrued and unpaid distributions, if any, as described in this prospectus supplement.

What is the Treasury portfolio?

      The Treasury portfolio is a portfolio of zero-coupon U.S. Treasury securities consisting of:

      o interest or principal strips of U.S. Treasury securities that mature on or prior to November 15, 2005 in an aggregate amount equal to the aggregate liquidation amount of the preferred trust securities included in the Corporate Units; and

      o with respect to each scheduled distribution payment date on the preferred trust securities that occurs after the tax event redemption date or the initial reset date in the event of a successful remarketing on the third business day preceding the initial reset date and on or before November 16, 2005, interest or principal strips of U.S. Treasury securities that mature prior to that distribution payment date in an aggregate amount equal to the aggregate distribution payment that would be due on that distribution payment date on the aggregate liquidation amount of the preferred trust securities included in the Corporate Units, assuming

      o no reset of the distribution rate on the preferred trust securities and,

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                                      S-11

--------------------------------------------------------------------------------

      o in the case of the Treasury portfolio to be purchased upon a successful remarketing on the third business day immediately preceding the initial reset date when the initial reset date is not also a scheduled quarterly distribution payment date, that the scheduled distribution next following the initial reset date includes only distributions accumulated from, and including, the initial reset date to, but excluding, that distribution payment date.

If I am holding a preferred trust security as a separated security, can I participate in the remarketing?

      Holders of preferred trust securities issued by the trust that are not components of Corporate Units may elect, in the manner described in this prospectus supplement, to have their preferred trust securities remarketed contemporaneously by the remarketing agent together with the preferred trust securities that are components of Corporate Units.

Besides participating in a remarketing, how else may I satisfy my obligations under the purchase contracts?

      Other than  participating in a remarketing of preferred trust  securities,
holders  of  Participating  Units  may  satisfy  their  obligations,   or  their
obligations will be terminated, under the related purchase contracts:

      o through early settlement by the delivery of cash to the purchase contract agent in the manner described in this prospectus supplement; provided that at such time, if so required under the U.S. federal securities laws, we have in effect a registration statement covering the shares of common stock to be delivered in respect of the purchase contracts being settled;

      o if we are involved in a merger in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, through early settlement by the delivery of cash to the purchase contract agent in the manner described in this prospectus supplement; provided that at such time, if so required under the U.S. federal securities laws, we have in effect a registration statement covering any securities to be delivered in respect of the purchase contracts being settled;

      o by settling the related purchase contracts with cash on the business day prior to November 16, 2005 pursuant to prior notification to the purchase contract agent; or

      o     without  any  further  action,   as  a  result  of  our  bankruptcy,
            insolvency or reorganization.

      If a Participating Unit holder's purchase contract is terminated as a result of our bankruptcy, insolvency or reorganization, or settled early at the election of the holder, as described above, such holder will have no right to receive any accrued contract adjustment payments or deferred contract adjustment payments.

What are the preferred trust securities?

      The preferred trust securities have a liquidation amount of $50 and represent undivided beneficial ownership interests in the assets of the trust. The sole asset of the trust will be our senior deferrable notes due 2007. The preferred trust securities will entitle holders to quarterly distributions at the rate of 6.25% per year to, but excluding, the initial reset date or, if there is a failed remarketing on the third business day immediately preceding the initial reset date, November 16, 2005. Following a reset of the distribution rate three business days prior to the initial reset date or three business days prior to November 16, 2005, the preferred trust securities will entitle holders to distributions at the reset rate from, and including, the initial reset date or November 16, 2005, as applicable, to, but excluding, November 16, 2007. If the distribution rate is not reset as a result of a failed remarketing three business days prior to November 16, 2005, the preferred trust securities will continue to entitle holders to distributions at 6.25% per year.

      We will guarantee distribution and other payments on the preferred trust securities. While the guarantee will not apply to any payment, including payment of distributions, if and to the extent that the trust does not have funds available to make that payment, when taken together with our obligations under our senior deferrable notes, the related indenture and the declaration, our guarantee of the preferred trust securities will effectively be full, irrevocable and unconditional.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

What are the distribution payment dates on the preferred trust securities?

      On or prior to the initial reset date, or November 16, 2005 if there is a failed remarketing on the third business day immediately preceding the initial reset date, distributions on the preferred trust securities will be payable quarterly in arrears on each February 16, May 16, August 16 and November 16, commencing November 16, 2002. If the remarketing on the third business day immediately preceding the initial reset date is successful and the initial reset date is not otherwise a distribution payment date, a distribution will also be payable on the initial reset date equal to distributions accumulated on the preferred trust securities from, and including, the most recent distribution payment date to, but excluding, the initial reset date. After the initial reset date, or November 16, 2005, if there is a failed remarketing on the third business day immediately preceding the initial reset date, distribution payments will be payable semi-annually in arrears on each May 16 and November 16. The first semi-annual distribution will be paid on November 16, 2005, in the event that the preferred trust securities are successfully remarketed on the third business day immediately preceding the initial reset date, or May 16, 2006, in the event that the preferred trust securities are successfully remarketed on the third business day immediately preceding November 16, 2005. If the preferred trust securities are not successfully remarketed on either of those dates, the distribution payment dates will remain February 16, May 16, August 16 and November 16. In all cases, distributions on the preferred trust securities will be subject to deferral as described above.

When will the distribution rate be reset and effective?

      Unless a tax event redemption has occurred, the interest rate on our senior deferrable notes, and therefore, the distribution rate on the preferred trust securities, will be reset on the third business day immediately preceding the initial reset date, and such reset rate will become effective on the initial reset date. However, if the remarketing of the preferred trust securities on the third business day immediately preceding the initial reset date results in a failed remarketing, the interest rate on our senior deferrable notes, and therefore the distribution rate on the preferred trust securities, will not be reset on that date and instead will be reset on the third business day immediately preceding November 16, 2005, and such reset rate will become effective on November 16, 2005. If the remarketing of the preferred trust securities on the third business day immediately preceding November 16, 2005 also results in a failed remarketing, the interest rate on our senior deferrable notes, and therefore the distribution rate on the preferred trust securities, will not be reset.

What is the reset rate?

      In the case of a reset on the third business day immediately preceding the initial reset date, the reset rate will be the interest rate on our senior deferrable notes, and therefore the distribution rate on the preferred trust securities, determined by the reset agent as the rate the preferred trust securities would need to bear in order for the preferred trust securities included in the Corporate Units to have an approximate aggregate market value on the initial reset date of 100.25% of the Treasury portfolio purchase price plus deferred and unpaid distributions, if any. In the case of a reset on the third business day immediately preceding November 16, 2005, the reset rate will be the rate determined by the reset agent as the rate the preferred trust securities would need to bear in order for each preferred trust security to have a market value on the third business day immediately preceding November 16, 2005 of approximately 100.25% of its liquidation amount, plus deferred and unpaid distributions, if any. The reset rate may not exceed the maximum rate, if any, permitted by applicable law.

When may the senior deferrable notes and the preferred trust securities be redeemed?

      If the tax laws change or are interpreted in a way that adversely affects the tax treatment of the trust or the senior deferrable notes, then we, as issuer of the senior deferrable notes, may elect to redeem the senior deferrable notes held by the trust. If the senior deferrable notes are redeemed before November 16, 2005, the money received from the redemption will be used to purchase a Treasury portfolio of zero-coupon U.S. Treasury securities that mature on or prior to November 15, 2005, and the trust will be dissolved. The Treasury portfolio will replace the preferred trust securities as a component of the Corporate Units and as the collateral securing your obligations to purchase our common stock.

      If our senior deferrable notes are not redeemed prior to November 16, 2007, they will mature on such date. The preferred trust securities will be subject to mandatory redemption on November 16, 2007 with the funds received upon maturity of our senior deferrable notes.

--------------------------------------------------------------------------------

Other than because of a tax event redemption, when may the trust be dissolved?

      Other than in connection with a tax event redemption, we may dissolve the trust at any time if such dissolution will not result in a taxable event to holders of the preferred trust securities. If the trust is dissolved after the purchase contract settlement date (other than as a result of the redemption of the senior deferrable notes) and you continue to hold preferred trust securities, you will receive your pro rata share of our senior deferrable notes held by the trust (after any creditors of the trust have been satisfied). If the trust is dissolved prior to the purchase contract settlement date other than in connection with a tax event redemption, then our senior deferrable notes will be substituted for the preferred trust securities and will be pledged as collateral to secure your obligations to purchase our common stock under your purchase contracts.

What is the rank of the preferred trust securities and senior deferrable notes?

      The senior deferrable notes issued under the indenture will rank equally with all of our other senior unsecured debt. Because we are a holding company and we conduct all of our operations through our subsidiaries, our senior deferrable notes and the preferred trust securities generally will have a position junior to the claims of creditors, preferred stockholders and holders of unsecured and secured debt of our subsidiaries.

What are the principal United States federal income tax consequences related to the Corporate Units, Treasury Units and preferred trust securities?

      A beneficial owner of Corporate Units, preferred trust securities or senior deferrable notes, if separated from Corporate Units, will be treated as owning an interest in a debt instrument that should be subject to the Treasury regulations that govern contingent payment debt instruments. If the preferred trust securities or senior deferrable notes are subject to these rules, until the initial reset date, and possibly thereafter, a holder will be required to include in gross income an amount in excess of the interest actually received, regardless of the holder's usual method of tax accounting, and a holder will generally recognize ordinary income or loss, rather than capital gain or loss, on the sale, exchange or disposition of separate preferred trust securities, senior deferrable notes or Corporate Units, to the extent such income or loss is allocable to the preferred trust securities or senior deferrable notes. A beneficial owner of Treasury Units will generally be required to include in gross income any original issue discount with respect to the U.S. Treasury securities as it accrues on a constant yield to maturity basis. If the Treasury portfolio has replaced the preferred trust securities or senior deferrable notes as a component of Corporate Units as a result of a successful remarketing of the preferred trust securities or senior deferrable notes, as the case may be, or a tax event redemption, a beneficial owner of Corporate Units will generally be required to include in gross income its allocable share of original issue discount on the Treasury portfolio as it accrues on a constant yield to maturity basis. We intend to report contract adjustment payments and deferred contract adjustment payments, if any, as ordinary income to you, but you should consult your tax advisor concerning possible alternative characterizations. We have no present intention of exercising our right to defer the payment of the contract adjustment payments.

      Because there is no statutory, judicial or administrative authority directly addressing the tax treatment of the Participating Units or instruments similar to the Participating Units, you are urged to consult your own tax advisor concerning the tax consequences of an investment in the Participating Units. For additional information, see "United States Federal Income Tax Consequences" in this prospectus supplement.

What will the proceeds from the offering be used for?

      All of the proceeds from the sale of the Corporate Units, estimated to be approximately $387.2 million (approximately $445.4 million if the underwriters' overallotment option is exercised in full) after deducting the underwriting commission and estimated expenses payable by us, will be invested by the trust in our senior deferrable notes. We currently intend to use all the net proceeds from the sale of the senior deferrable notes to repay short-term indebtedness and invest equity in certain of our subsidiaries. We had short-term indebtedness outstanding of $1.7 billion as of June 30, 2002 with a weighted average annualized interest rate of 2.7%.

What are the rights and privileges of the common stock?

     The shares of common stock that you will be obligated to purchase under the purchase contracts have one vote per share. Our shares of common stock also have voting, dividend and other rights usually accorded stockholders under New Jersey law. You will be entitled to rights related to the common stock if and when we

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                                      S-14

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deliver  shares of common  stock to you in exchange for  Participating  Units on
November 16, 2005 or as a result of early settlement, as the case may be, if the applicable record date, if any, for the exercise of those rights occurs after such date. For more information, please see the discussion of our common stock in the accompanying prospectus under the heading "Description of the Capital Stock."

                       The Offering--Explanatory Diagrams

      The following diagrams demonstrate some of the key features of the purchase contracts, the preferred trust securities, the Corporate Units and the Treasury Units, and the transformation of Corporate Units into Treasury Units and separate preferred trust securities. The prices and percentages below are for illustration only. There can be no assurance that the actual prices and percentages will be limited by the range of prices and percentages shown. The following diagrams also assume that the preferred trust securities are successfully remarketed on the third business day immediately preceding the initial reset date, the distribution rate on the preferred trust securities is reset and effective on the initial reset date and early settlement of the purchase contracts does not occur.

Purchase Contract

      Corporate Units and Treasury Units both include purchase contracts under which the investors agree to purchase shares of our common stock on November 16, 2005. In addition, these purchase contracts include unsecured contract adjustment payments as shown in the diagrams on the following pages.

        Value of Shares Delivered                Number of Shares Delivered
          Upon Settlement of a                      Upon Settlement of a
            Purchase Contract                        Purchase Contract

      -------------------------------      -------------------------------------
   /\ |                           / |    | |           |\                      |
    | |                          /  |    | |           | \                     |
    | |                         /   |    | |           |  \                    |
    | |                        /    |    | |           |   \                   |
    | |                       /     |    | |           |    \                  |
    | |                      /      |    | |           |     \                 |
    | |                     /       |    | |           |      \                |
    | |                    /        |    | |           |       \               |
    | |                   /         |    | |           |        \              |
    | |                  /          |    | |           |         \             |
$50 | |     100%   120% /           |    | |           |          \            |
    | |-----------------            |    | |           |-----------------------|
 V  | |      /|        |            |    | | Deliver   | Deliver   | Deliver   |
 a  | |     / |        |            |    | | 1.4908    | between   | 1.2423    |
 l  | |    /  |        |            |    | | Shares(1) | 1.2423 and| Shares(3) |
 u  | |   /   |        |            |    | |           | 1.4908    |           |
 e  | |  /    |        |            |    | |           | Shares(2) |           |
    | | /     |        |            |    | |           |           |           |
    | |/      |        |            |   \/ |           |           |           |
      -------------------------------      -------------------------------------
       Reference         Threshold                 Reference          Threshold
        Price(4)   Appreciation Price(5)           Price(4)         Appreciation
         $33.54          $40.2480                   $33.54            Price(5)
                                                                      $40.2480

        Applicable Market Value of               Applicable Market Value of
               Common Stock                            Common Stock(6)
               ----------->                            ----------->

----------
(1) If the applicable market value of our common stock is less than or equal to $33.54, the number of shares to be delivered will be calculated by dividing the stated amount by the reference price.

(2) If the applicable market value of our common stock is between $33.54 and $40.2480, the number of shares to be delivered will be calculated by dividing the stated amount by the applicable market value.

(3) If the applicable market value of our common stock is greater than or equal to $40.2480, the number of shares to be delivered will be calculated by dividing the stated amount by the threshold appreciation price.

(4) The "reference price" is $33.54, which is the last reported per share sale price of the common stock on the NYSE on September 5, 2002.

(5)   The "threshold appreciation price" is $40.2480.

(6) The "applicable market value" means the average of the closing prices per share of our common stock on each of the twenty consecutive trading days ending on the third trading day immediately preceding November 16, 2005.

--------------------------------------------------------------------------------

Corporate Units

      Each Corporate Unit consists of two components as described below.

          Purchase Contract                    Preferred Trust Securities

 -------------------------------------    -------------------------------------

          (Owed to Investor)                       (Owed to Investor)
             Common Stock                             Distribution
                   +                                 6.25% per year
          Contract Adjustment                       payable quarterly
                Payment
                                          (reset and effective on initial reset
             4.00% per year                 date and payable semi-annually at
           payable quarterly                     reset rate thereafter)
        until November 16, 2005

 -------------------------------------    -------------------------------------

 -------------------------------------    -------------------------------------

            (Owed to PSEG)                         (Owed to Investor)

           $50 at Settlement                   $50 at Mandatory Redemption
          (November 16, 2005)                      (November 16, 2007)

 -------------------------------------    -------------------------------------

      o The investor owns the preferred trust securities but will pledge such securities to us to secure the investor's obligations under the purchase contract.

      o Following the remarketing of the preferred trust securities on the third business day prior to the initial reset date or a tax event redemption date prior to the initial reset date, the applicable ownership interest in the Treasury portfolio will replace the preferred trust security as a component of a Corporate Unit.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                 Treasury Units

      Each Treasury Unit consists of two components as described below:

                                                       Zero-Coupon
          Purchase Contract                      U.S. Treasury Security

 -------------------------------------

          (Owed to Investor)
             Common Stock
                   +
         Contract Adjustment
               Payment

            4.00% per year
          payable quarterly
       until November 16, 2005

 -------------------------------------

 -------------------------------------    -------------------------------------

            (Owed to PSEG)                         (Owed to Investor)

           $50 at Settlement                         $50 at Maturity
          (November 16, 2005)                      (November 15, 2005)

 -------------------------------------    -------------------------------------

      o The investor owns the U.S. Treasury security but will pledge it to us to secure the investor's obligations under the purchase contract.

Preferred Trust Securities

      o     Each preferred trust security has the terms described below:

                            Preferred Trust Security

                      -------------------------------------
                               (Owed to Investor)

                                  Distribution
                                 6.25% per year
                                payable quarterly

                      (reset and effective on initial reset
                       date and payable semi-annually at
                             reset rate thereafter)

                      -------------------------------------

                      -------------------------------------

                               (Owed to Investor)

                           $50 at Mandatory Redemption
                               (November 16, 2007)

                      -------------------------------------

--------------------------------------------------------------------------------

 Transforming Corporate Units into Treasury Units and Preferred Trust Securities

      o To create a Treasury Unit, the investor separates a Corporate Unit into its components--the purchase contract and the preferred trust security--and then combines the purchase contract with an ownership interest in a zero-coupon U.S. Treasury security that matures on the business day immediately preceding the maturity date of the purchase contract.

      o The investor holds the ownership interest in the U.S. Treasury security but will pledge it to us to secure its obligations under the purchase contract.

      o The U.S. Treasury security together with the purchase contract constitutes a Treasury Unit. The preferred trust security, which is no longer a component of the Corporate Unit, is tradable as a separate security.

                               Preferred                                          Zero Coupon                  Preferred
     Purchase                    Trust                    Purchase                 Treasury                      Trust
     Contract                   Security                  Contract                 Security                     Security

-------------------      ----------------------      -------------------                           |     ----------------------
(Owed to Investor)         (Owed to Investor)        (Owed to Investor)                            |       (Owed to Investor)
                                                                                                   |
   Common Stock               Distribution              Common Stock                               |          Distribution
         +                   6.25% per year                   +                                    |         6.25% per year
Contract Adjustment         payable quarterly        Contract Adjustment                           |        payable quarterly
      Payment        +                          --->       Payment                                 |  +
                          (reset and effective                                                     |      (reset and effective
  4.00% per year              on initial reset         4.00% per year                              |        on initial reset
 payable quarterly          date and payable          payable quarterly                            |        date and payable
       until             semi-annually at reset             until                                  |     semi-annually at reset
 November 16, 2005          rate thereafter)         November 16, 2005                             |        rate thereafter)
-------------------      ----------------------      -------------------                           |     ----------------------
                                                                                                   |
-------------------      ----------------------      -------------------      -------------------  |     ----------------------
  (Owed to PSEG)           (Owed to Investor)          (Owed to PSEG)         (Owed to Investor)   |       (Owed to Investor)
                                                                                                   |
 $50 at Settlement          $50 at Mandatory          $50 at Settlement         $50 at Maturity    |        $50 at Mandatory
(November 16, 2005)            Redemption            (November 16, 2005)      (November 15, 2005)  |           Redemption
                           (November 16, 2007)                                                     |       (November 16, 2007)
-------------------      ----------------------      -------------------      -------------------  |     ----------------------

                 \        /                                            \        /
                  ---  ---                                              ---  ---
                     \/                                                    \/

               Corporate Unit                                         Treasury Unit

      o Upon the transformation of a Corporate Unit into a Treasury Unit following a successful remarketing of the preferred trust securities or a tax event redemption date, the applicable ownership interest in the Treasury portfolio, rather than the preferred trust security, is no longer a component of the Corporate Unit and each item in the Treasury portfolio is tradable as a separate security.

      o The investor also can transform Treasury Units and preferred trust securities into Corporate Units. Following that transformation, the U.S. Treasury security, which is no longer a component of the Treasury Unit, is tradable as a separate security.

      o The transformation of Corporate Units into Treasury Units and preferred trust securities and the transformation of Treasury Units and preferred trust securities into Corporate Units require certain minimum amounts of securities, as more fully described in this prospectus supplement.

--------------------------------------------------------------------------------

                  RISK FACTORS RELATING TO PARTICIPATING UNITS

      Your investment in the Participating Units will involve risk. You should carefully consider the following discussion of risk as well as other information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus in order to evaluate an investment in the Participating Units.

You assume the risk that the market value of our common stock may decline.

      Although as a holder of Participating Units you are the beneficial owner of the related preferred trust securities, Treasury portfolio or U.S. Treasury securities, as the case may be, you are obligated pursuant to the purchase contract to buy our common stock. Prior to November 16, 2005, unless you pay cash to satisfy your obligation under the purchase contract or the purchase contracts are terminated due to our bankruptcy, insolvency or reorganization, either the proceeds derived from the remarketing of the preferred trust securities or the principal of the applicable ownership interest in the Treasury portfolio when paid at maturity, in the case of Corporate Units, or the principal of the related U.S. Treasury securities when paid at maturity, in the case of Treasury Units, will automatically be used to purchase a specified number of shares of our common stock on your behalf. There can be no assurance that the market value of the common stock received by you on the purchase contract settlement date will be equal to or greater than the price per share paid by you for our common stock. If the applicable market value of the common stock is less than $33.54, the aggregate market value of the common stock issued to you pursuant to each purchase contract on the purchase contract settlement date will be less than the price per share paid by you for such common stock. Accordingly, you assume the risk that the market value of the common stock may decline, and that such decline could be substantial.

The opportunity for equity appreciation provided by an investment in the Participating Units may be less than that provided by a direct investment in our common stock.

      Your opportunity for equity appreciation afforded by investing in the Participating Units may be less than your opportunity for equity appreciation if you directly invest in our common stock. This opportunity may be less because the market price per share of the common stock to be received by you pursuant to the purchase contract on November 16, 2005 (assuming that such market price is the same as the applicable market value of such common stock) will only exceed the price per share paid by you for our common stock on the purchase contract settlement date if the applicable market value of the common stock exceeds the threshold appreciation price (which represents an appreciation of approximately 20% over $33.54). This situation occurs because in such event, you would receive on November 16, 2005 only approximately 83.3% (the percentage equal to $33.54 divided by the threshold appreciation price) of the shares of common stock that you would have received if you had made a direct investment in the common stock on the date hereof.

The trading prices for the Participating Units will be directly affected by the trading prices for our common stock, the general level of interest rates and our credit quality.

      The trading prices of Corporate Units, Treasury Units and preferred trust securities in the secondary market will be directly affected by the trading prices of our common stock, the general level of interest rates and our credit quality. It is impossible to predict whether the price of our common stock or interest rates will rise or fall. The trading price of our common stock will be influenced by our operating results and prospects and by economic, financial and other factors. Market conditions can affect the capital markets and therefore affect the trading price of our common stock. The level of, and fluctuations in, the trading prices of stocks generally and sales of substantial amounts of common stock by us or others in the market after the offering of the Participating Units, or the perception that such sales could occur, also may affect the trading price of our common stock. Fluctuations in interest rates may give rise to arbitrage opportunities based on changes in the relative value of the common stock underlying the purchase contracts and of the other components of the Participating Units. Any such arbitrage could, in turn, affect the trading prices of the Corporate Units, Treasury Units, preferred trust securities and our common stock.

As a holder of Participating Units, you will not be entitled to any rights with respect to our common stock unless and until you receive our common stock but you will be affected by any changes in our common stock that occur prior to your receipt of the shares underlying the Participating Units.

      As a holder of Participating Units, you will not be entitled to any rights with respect to the common stock, including, without limitation, voting rights and rights to receive any dividends or other distributions on the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock in exchange for Participating Units on November 16, 2005 or as a result of early settlement of a purchase contract, as the case may be, and if the applicable record date, if any, for the exercise of those rights occurs after such date. For example, in the event that an amendment is proposed to our certificate of incorporation or by-laws and the record date for determining the stockholders of record entitled to vote on such amendment occurs prior to delivery of shares of common stock pursuant to the related purchase contracts, you will not be entitled to vote on such amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock as a result of such amendment after the common stock is delivered to you under the related purchase contract.

Holders of preferred trust securities will have limited voting rights.

      Holders of preferred trust securities will not be entitled to vote to appoint, remove, replace or change the number of the trustees of the trust, and generally will not have any voting rights, except in the limited circumstances described in this prospectus supplement and the accompanying prospectus.

We may issue additional shares of common stock and thereby materially and adversely affect the price of our common stock.

      The number of shares of common stock that you are entitled to receive on November 16, 2005 or upon early settlement of a purchase contract is subject to adjustment only for certain events arising from stock splits and combinations, stock dividends and certain other actions by us that modify our capital structure. We will not adjust the number of shares of common stock that you are to receive on November 16, 2005 or upon early settlement of a purchase contract for other events, including the offering of common stock for cash by us or in connection with acquisitions. We are not restricted from issuing additional common stock during the term of the purchase contracts and have no obligation to consider your interests for any reason. If we issue additional shares of common stock, it may materially and adversely affect the price of our common stock and, because of the relationship of the number of shares to be received to the price of the common stock, such other events may adversely affect the trading prices of Corporate Units and Treasury Units.

The secondary market for the Participating Units and the preferred trust securities may be illiquid.

      It is not possible to predict how Corporate Units, Treasury Units or preferred trust securities will trade in the secondary market or whether the market will be liquid or illiquid. There is currently no secondary market for the Corporate Units, the Treasury Units or the preferred trust securities. The Corporate Units have been approved for listing on the NYSE under the symbol "PEG PrP," subject to official notice of issuance. If the Treasury Units or the preferred trust securities are separately traded to a sufficient extent that applicable exchange listing requirements are met, we may endeavor to cause the Treasury Units or preferred trust securities to be listed on the exchange on which the Corporate Units are then listed but we are under no obligation to do so. There can be no assurance as to whether any market will develop for the Corporate Units, the Treasury Units or the preferred trust securities, whether you will be able to sell these securities at any particular time or at all or whether a trading market, if it develops, will be liquid or will continue. In addition, in the event you were to substitute U.S. Treasury securities for preferred trust securities or preferred trust securities for U.S. Treasury securities, thereby converting your Corporate Units to Treasury Units or your Treasury Units to Corporate Units, as the case may be, the liquidity of Corporate Units or Treasury Units could be adversely affected. There can be no assurance that the Corporate Units will not be delisted from the NYSE or that trading in the Corporate Units will not be suspended as a result of your election to create Treasury Units, which could cause the number of Corporate Units to fall below the requirement for listing securities on the NYSE, which provides that at least 100,000 Corporate Units must be outstanding at any time.

Indebtedness and borrowings by our subsidiaries effectively will be senior to the preferred trust securities and we are dependent on payments from our subsidiaries to enable us to pay interest on the notes that are the sole assets of the trust.

      We are a holding company. Our senior deferrable notes that we will issue to the trust in connection with the trust's issuance of its preferred trust securities, as well as our guarantee, are senior unsecured obligations of ours but will be effectively subordinated to all obligations and preferred equity of our subsidiaries, whether secured or unsecured. As a result, the preferred trust securities will be structurally subordinated to all existing and future obligations of our subsidiaries, including claims with respect to trade payables. This means that holders of the preferred trust securities will have a junior position to the claims of creditors and preferred stockholders of our direct and indirect subsidiaries on the assets and earnings of such subsidiaries. In addition, the indenture does not limit the amount of indebtedness that we can incur. See "Description of the Debt Securities" in the accompanying prospectus. At June 30, 2002, we had consolidated total indebtedness of $13.4 billion, of which $12.3 billion was at the subsidiary level.

      We conduct our operations through our subsidiaries, which generate substantially all of our operating income and cash flow. As a result, distributions or advances from our subsidiaries are a major source of funds necessary to meet our debt service and other obligations, including any funds required to make payments of interest on the senior deferrable notes that represent the sole assets of the trust. Contractual provisions, laws or regulations, as well as any subsidiary's financial condition and operating performance and requirements, may limit our ability to obtain cash required to pay our debt service and other obligations, including payment of interest on our senior deferrable notes and the related distributions on the preferred trust securities.

Your rights to the pledged securities will be subject to our security interest.

      Although you will be the beneficial owner of the preferred trust securities, U.S. Treasury securities or the applicable ownership interest in the Treasury portfolio that represent particular components of Corporate Units or Treasury Units (together, the "pledged securities"), those pledged securities will be pledged to The Bank of New York, as the collateral agent, for our benefit, to secure your obligations under the related purchase contracts. Thus, your rights to the pledged securities will be subject to our security interest. Additionally, notwithstanding the automatic termination of the purchase contracts in the event that we become the subject of a case under the Bankruptcy Code, the delivery of the pledged securities to you may be delayed by the imposition of the automatic stay of Section 362 of the Bankruptcy Code.

We may cause the preferred trust securities to be redeemed upon the occurrence of a tax event.

      We have the option to redeem our senior deferrable notes, and, thus cause the redemption of the preferred trust securities, on not less than 30 days' or more than 60 days' prior written notice, in whole but not in part, at any time before November 16, 2007, if a tax event occurs and continues under the circumstances described in this prospectus supplement. If we exercise this option, we will redeem our senior deferrable notes in cash at the redemption price plus accrued and unpaid interest, including deferred interest, if any, thereon. If we redeem all of the senior deferrable notes, the trust must redeem all of the preferred trust securities and pay the redemption price in cash to the holders of the preferred trust securities. If the tax event redemption date occurs before the initial reset date, or before November 16, 2005 if the preferred trust securities are not successfully remarketed on the third business day immediately preceding the initial reset date, the redemption price payable to you as a holder of Corporate Units will be distributed to the collateral agent, who in turn will apply an amount equal to the redemption price to purchase the Treasury portfolio on your behalf, and will remit the remainder of the redemption price to you, and the Treasury portfolio will be substituted for the preferred trust securities as collateral to secure your obligations under the purchase contracts related to the Corporate Units. If your preferred trust securities are not components of Corporate Units, you will receive redemption payments directly. There can be no assurance as to the impact on the market prices for the Corporate Units if we substitute the Treasury portfolio as collateral in place of any preferred trust securities so redeemed. A tax event redemption will be a taxable event to the holders of the preferred trust securities.

We may defer current payments.

      We have the option to defer the payment of contract adjustment payments on the purchase contracts forming a part of the Participating Units until November 16, 2005. However, deferred installments of contract adjustment payments will bear interest at the rate of 10.25% per year (compounded quarterly) until paid. If the purchase contracts are settled early (or terminated due to our bankruptcy, insolvency or reorganization), the right to receive contract adjustment payments and deferred contract adjustment payments, if any, will also terminate.

      If we defer the payment of contract adjustment payments on the purchase contracts until November 16, 2005, we will be required to pay cash on November 16, 2005 representing deferred contract adjustment payments unless we affirmatively elect not to do so on or prior to the trading day immediately preceding the trading day commencing the period in which the applicable market value is determined. Upon any such affirmative election, you will receive, in addition to the number of shares of common stock otherwise deliverable upon settlement of the related purchase contract, a number of shares of common stock equal to the total amount of deferred contract adjustment payments payable to you divided by the applicable market value. The tax treatment of contract adjustment payments and deferred contract adjustment payments is unclear. If we defer contract adjustment payments, you may recognize income for United States federal income tax purposes in advance of receipt of cash attributable to such income and may ultimately receive stock instead of cash attributable to such income. See "United States Federal Income Tax Consequences -- Purchase Contracts" in this prospectus supplement.

      Distributions to you on the preferred trust securities also may be deferred until November 16, 2007. However, in connection with a remarketing, we may elect that distributions on the preferred trust securities will not be deferrable after the date on which the reset distribution rate on the preferred trust securities is effective. Distributions on the preferred trust securities will be deferred if we exercise our right to defer interest payments on our senior deferrable notes. As the senior deferrable notes are the only assets of the trust, if we defer those interest payments, the trust will not have enough funds to make distributions on the preferred trust securities. However, if we defer distributions prior to the date on which the distribution rate on the preferred trust securities is reset and effective, deferred distributions will accrue at the rate of 10.25% per year (compounded quarterly) until paid. If we defer distributions after the date on which the reset distribution rate on the preferred trust securities is effective, distributions will compound at the reset distribution rate (compounded semi-annually) until paid. If we defer distribution payments on the preferred trust securities, you would continue to be required to include original issue discount on the preferred trust securities in gross income on a daily economic accrual basis, regardless of your method of accounting, even though you would not be receiving distributions on your preferred trust securities. As a result, you would recognize income for United States federal income tax purposes in advance of the receipt of cash attributable to such income and would not receive cash distributions on your preferred trust securities until we make an interest payment on the senior deferrable notes. See "United States Federal Income Tax Consequences--Preferred Trust Securities" in this prospectus supplement.

      If we exercise our right to defer payments of contract adjustment payments on the purchase contracts or payments of interest on our senior deferrable notes and the distributions on the preferred trust securities are similarly deferred, the market price of the Corporate Units, the Treasury Units or the preferred trust securities, as applicable, is likely to decrease. In addition, the mere existence of the right to defer those payments may cause the market price of the Corporate Units, the Treasury Units or the preferred trust securities, as applicable, to be more volatile than the market price of other securities that are not subject to such deferrals.

The United States federal income tax consequences of the purchase, ownership and disposition of the Participating Units are unclear.

      No statutory, judicial or administrative authority directly addresses the treatment of the Participating Units or instruments similar to the Participating Units for United States federal income tax purposes. As a result, the United States federal income tax consequences of the purchase, ownership and disposition of Participating Units are not entirely clear. In addition, we believe that any gain on a disposition of a preferred trust security prior to the purchase contract settlement date will generally be treated as ordinary interest income; thus, the ability to offset such interest income with a loss, if any, on a purchase contract may be limited. For additional tax related risks, see "United States Federal Income Tax Consequences" in this prospectus supplement.

You will be required to accrue original issue discount on the senior deferrable notes for United States federal income tax purposes.

      Each U.S. holder of preferred trust securities will be treated as owning an undivided beneficial interest in the senior deferrable notes held by the trust. Accordingly, you will be required to include in your gross income your pro rata share of the income arising from the senior deferrable notes. Because of the manner in which the interest rate on the senior deferrable notes is reset, the senior deferrable notes should be classified as contingent payment debt instruments subject to the "noncontingent bond method" for accruing original issue discount for United States federal income tax purposes. Assuming that the senior deferrable notes are so treated, you will be required to accrue original issue discount on the senior deferrable notes in your gross income on a constant yield-to-maturity basis, regardless of your usual method of tax accounting. For all accrual periods ending on or prior to the initial reset date, the original issue discount that accrues on the senior deferrable notes will exceed the stated interest payments on the senior deferrable notes. In addition, any gain on the disposition of the senior deferrable notes will be treated as ordinary interest income; thus, the ability to offset this interest income with a loss, if any, on a purchase contract may be limited.

The purchase contract agreement will not be qualified under the Trust Indenture Act and the obligations of the purchase contract agent are limited.

      The purchase contract agreement between us and the purchase contract agent will not be qualified as an indenture under the Trust Indenture Act of 1939 and the purchase contract agent will not be required to qualify as a trustee under the Trust Indenture Act. Accordingly, if you hold Participating Units, you will not have the benefit of the protections of the Trust Indenture Act. The protections generally afforded the holder of a security issued under an indenture that has been qualified under the Trust Indenture Act include:

      o     disqualification   of  the   indenture   trustee  for   "conflicting
            interests," as defined under the Trust Indenture Act;

      o provisions preventing a trustee that is also a creditor of the issuer from improving its own credit position at the expense of the security holders immediately prior to or after a default under such indenture; and

      o the requirement that the indenture trustee deliver reports at least annually with respect to certain matters concerning the indenture trustee and the securities.

Other than under the guarantee, you will have limited enforcement rights with respect to the senior deferrable notes.

      Except as described below or in the accompanying prospectus, you, as a holder of preferred trust securities, will not be able to exercise directly any other rights with respect to our senior deferrable notes.

      The guarantee will be qualified as an indenture under the Trust Indenture Act. The guarantee trustee, Wachovia Bank, National Association, will act as indenture trustee under the guarantee for the purposes of compliance with the provisions of the Trust Indenture Act. The guarantee trustee will hold the guarantee for your benefit if you hold any of the preferred trust securities.

      The guarantee will guarantee, generally on a senior unsecured basis, the payment of the following:

      o any accrued and unpaid distributions that are required to be paid on the preferred trust securities, to the extent the trust has funds available for this purpose;

      o the redemption price, including all accrued and unpaid distributions to the date of redemption, of preferred trust securities that we may have redeemed upon the occurrence of a tax event redemption, to the extent the trust has funds available for this purpose; and

      o upon a voluntary or involuntary dissolution of the trust, other than in connection with the distribution of our senior deferrable notes to you, the lesser of (a) the total of the liquidation amount and all accrued and unpaid distributions on the preferred trust securities to the date of payment to the extent the trust has funds available for this purpose or (b) the amount of assets of the trust remaining available for distribution to holders of the preferred trust securities in liquidation of the trust.

      The holders of a majority in liquidation amount of the preferred trust securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee. Notwithstanding the above, but only under limited circumstances, holders of the preferred trust securities may institute a legal proceeding directly against us to enforce their rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

      If we were to default on our obligation to pay amounts payable on our senior deferrable notes, the trust would lack funds for the payment of distributions or amounts payable on redemption of the preferred trust securities or otherwise, and, in that event, holders of the preferred trust securities would not be able to rely upon the guarantee for payment of these amounts.

      Instead, they would rely on the enforcement

      o by the property trustee of its rights as registered holder of our senior deferrable notes against us pursuant to the terms of the indenture and the senior deferrable notes or

      o by that holder of the property trustee's or that holder's own rights against us to enforce payments on our senior deferrable notes.

      The amended and restated trust agreement provides that each holder of preferred trust securities, by its acceptance, agrees to the provisions of the guarantee and the indenture.

                                 USE OF PROCEEDS

      The net proceeds from the sale of the Corporate Units in this offering are estimated to be approximately $387.2 million (approximately $445.4 million if the underwriters' overallotment option is exercised in full) after deducting the underwriting commission and estimated expenses payable by us.

      The trust will use the proceeds from the offering to purchase our senior deferrable notes. We intend to use the proceeds from the sale of the senior deferrable notes to repay short-term indebtedness and invest equity in certain of our subsidiaries. We had short-term indebtedness outstanding of $1.7 billion as of June 30, 2002 with a weighted average annualized interest rate of 2.7%.

                    PRICE RANGE OF COMMON STOCK AND DIVIDENDS

      Our common stock trades on the NYSE under the symbol "PEG." The following table sets forth, on a per share basis, the high and low sales prices for our common stock for the periods indicated as reported on the NYSE composite transactions reporting system during the periods indicated.

                                                           High      Low
                                                           ----     ------
       2002
          Third Quarter (through September 5, 2002) ...   $43.50    $28.00
          Second Quarter ..............................    47.25     41.30
          First Quarter ...............................    46.80     40.46
       2001
          Fourth Quarter ..............................    44.20     38.70
          Third Quarter ...............................    50.00     40.21
          Second Quarter ..............................    51.55     41.80
          First Quarter ...............................    48.50     36.88
       2000
          Fourth Quarter ..............................    50.00     38.88
          Third Quarter ...............................    45.69     32.88
          Second Quarter ..............................    38.19     29.25
          First Quarter ...............................    36.00     25.69

      On September 5, 2002, the last reported sale price of our common stock on the NYSE was $33.54 per share.

      We declared quarterly dividends on our common stock at the rate of $0.54 per share for each quarter of 2000 and 2001 and for each of the first three quarters of 2002.

                                 CAPITALIZATION

      The following table sets forth our capitalization as of June 30, 2002 (1) on an actual basis and (2) as adjusted basis to reflect the sale of 8,000,000 Participating Units and the application of the estimated net proceeds as described under "Use of Proceeds." This table should be read in conjunction with the detailed information and financial statements appearing in documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

                                                                                      As of June 30, 2002
                                                                                  ---------------------------
                                                                                  Actual          As Adjusted
                                                                                  ------          -----------
                                                                                    (millions of dollars)
                                                                                         (unaudited)

Long-term debt ..............................................................     $ 6,625           $ 6,625
Securitization debt .........................................................       2,293             2,293
Project level, non-recourse debt ............................................       1,423             1,423
                                                                                  -------           -------
    Total long-term debt ....................................................      10,341            10,341
Subsidiaries' Preferred Securities:
  Preferred stock without mandatory redemption ..............................          80                80
  Guaranteed preferred beneficial interests in debentures ...................          --               400
  Guaranteed preferred beneficial interests in subordinated debentures ......         680               680
                                                                                  -------           -------
    Total subsidiaries' preferred securities ................................         760             1,160
                                                                                  =======           =======

Common Stockholders' Equity:
  Common stock (232,753,521 shares issued, actual and as adjusted) ..........       3,633             3,584(1)
  Treasury stock, at cost (26,118,590 shares actual and as adjusted) ........        (981)             (981)
  Retained earnings .........................................................       1,384             1,384
  Accumulated other comprehensive loss ......................................        (340)             (340)
                                                                                  -------           -------
    Total common stockholders' equity .......................................       3,696             3,647
                                                                                  -------           -------
Total Capitalization ........................................................     $14,797           $15,148
                                                                                  =======           =======

----------
(1) Reflects an adjustment representing the present value of the contract adjustment payments payable in connection with the Participating Units.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Our ratios of earnings to fixed charges for each of the periods indicated is as follows:

                                                 For the
                                            Six Months Ended
                                                June 30,                Year Ended December 31,
                                            ----------------    ------------------------------------
                                              2002    2001      1997    1998    1999    2000    2001
                                              ----    ----      ----    ----    ----    ----    ----
Ratio of Earnings to Fixed Charges .....     0.7x*    2.4x      2.4x    2.8x    3.0x    2.6x    2.0x

----------
* The ratio of earnings to fixed charges for the six months ended June 30, 2002 was 0.7x, which represented a deficiency of $142 million.

      The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of pre-tax income from continuing operations excluding extraordinary items before income or loss from equity investees, plus distributed income from equity investees, plus the amount of fixed charges adjusted to exclude: the amount of any interest capitalized and Allowance for Funds Used During Construction ("AFDC") during the period; and the actual amount of any preferred stock dividend requirements of majority-owned subsidiaries which were included in such fixed charges amount but not deducted in the determination of pre-tax income. Fixed charges consist of: interest, whether expensed or capitalized; AFDC; amortization of debt discount, premium and expense; estimate of interest implicit in rentals; and preferred securities dividend requirements of subsidiaries, increased to reflect our pre-tax earnings requirement.

                            SELECTED FINANCIAL DATA

      The following table sets forth selected financial data in this prospectus supplement for us and our consolidated subsidiaries. Results as of December 31, 2001 and 2000 and for the three years ended December 31, 2001 have been derived from our audited consolidated financial statements and related notes, incorporated by reference in this prospectus supplement and the accompanying prospectus dated July 3, 2002. Results as of December 31, 1999 have been derived from our audited consolidated financial statements and related notes, not incorporated herein. Results as of and for the six months ended June 30, 2002 and 2001 are derived from our unaudited consolidated financial statements and related notes, incorporated by reference in the accompanying prospectus dated July 3, 2002, and in the opinion of management, include all adjustments necessary for a fair presentation of our financial position and results of operations as of and for those periods. The financial data set forth below should be read in conjunction with our "Management's Discussion and Analysis of Financial Condition and Results of Operations" and consolidated financial statements, including the related notes, in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

                                                   Six Months Ended June 30,      Year Ended December 31,
                                                    ------------------------   ----------------------------
                                                        2002        2001       2001        2000        1999
                                                        ----        ----       ----        ----        ----
                                                           (unaudited)
                                                          (Millions of Dollars, except for per share data)
Operating Data: (A)
Total operating revenues .........................    $  4,070    $  4,751   $  9,242    $  9,145    $  8,116
Total operating expenses .........................       3,662       3,754      7,345       7,244       6,251
                                                      --------    --------   --------    --------    --------
Operating income                                           408         997      1,897       1,901       1,865
                                                      --------    --------   --------    --------    --------
(Loss) Income before discontinued operations,
   extraordinary items and cumulative effects
   of changes in accounting principle ............    $    (47)   $    408   $    772    $    773    $    725
Loss from discontinued operations (B) ............         (37)        (11)        (9)         (9)         (2)
Extraordinary item (C) ...........................          --          (2)        (2)         --        (804)
Cumulative effect of a change in accounting
   principle (D) .................................        (120)          9          9          --          --
                                                      --------    --------   --------    --------    --------
Net (Loss) income ................................    $   (204)   $    404   $    770    $    764    $    (81)
                                                      ========    ========   ========    ========    ========

Earnings per Share (Basic and Diluted):
(Loss) Income before discontinued operations,
   extraordinary items and cumulative effects
   of changes in accounting principle                 $  (0.23)   $   1.96   $   3.71    $   3.59    $   3.30
Net (Loss) income ................................    $  (0.99)   $   1.94   $   3.70    $   3.55    $  (0.37)

Weighted average common shares
   outstanding (000's) ...........................     206,631     208,512    208,226     215,121     219,814

Dividends paid per common share ..................    $   1.08    $   1.08   $   2.16    $   2.16    $   2.16

                                                                                    As of December 31,
                                                       As of                   ----------------------------
                                                    June 30, 2002              2001        2000        1999
                                                    ------------               ----        ----        ----
Balance Sheet Data:(A)                               (unaudited)
Total assets .....................................    $ 25,346               $ 25,430    $ 21,526    $ 19,015

Long-term debt ...................................       6,625                  6,437       5,040       4,345
Securitization debt ..............................       2,293                  2,351          --          --
Project level, non-recourse debt .................       1,423                  1,404         257         230
                                                      --------               --------    --------    --------
Total long-term debt .............................      10,341                 10,192       5,297       4,575
Total subsidiaries preferred securities ..........         760                    760       1,208       1,208
Common stockholders' equity ......................       3,696                  4,137       3,996       3,996
                                                      --------               --------    --------    --------
Total capitalization .............................    $ 14,797               $ 15,089    $ 10,501    $  9,779
                                                      ========               ========    ========    ========

----------
(A) In the second quarter of 2002, Energy Holdings adopted a plan to sell its interests in Tanir Bavi, an electric generation facility in India owned by Global, and Energy Technologies. The results of operations of these entities are presented as discontinued operations for all periods in the summary consolidated financial data.

(B) Includes a loss on disposal of discontinued operations of $34 million recorded in the second quarter of 2002.

(C) In 2001, the Extraordinary Item relates to a Loss on Early Extinguishment of Debt. Effective April 1, 1999, we discontinued the application of SFAS 71 "Accounting for the Effects of Certain Types of Regulation" for our generation business and recorded an extraordinary charge consisting primarily of a write-down of our nuclear and fossil generating stations.

(D) In 2002, we adopted SFAS 142 "Goodwill and other Intangible Assets." In 2001, we adopted SFAS 133 "Accounting for Derivative Instruments and Hedging Activities."

                              ACCOUNTING TREATMENT

      The financial statements of the trust will be reflected in our consolidated financial statements, with the preferred trust securities shown on our balance sheet under the caption "Guaranteed Preferred Beneficial Interests in Debentures." The footnotes to our consolidated financial statements will reflect that the sole asset of the trust will be our senior deferrable notes. Distributions on the preferred trust securities will be reflected as a charge to our consolidated income, identified as "Preferred Dividends of Subsidiary," whether paid or accumulated.

      The purchase contracts are forward transactions in our common stock. Upon settlement of a purchase contract, we will receive the stated amount of $50 on the purchase contract and will issue the requisite number of shares of our common stock. The stated amount received will be credited to common stockholders' equity. The present value of the contract adjustment payments will initially be charged to equity, with an offsetting credit to liabilities.

      Before the issuance of shares of our common stock upon settlement of the purchase contracts, we expect that the Participating Units will be reflected in our earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating earnings per share (based on the settlement formula applied at the end of the reporting period) is deemed to be increased by the excess, if any, of the number of shares issuable upon settlement of the purchase contracts over the number of shares that could be purchased by us in the market (at the average market price during the period) using the proceeds receivable upon settlement. Consequently, we expect there will be no dilutive effect on our earnings per share except during periods when the average market price of a share of our common stock is above the threshold appreciation price.

                     DESCRIPTION OF THE PARTICIPATING UNITS

      The following summarizes some of the terms of the Participating Units. This summary, together with the summary of some of the provisions of the related documents described below, contains a description of all of the material terms of the Participating Units but is not necessarily complete. We refer you to the copies of those documents, including the definitions of terms, which have been filed as exhibits to or incorporated by reference in the registration statement of which the accompanying prospectus forms a part. This summary supplements the descriptions of the stock purchase contracts, the trust, the preferred trust securities, the senior deferrable notes and the preferred securities guarantee contained herein and in the accompanying prospectus, and, to the extent it is inconsistent with the accompanying prospectus, replaces the description in that prospectus.

      The  Participating  Units will  initially  consist of 8,000,000  Corporate
Units   (9,200,000   Corporate   Units  if  the   underwriters   exercise  their
overallotment option in full), each with a stated amount of $50.

Corporate Units

      Each Corporate Unit will consist of a unit comprised of:

            (a) a purchase contract under which

                  (1) the holder will purchase from us on November 16, 2005, for an amount in cash equal to $50, a number of shares of our common stock equal to the settlement rate described below and

                  (2) we  will  pay the  holder  quarterly  contract  adjustment payments at the rate of 4.00% of the stated amount per year; and

            (b) beneficial ownership of a 6.25% preferred trust security, having a liquidation amount equal to $50, representing an undivided beneficial ownership interest in the assets of the trust, which will consist solely of our senior deferrable notes, or

                  (1) our senior  deferrable  notes  having a  principal  amount equal to $50, in the case of a distribution of our senior deferrable notes upon the dissolution of the trust, or

                  (2) the  applicable   ownership   interest  in   the  Treasury
            portfolio

                      o  upon the successful  remarketing of the preferred trust
                         securities  on  the  third  business  day   immediately
                         preceding the initial reset date, or

                      o upon the occurrence of a tax event redemption date prior to the initial reset date or, in the event the preferred trust securities are not successfully remarketed on the third business day immediately preceding that date, prior to November 16, 2005.

      "Applicable ownership interest" means, with respect to a Corporate Unit and the U.S. Treasury securities in the Treasury portfolio,

            (A) a 5.0% undivided beneficial ownership interest in a $1,000 face amount principal or interest strip in a U.S. Treasury security included in the Treasury portfolio which matures on or prior to November 15, 2005 and

            (B) for each scheduled distribution payment date on the preferred trust securities that occurs after the tax event redemption date or, in the event the preferred securities are successfully remarketed on the third business day immediately preceding the initial reset date, the initial reset date and on or prior to November 16, 2005, an undivided beneficial ownership interest in a $1,000 face amount principal or interest strip in a U.S. Treasury security included in the Treasury portfolio that matures on or prior to that date in an aggregate amount equal to the distribution payment on a preferred trust security that would have been due on that date assuming

      o no reset of the distribution rate on the preferred trust securities, and

      o     in the  case  of  the  Treasury  portfolio  to be  purchased  upon a successful remarketing of the preferred trust securities on the third business day immediately preceding the initial reset date when the initial reset date is not also a scheduled quarterly distribution payment date, that the scheduled distribution next following the initial reset date includes only distributions accumulated from, and including, the initial reset date to, but excluding, that distribution payment date.

      The purchase price of each Corporate Unit generally will be allocated between the related purchase contract and the related preferred trust security, in proportion to their respective fair market values at the time of purchase. We have determined that the entire purchase price of a Corporate Unit will be allocable to the preferred trust security and no amount will be allocable to the purchase contract. This position generally will be binding on each beneficial owner of a Corporate Unit but not on the Internal Revenue Service. As long as Participating Units are in the form of Corporate Units, the related preferred trust securities or the appropriate applicable ownership interest in the Treasury portfolio, as applicable, will be pledged to the collateral agent for our benefit to secure your obligation to purchase our common stock under the related purchase contracts.

Substitution of Treasury Securities to Create Treasury Units

      Each holder of a Corporate Unit, unless the Treasury portfolio has replaced the preferred trust securities as a component of the Corporate Units as a result of a successful remarketing of the preferred trust securities or a tax event redemption, will have the right, at any time on or prior to the fifth business day immediately preceding November 16, 2005, to substitute for the related preferred trust security held by the collateral agent, zero-coupon U.S. Treasury securities (CUSIP No. 912820FX0 or 912820BQ9) in an aggregate principal amount at maturity on November 15, 2005 equal to $50. Participating Units with respect to which U.S. Treasury securities have been substituted for the related preferred trust securities as collateral to secure that holder's obligation under the related purchase contracts will be referred to as Treasury Units.

      Each Treasury Unit will consist of a unit comprised of:

            (a) a purchase contract under which

                  (1) the holder will purchase from us on November 16, 2005, for an amount in cash equal to $50, a number of shares of our common stock equal to the settlement rate described below, and

                  (2) we  will  pay the  holder  quarterly  contract  adjustment payments at the rate of 4.00% of the stated amount per year; and

            (b) a 5.0% undivided beneficial ownership interest in a zero-coupon U.S. Treasury security that matures on November 15, 2005.

      The U.S. Treasury securities will be pledged to the collateral agent for our benefit to secure the obligations of holders to purchase our common stock under the related purchase contracts. Because U.S. Treasury securities are issued in integral multiples of $1,000, holders of Corporate Units may make substitutions of preferred trust securities for U.S. treasury securities only in integral multiples of 20 Corporate Units.

      To create 20 Treasury Units, unless the Treasury portfolio has replaced the preferred trust securities as a component of the Corporate Units as a result of a successful remarketing of the preferred trust securities or a tax event redemption, you must

            (a) deposit with the collateral agent a zero-coupon U.S. Treasury security (CUSIP No. 912820FX0 or 912820BQ9) having a principal amount of $1,000 at maturity on November 15, 2005, and

            (b) transfer 20 Corporate Units to the purchase contract agent accompanied by a notice stating that you have deposited an applicable U.S. Treasury security with the collateral agent and are requesting that the purchase contract agent instruct the collateral agent to release to you the preferred trust securities relating to the 20 Corporate Units.

      Upon that deposit and the receipt of an instruction from the purchase contract agent, the collateral agent will effect the release of the related 20 preferred trust securities from the pledge under the pledge agreement free and clear of our security interest to the purchase contract agent, which will

            (a) cancel the 20 Corporate Units,

            (b) transfer to you the related preferred trust securities, and

            (c) deliver to you 20 Treasury Units.

      The substituted U.S. Treasury security will be pledged to the collateral agent for our benefit to secure your obligation to purchase our common stock under the related purchase contracts. The related preferred trust securities released to you will be transferable separately from the resulting Treasury Units. Contract adjustment payments will be payable by us on those Treasury Units on each payment date and shall accrue from the later of September 10, 2002 and the last payment date on which contract adjustment payments were paid. In addition, original issue discount for United States federal income tax purposes will accrue on the related U.S. Treasury securities. Distributions on any released preferred trust securities will continue to be payable quarterly by the trust as described below.

Recreating Corporate Units

      On or prior to the fifth business day immediately preceding November 16, 2005, a holder of Treasury Units may, unless the Treasury portfolio has replaced the preferred trust securities as a component of the Corporate Units as a result of a successful remarketing or a tax event redemption, recreate Corporate Units by

            (a)  depositing  with  the  collateral   agent  20  preferred  trust
      securities or, in the event of a dissolution of the trust, $1,000 principal amount of our senior deferrable notes, and

            (b) transferring 20 Treasury Units to the purchase contract agent accompanied by a notice stating that you have deposited 20 preferred trust securities or, in the event of a dissolution of the trust, $1,000 principal amount of our senior deferrable notes with the collateral agent and requesting that the purchase contract agent instruct the collateral agent to release to you the related U.S. Treasury security.

      Upon the deposit and receipt of instructions from the purchase contract agent, the collateral agent will effect the release of the related U.S. Treasury security from the pledge of the pledge agreement free and clear of our security interest to the purchase contract agent, which will

            (a) cancel the 20 Treasury Units,

            (b) transfer to you the related U.S. Treasury security, and

            (c) deliver to you 20 Corporate Units.

      The substituted preferred trust securities will be pledged to the collateral agent for our benefit to secure your obligation to purchase common stock under the related purchase contracts.

Creating Corporate Units or Treasury Units after a Successful Remarketing or a Tax Event Redemption

      If the Treasury portfolio has become a component of the Corporate Units as a result of a successful remarketing of the preferred trust securities or a tax event redemption, holders of Corporate Units or Treasury Units, as applicable, may create or recreate Treasury Units or Corporate Units, as applicable, by substituting a U.S. Treasury security or the appropriate applicable ownership interest in the Treasury portfolio, as the case may be, at any time on or prior to the second business day immediately preceding November 16, 2005, but only in integral multiples of Corporate Units or Treasury Units, as applicable, as will enable the U.S. Treasury securities comprising the applicable ownership interest in the Treasury portfolio to be purchased or released, as the case may be, in whole multiples.

      The substituted applicable ownership interest in the Treasury portfolio or a U.S. Treasury security, as the case may be, will be pledged to the collateral agent for our benefit to secure your obligation to purchase our common stock under the related purchase contracts, and the collateral agent will effect the release of the related applicable ownership interest in the Treasury portfolio or U.S. Treasury security, as the case may be, from the pledge under the pledge agreement free and clear of our security interest.

      Holders who elect to substitute securities before or after a successful remarketing of preferred trust securities or a tax event redemption, creating or recreating Treasury Units or Corporate Units, as applicable, shall be responsible for any fees or expenses payable in connection with substitution.

Current Payments

      Holders of Corporate Units are entitled to receive total cash payments at a rate of 10.25% of the stated amount per year from, and including, September 10, 2002 up to, but excluding, November 16, 2005, payable quarterly in arrears on February 16, May 16, August 16 and November 16, commencing November 16, 2002. The cash payments on the Corporate Units will consist of cumulative quarterly distributions on the related preferred trust securities or quarterly distributions on the applicable ownership interest in the Treasury portfolio, as applicable, payable at the rate of 6.25% of the liquidation amount per year, and quarterly contract adjustment payments payable by us at the rate of 4.00% of the stated amount per year.

      If the preferred trust securities are successfully remarketed on the third business day immediately preceding the initial reset date and that date is not also a regular quarterly distribution payment date, holders of Corporate Units will also be entitled to receive a distribution payment on the initial reset date of distributions accumulated on the preferred trust securities from the most recent distribution payment date to, but excluding, the initial reset date. In that case, the payment on August 16, 2005 will equal the sum of the quarterly contract adjustment payment payable on that date and that portion of the applicable ownership interest in the Treasury portfolio that becomes due and payable on August 16, 2005. That portion represents the amount of distributions that would have accumulated on the preferred trust securities from, and including, the initial reset date to, but excluding, August 16, 2005, assuming that the distribution rate on the preferred trust securities was not reset on the initial reset date.

      Each holder of Treasury Units will be entitled to receive quarterly contract adjustment payments payable by us at the rate of 4.00% of the stated amount per year. In addition, original issue discount will accrue on the related U.S. Treasury securities.

     The ability of the trust to make distributions on the preferred trust securities is solely dependent upon the receipt of corresponding interest payments from us on our senior deferrable notes.

      Our obligations with respect to the senior deferrable notes will be senior and unsecured and will rank equally in right of payment with all of our other senior unsecured indebtedness and will be structurally subordinated to the claims of creditors and preferred shareholders of our subsidiaries. Our obligations with respect to the contract adjustment payments will be subordinated and junior in right of payment to our obligations under any of our senior indebtedness.

Voting and Other Rights

      Holders of preferred trust securities, in that capacity, will not be entitled to vote to appoint, remove or replace or change the number of administrative trustees and generally will not have any voting rights except in limited circumstances. Holders of purchase contracts relating to the Corporate Units or Treasury Units, in that capacity, will not have any voting or other rights in respect of our common stock.

Listing of the Securities

      The Corporate Units have been approved for listing on the NYSE under the symbol "PEG PrP," subject to official notice of issuance. If Treasury Units or preferred trust securities are separately traded to a sufficient extent that the applicable listing requirements are satisfied, we may endeavor to cause such securities to be listed on the exchange on which the Corporate Units are then listed, including, if applicable, the NYSE. However, we have no obligation to do so.

NYSE Symbol of Common Stock

      Our common stock is listed on the NYSE under the symbol "PEG."

Miscellaneous

      We or our affiliates may from time to time purchase any of the securities offered in this prospectus supplement which are then outstanding by tender, in the open market or by private agreement.

                      DESCRIPTION OF THE PURCHASE CONTRACTS

General

      Each purchase contract underlying a Participating Unit, unless earlier terminated, or earlier settled at your option, will obligate you to purchase, and us to sell, on November 16, 2005, for an amount in cash equal to $50, a number of shares of our common stock equal to the settlement rate.

      The settlement rate, which is the number of shares of our common stock issuable upon settlement of a purchase contract on November 16, 2005, will be calculated for the Participating Units, subject to adjustment as set forth under "--Anti-Dilution Adjustments" below, as follows:

            (a) if the applicable market value is equal to or greater than the threshold appreciation price of $40.2480, which is 20% above $33.54, the last reported sale price per share of the common stock on September 5, 2002, which we refer to as the reference price, the settlement rate, which is equal to $50 divided by the threshold appreciation price, will be
      1.2423. Accordingly, if between the date of this prospectus supplement and the period during which the applicable market value is measured, the market price per share for the common stock increases to an amount that is higher than the threshold appreciation price, the aggregate market value of the shares of common stock issued upon settlement of each purchase contract, assuming that this market price is the same as the applicable market value of the common stock, will be higher than $50. If the market price equals the threshold appreciation price, the aggregate market value of those shares, assuming that this market price is the same as the applicable market value of the common stock, will equal $50.

            (b) if the applicable market value is less than the threshold appreciation price but greater than the reference price, the settlement rate will be equal to $50 divided by the applicable market value. Accordingly, if the market price per share for the common stock increases between the date of this prospectus supplement and the period during which the applicable market value is measured but that market price is less than the threshold application price, the aggregate market value of the shares of common stock issued upon settlement of each purchase contract, assuming that this market price is the same as the applicable market value of the common stock, will equal $50; and

            (c) if the applicable market value is less than or equal to the reference price, the settlement rate, which is equal to $50 divided by the reference price, will be 1.4908. Accordingly, if the market price per share for the common stock decreases between the date of this prospectus supplement and the period during which the applicable market value is measured, the aggregate market value of the shares of common stock issued upon settlement of each purchase contract, assuming that this market price is the same as the applicable market value of the common stock, will be less than $50. If the market price equals the reference price, the aggregate market value of those shares, assuming that this market price is the same as the applicable market value of the common stock, will equal $50.

      The applicable market value means the average of the closing prices per share of our common stock on each of the twenty consecutive trading days ending on the third trading day immediately preceding November 16, 2005.

      The closing price per share of our common stock on any date of determination means the closing sale price per share or, if no closing price per share is reported, the last reported sale price per share of the common stock on the NYSE on that date. If the common stock is not listed for trading on the NYSE on any date, the closing price per share of our common stock on any date of determination means the closing sales price per share as reported in the composite transactions for the principal U.S. securities exchange on which our common stock is then so listed, or if our common stock is not then so listed on a U.S. national or regional securities exchange, as reported by the Nasdaq stock market, or, if our common stock is not so reported, the last quoted bid price for our common stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization or, if that bid price is not available, the market value of our common stock on that date as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

      A trading day is a day on which our common stock (A) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (B) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of our common stock.

      No fractional shares of common stock will be issued by us pursuant to the purchase contracts. In place of fractional shares otherwise issuable, calculated on an aggregate basis in respect of the purchase contracts you are settling, you will be entitled to receive an amount of cash equal to the fractional share times the applicable market value.

      On the business day immediately preceding November 16, 2005, unless

            (a) you have previously settled the related purchase contracts through the early delivery of cash to the purchase contract agent in the manner described below under "--Early Settlement" or "Early Settlement Upon Cash Merger,"

            (b) you have settled the related purchase contracts with cash having given prior notice in the manner described below under "--Notice to Settle with Cash,"

            (c) in the case of Corporate Units, you have had the preferred trust securities related to your purchase contracts remarketed in the manner described in this prospectus supplement, or

            (d) an event described below under "Termination" below has occurred, then

                  (1) in the  case  of  Corporate  Units,  unless  the  Treasury portfolio has replaced the preferred trust securities as a component of the Corporate Units as a result of a successful remarketing of the preferred trust securities or a tax event redemption, we will exercise our rights as a secured party to dispose of the preferred trust securities in accordance with applicable law and satisfy in full your obligation to purchase our common stock under the related purchase contracts, in which case any deferred and unpaid distributions on those preferred trust securities will be paid in cash by us to the holders of record of those preferred trust securities on the record date immediately preceding November 16, 2005, and

                  (2) in the case of Corporate Units, if the Treasury  portfolio has replaced the preferred trust securities as a component of the Corporate Units as a result of a successful remarketing of the preferred trust securities or a tax event redemption, the principal amount of the applicable ownership interest in the Treasury portfolio or, in the case of Treasury Units, the related U.S. Treasury securities, as the case may be, when paid at maturity, will automatically be applied to satisfy in full your obligation to purchase common stock under the related purchase contracts.

      We then will issue and deliver our common stock to you or your designee, upon presentation and surrender of your certificate evidencing the Participating Units and payment by you of any transfer or similar taxes payable in connection with the issuance of the common stock to any person other than you.

      Where a holder of either Corporate Units or Treasury Units effects the early settlement of the related purchase contracts through the delivery of cash or settles the related purchase contracts with cash on the business day immediately preceding November 16, 2005, the related preferred trust securities, or applicable ownership interest in the Treasury portfolio, as applicable, in the case of Corporate Units, or U.S. Treasury securities, in the case of Treasury Units, will be released to the holder as described in this prospectus supplement. The funds received by the collateral agent on the business day immediately preceding November 16, 2005 will be promptly invested in overnight permitted investments and paid to us on November 16, 2005. Any funds received by the collateral agent in respect of the interest earned from the overnight investment in permitted investments will be distributed to the purchase contract agent for payment to the holders.

      Prior to the date on which shares of common stock are issued in settlement of purchase contracts, the common stock underlying the related purchase contracts will not be deemed to be outstanding for any purpose and the holders of those purchase contracts will not have any voting rights, rights to dividends or other distributions, or other rights or privileges of a stockholder.

      As a holder of Corporate Units or Treasury Units purchased in or subsequent to this offering, you will, by acceptance of such securities and under the terms of the purchase contract agreement and the related purchase contracts, be deemed to have

            (a) irrevocably agreed to be bound by the terms of the related purchase contracts and the pledge agreement for so long as you remain a holder of Participating Units, and

            (b)   duly   appointed   the   purchase   contract   agent  as  your
      attorney-in-fact to enter into and perform the related purchase contracts on your behalf and in your name.

      In addition, as a beneficial owner of Corporate Units or Treasury Units, you will, by acceptance of the payments thereunder, be deemed to have agreed to treat for United States federal, state and local income and franchise tax purposes

            (a) yourself as the owner of the related preferred trust securities, the appropriate applicable ownership interest in the Treasury portfolio or the U.S. Treasury securities, as the case may be, and

            (b) the senior deferrable notes as indebtedness that we have issued.


Remarketing

      Pursuant to the remarketing agreement and subject to the terms of the supplemental remarketing agreement among the remarketing agent, the purchase contract agent, us and the trust, unless a tax event redemption has occurred, the preferred trust securities of Corporate Unit holders will be remarketed on the third business day immediately preceding the initial reset date. The initial reset date for the preferred trust securities may be any business day, as selected by us in our sole discretion, from May 16, 2005 to August 16, 2005, provided that if we fail to select an initial reset date, the initial reset date will be August 16, 2005. Holders of preferred trust securities that are not part of Corporate Units may also elect to have their preferred trust securities remarketed.

      The remarketing agent will use its reasonable efforts to remarket those preferred trust securities on that date at a price of approximately 100.25% of the Treasury portfolio purchase price described below plus deferred and unpaid distributions, if any. The portion of the proceeds from the remarketing equal to the Treasury portfolio purchase price will be applied to purchase a Treasury portfolio consisting of:

            (a) interest or principal strips of U.S. Treasury securities that mature on or prior to November 15, 2005 in an aggregate amount equal to the liquidation amount of the preferred trust securities included in the Corporate Units; and

            (b) with respect to each scheduled distribution payment date on the preferred trust securities that occurs after the initial reset date and on or before November 16, 2005, interest or principal strips of U.S. Treasury securities that mature on or prior to that distribution payment date in an aggregate amount equal to the aggregate quarterly distribution that would be due on that distribution payment date on the liquidation amount of the preferred trust securities included in the Corporate Units assuming no reset of the distribution rate on the preferred trust securities as described under "Description of the Preferred Trust Securities--Reset Rate," and that if a distribution is payable on the preferred trust securities on the initial reset date, that the distribution payable on the preferred trust securities on the scheduled distribution payment date next following the initial reset date includes only distributions accumulated from the initial reset date.

      The Treasury portfolio will be substituted for the preferred trust securities as a component of the Corporate Units and will be pledged to the collateral agent for our benefit to secure the obligations of Corporate Unit holders to purchase our common stock under the purchase contracts.

      In addition, the remarketing agent may deduct as a remarketing fee an amount not exceeding 25 basis points (0.25%) of the Treasury portfolio purchase price plus deferred and unpaid distributions, if any, from any amount of the proceeds in excess of the Treasury portfolio purchase price plus deferred and unpaid distributions, if any. The remarketing agent will remit the remaining portion of the proceeds, if any, for the benefit of the holders. Corporate Unit holders whose preferred trust securities are remarketed will not otherwise be responsible for payment of any remarketing fee in connection with the remarketing.

      As used in this context, the Treasury portfolio purchase price means the lowest aggregate price quoted by a primary U.S. government securities dealer in The City of New York to the quotation agent on the third business day immediately preceding the initial reset date for the purchase of the Treasury portfolio described above for settlement on the initial reset date.

      Quotation agent means Merrill Lynch, Pierce, Fenner & Smith Incorporated or any of its affiliates or successors or any other primary U.S. government securities dealer in The City of New York selected by us.

      If (1) despite using its reasonable efforts, the remarketing agent cannot remarket the preferred trust securities, other than to us, at a price equal to or greater than 100% of the Treasury portfolio purchase price plus deferred and unpaid distributions, if any, or (2) a condition precedent to the remarketing has not been satisfied, in each case resulting in a failed remarketing, the preferred trust securities will continue to be a component of Corporate Units and another remarketing will be attempted as described below.

      If the remarketing of the preferred trust securities on the third business day preceding the initial reset date has resulted in a failed remarketing, unless a tax event redemption has occurred, the preferred trust securities of holders of Corporate Units who fail to notify the purchase contract agent on or before the fifth business day before November 16, 2005 of their intention to pay cash in order to satisfy their obligations under the related purchase contracts will be remarketed on the third business day immediately preceding November 16, 2005.

      The remarketing agent will use its reasonable efforts to remarket those preferred trust securities on that date at a price of approximately 100.25% of the aggregate liquidation amount of such preferred trust securities, plus deferred and unpaid distributions, if any. The portion of the proceeds from the remarketing equal to the aggregate liquidation amount of the preferred trust securities will automatically be applied to satisfy in full the obligations of the Corporate Unit holders to purchase our common stock under the related purchase contracts.

      In addition, the remarketing agent may deduct as a remarketing fee an amount not exceeding 25 basis points (0.25%) of the aggregate liquidation amount of the remarketed preferred trust securities plus deferred and unpaid distributions, if any, from any amount of the proceeds in excess of the aggregate liquidation amount of the remarketed preferred trust securities plus deferred and unpaid distributions, if any. The remarketing agent will remit the remaining portion of the proceeds, if any, for the benefit of the holders. Corporate Unit holders whose preferred trust securities are remarketed will not otherwise be responsible for payment of any remarketing fee in connection with the remarketing.

      If (1) despite using its reasonable efforts, the remarketing agent cannot remarket the related preferred trust securities, other than to us, at a price equal to or greater than 100% of the aggregate liquidation amount of the preferred trust securities plus deferred and unpaid distributions, if any, or
(2) a condition precedent to the remarketing has not been satisfied, in each case resulting in a failed remarketing, we will exercise our rights as a secured party to dispose of the preferred trust securities in accordance with applicable law and satisfy in full, from the proceeds of that disposition, the obligations of the Corporate Unit holders to purchase common stock under the related purchase contracts. If we exercise those rights as a secured creditor, any deferred and unpaid distributions on those preferred trust securities will be paid in cash to the holders of record of those Corporate Units.

      We will request, not later than seven nor more than 15 calendar days prior to a remarketing date, that the depositary notify its participants holding preferred trust securities, Corporate Units and Treasury Units of the remarketing. If required by applicable law, we will endeavor to ensure that a registration statement with regard to the full amount of the preferred trust securities to be remarketed shall be effective in a form that will enable the remarketing agent to rely on it in connection with the remarketing process. It is currently anticipated that Merrill Lynch, Pierce, Fenner & Smith Incorporated will be the remarketing agent. We will cause a notice of any failed remarketing to be published on the second business day immediately preceding the initial reset date or November 16, 2005, as applicable, by publication in a newspaper that is published each business day in the English language of general circulation in The City of New York, which is expected to be The Wall Street Journal.

Early Settlement

      A holder of Corporate Units may settle the related purchase contracts on or prior to the fifth business day immediately preceding November 16, 2005 by presenting and surrendering the certificate evidencing those Corporate Units, if the Corporate Units are held in certificated form, at the offices of the purchase contract agent, provided that at such time, if so required under the U.S. federal securities laws, we have in effect a registration statement covering the shares of common stock to be delivered in respect of the purchase contracts being settled. The holder should also present the form of election to settle early on the reverse side of that certificate completed and executed as indicated, accompanied by payment to us in immediately available funds of an amount equal to $50 times the number of purchase contracts being settled. If the preferred trust securities have been remarketed or if a tax event redemption has occurred and, in either case, the applicable ownership interest in the Treasury portfolio has become a component of the Corporate Units, holders of those Corporate Units may settle early only in  integral  multiples  of  Corporate  Units as will  enable the U.S.  Treasury securities comprising the applicable ownership interest in the Treasury portfolio to be released in whole multiples at any time on or prior to the second business day immediately preceding November 16, 2005.

      A holder of Treasury Units may settle the related purchase contracts on or prior to the second business day immediately preceding November 16, 2005 by presenting and surrendering the certificate evidencing the Treasury Units, if the Treasury Units are held in certificated form, at the offices of the purchase contract agent with the form of election to settle early on the reverse side of that certificate completed and executed as indicated, accompanied by payment to us in immediately available funds of an amount equal to $50 times the number of purchase contracts being settled, provided that at such time, if so required under the U.S. federal securities laws, we have in effect a registration statement covering the shares of common stock to be delivered in respect of the purchase contracts being settled. Treasury Unit holders may settle early only in integral multiples of 20 Treasury Units.

      We have agreed that, if required under the U.S. federal securities laws, we will use commercially reasonable efforts to (1) have in effect a registration statement covering the shares of common stock to be delivered in respect of the purchase contracts being settled and (2) provide a prospectus in connection therewith, in each case in a form that may be used in connection with the early settlement.

      So long as the Participating Units are evidenced by one or more global security certificates deposited with or on behalf of the depositary, procedures for early settlement will also be governed by standing arrangements between the depositary and the purchase contract agent.

      Upon early settlement of the purchase contracts related to any Corporate Units or Treasury Units:

            (a) except as described below in "--Early Settlement Upon Cash Merger," as a holder of Participating Units, you will receive 1.2423 shares of common stock per Corporate Unit or Treasury Unit, regardless of the market price of the common stock on the date of the early settlement. The number of shares of common stock to be received in both cases will be subject to adjustment under the circumstances described in "--Anti-Dilution Adjustments" below;

            (b) the preferred trust securities, the applicable ownership interest in the Treasury portfolio or the U.S. Treasury securities related to the Corporate Units or the Treasury Units, as applicable, will then be transferred to you free and clear of our security interest;

            (c) your right to receive future contract adjustment payments, if any, will terminate; and

            (d) no adjustment will be made to or for you on account of any amounts accrued (including deferred amounts) in respect of contract adjustment payments.

      If the purchase contract agent receives a Participating Unit certificate, accompanied by the completed election to settle early form and the requisite amount of immediately available funds, from you by 5:00 p.m., New York City time, on a business day, that day will be considered the early settlement date. If the purchase contract agent receives those items after 5:00 p.m., New York City time, on a business day or at any time on a day that is not a business day, the next business day will be considered the early settlement date.

      Upon early settlement of purchase contracts in the manner described above, presentation and surrender of the certificates evidencing the related Corporate Units or Treasury Units and payment of any transfer or similar taxes payable by the holder in connection with the issuance of the related common stock to any person other than the holder of the Corporate Units or Treasury Units, we will cause the shares of common stock being purchased to be issued, and the related preferred trust securities, the applicable ownership interest in the Treasury portfolio or the U.S. Treasury securities, as applicable, securing those purchase contracts to be released from the pledge under the pledge agreement and transferred, within three business days following the settlement date, to such holder or its designee.

Notice to Settle With Cash

      If you want to settle the purchase contract underlying a Participating Unit with cash on the business day immediately preceding November 16, 2005, you must notify the purchase contract agent by presenting and surrendering the certificate evidencing that Participating Unit, if the Participating Units are held in certificated form. You must present the certificates at the offices of the purchase contract agent with the form of "Notice to Settle by Separate Cash" on the reverse side of the certificate completed and executed as indicated. If you are a Corporate Unit holder, you must present those items on or prior to 5:00 p.m., New York City time, on the fifth business day immediately preceding November 16, 2005. If you are a Treasury Unit holder, or you are a Corporate Unit holder and the Treasury portfolio has replaced the preferred trust securities as a component of the Corporate Units as a result of a successful remarketing of the preferred trust securities or a tax event redemption, you must present those items on or prior to 5:00 p.m., New York City time, on the second business day immediately preceding November 16, 2005.

      Upon completion of a settlement with cash, the related preferred trust securities, the applicable ownership interest in the Treasury portfolio or the U.S. Treasury securities, as applicable, will be transferred to you free and clear of our security interest that previously secured your obligations under the purchase contract.

      If you have given notice of your intention to settle the related purchase contract with cash but fail to deliver the cash on or prior to 11:00 a.m. on the business day immediately preceding November 16, 2005, then we will exercise our right as a secured party to dispose of, in accordance with applicable law, the related preferred trust securities, the applicable ownership interest in the Treasury portfolio or the U.S. Treasury securities, as applicable, and satisfy in full from the proceeds of that disposition your obligation to purchase common stock under the related purchase contract. If we exercise those rights as a secured creditor with respect to Corporate Units when preferred trust securities comprise a component of Corporate Units, any deferred and unpaid distributions on the preferred trust securities will be paid in cash to holders of record of those Corporate Units.

Early Settlement Upon Cash Merger

      Prior to the purchase contract settlement date, if we are involved in a merger in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, which we refer to as a cash merger, then on or after the date of the cash merger, each holder of the Participating Units will have the right to accelerate and settle the related purchase contract in cash at the settlement rate in effect immediately before the cash merger, provided that at such time, if so required under the U.S. federal securities laws, we have in effect a registration statement covering the shares of common stock to be delivered in respect of the purchase contracts being settled. We refer to this right as the "merger early settlement right." We will provide each of the holders with a notice of the completion of a cash merger within five business days thereof. The notice will specify a date, which shall be 10 business days after the date of that notice, by which each holder's merger early settlement right must be exercised. The notice will set forth, among other things, the applicable settlement rate and the amount of the cash, securities or other consideration receivable by the holder upon settlement. To exercise the merger early settlement right, you must deliver to the purchase contract agent, on or one business day before the early settlement date, the certificate evidencing your Participating Units, if the Participating Units are held in certificated form, and payment of the applicable purchase price in the form of a certified or cashier's check. If you exercise the merger early settlement right, we will deliver to you on the early settlement date the kind and amount of cash, securities or other consideration that you would have been entitled to receive if you had settled the purchase contract immediately before the cash merger at the settlement rate in effect at such time, determined using the average of the closing prices per share of our common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the date of the cash merger. You will also receive the preferred trust securities, the applicable ownership interest in the Treasury portfolio or the U.S. Treasury securities, as applicable, underlying the Participating Units free and clear of our security interest. If you do not elect to exercise your merger early settlement right, your Participating Units will remain outstanding and subject to normal settlement on the purchase contract settlement date. If the preferred trust securities have been remarketed or if a tax event redemption has occurred and, in either case, the applicable ownership interest in the Treasury portfolio has become a component of the Corporate Units, holders of those Corporate Units may exercise the early merger upon cash settlement right only in integral multiples of Corporate Units as will enable the U.S. Treasury securities comprising the applicable ownership interest in the Treasury portfolio to be released in whole multiples. We have agreed that, if required under the U.S. federal securities laws, we will use commercially reasonable efforts to (1) have in effect a registration statement covering any securities to be delivered in respect of the purchase contracts being settled and (2) provide a prospectus in connection therewith, in each case in a form that may be used in connection with the merger early settlement right.

Contract Adjustment Payments

      Contract adjustment payments in respect of Participating Units will be fixed at a rate per year of 4.00% of the stated amount. Contract adjustment payments payable for any period will be computed on the basis of a 360 day year of twelve 30 day months. Contract adjustment payments will accrue from September 10, 2002 and will be payable quarterly in arrears on February 16, May 16, August 16 and November 16 of each year, commencing November 16, 2002.

      Contract adjustment payments will be payable to the holders of purchase contracts as they appear on the books and records of the purchase contract agent on the relevant record dates.

      As long as the Participating Units remain in book-entry only form, the record dates will be one business day prior to the relevant payment dates. Those payments will be paid through the purchase contract agent who will hold amounts received in respect of the contract adjustment payments relating to those
Participating  Units  for  your  benefit.  Subject  to any  applicable  laws and regulations, each of those payments will be made as described under "--Book-Entry System." If the Participating Units do not remain in book-entry only form, we shall have the right to select relevant record dates, which shall be more than one business day but less than 60 business days prior to the relevant payment dates.

      If any date on which contract adjustment payments are to be made on the purchase contracts related to the Participating Units is not a business day, then payment of the contract adjustment payments payable on that date will be made on the next succeeding day that is a business day, and no interest or other payment will be paid in respect of the delay except that if the business day falls in the next calendar year, the payment will be made on the immediately preceding business day.

      A business day shall mean any day other than a Saturday, Sunday or any other day on which banking institutions in The City of New York are permitted or required by any applicable law to close.

      Our obligations with respect to contract adjustment payments will be subordinated and junior in right of payment to our obligations under any senior indebtedness.

Option to Defer

      We will have the right to defer payment of all or part of the contract adjustment payments on the purchase contracts until no later than the purchase contract settlement date. Any deferred contract adjustment payments will accrue at a rate of 10.25% per year (compounded quarterly) until paid. If the purchase contracts are settled early or terminated, you will have no right to receive any deferred and unpaid contract adjustment payments. In the event we exercise our option to defer the payment of contract adjustment payments, then until the deferred contract adjustment payments have been paid, we will not, and will not permit any of our subsidiaries to, with certain exceptions, declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of our capital stock.

      If we defer the payment of contract adjustment payments on the purchase contracts until November 16, 2005, we will be required to pay an amount in cash representing deferred contract adjustment payments to you on November 16, 2005 unless we affirmatively elect not to do so on or prior to the trading day immediately preceding the trading day commencing the period in which the applicable market value is determined. Upon any such affirmative election, you will receive, in addition to the number of shares of common stock otherwise deliverable upon settlement of the related purchase contract, a number of shares of common stock equal to the total amount of deferred contract adjustment payments payable to you divided by the applicable market value.

Anti-Dilution Adjustments

      The  formula  for  determining  the  settlement  rate will be  subject  to
adjustment,   without  duplication,  upon  the  occurrence  of  certain  events, including:

            (a) issuances of our common stock as a dividend or distribution to all holders of our common stock;

            (b) the issuance to all holders of our common stock of rights, warrants or options, other than pursuant to any dividend reinvestment plans, entitling them, for a period of up to 45 days, to subscribe for or purchase our common stock at less than the current market price at the time of announcement of such issuance;

            (c) subdivisions, splits and combinations of our common stock;

            (d) distributions to all holders of our common stock of our evidences of indebtedness, shares of capital stock, securities, cash or property, excluding any dividend or distribution covered by clause (a) or
      (b) above and any dividend or distribution paid exclusively in cash;

            (e) distributions consisting exclusively of cash to all holders of our common stock in an aggregate amount that, together with

      o other all-cash distributions made within the preceding 12 months, and

      o any cash and the fair market value, as of the expiration of the tender or exchange offer referred to below, of consideration payable in respect of any tender or exchange offer by us or a subsidiary of ours for our common stock concluded within the preceding 12 months, exceeds 15% of our aggregate market capitalization on the date of that distribution; the aggregate market capitalization being the product of the current market price of the common stock multiplied by the number of shares of common stock then outstanding; and

            (f) the successful completion of a tender or exchange offer made by us or any subsidiary of ours for our common stock which involves an aggregate consideration that, together with

      o any cash and the fair market value of consideration payable in respect of any tender or exchange offer by us or a subsidiary of ours for our common stock concluded within the preceding 12 months, and

      o the aggregate amount of any all-cash distributions to all holders of our common stock made within the preceding 12 months,

      exceeds 15% of our aggregate market capitalization on the expiration of the tender or exchange offer.

      The current market price per share of common stock on any day means the average of the daily closing prices for the ten consecutive trading days ending not later than the earlier of the day in question and the day before the "ex" date with respect to the issuance or distribution requiring that computation. For purposes of this paragraph, the term "ex" date, when used with respect to any issuance or distribution, shall mean the first date on which the common stock trades regular way on that exchange or in that market without the right to receive the issuance or distribution.

      The formula for determining the settlement rate will not be adjusted for other events, such as an offering of our common stock for cash, or in connection with acquisitions.

      In the case of certain reclassifications, consolidations, mergers, sales or transfers of assets or other transactions pursuant to which our common stock is converted into the right to receive other securities, cash or property (collectively, "reorganization events"), each purchase contract then outstanding will become, without the consent of the holder of the related Participating Unit, a contract to purchase only the kind of securities, cash and other property (collectively, the "exchange property") receivable upon consummation of the reorganization event by a holder of our common stock immediately prior to the closing date of the reorganization event. In the case of settlement on the purchase contract settlement date, the amount of exchange property receivable upon settlement of each purchase contract will equal the "base exchange property" multiplied by the "applicable settlement rate," where (a) the "base exchange property" means the amount of exchange property received upon consummation of the reorganization event in exchange for one share of our common stock and (b) the "applicable settlement rate" means the settlement rate determined as set forth in this prospectus supplement except that the applicable market value of the exchange property (as described below) will replace the applicable market value of our common stock for purposes of determining such settlement rate. In the case of early settlement, the amount of exchange property receivable upon settlement of each purchase contract will equal the "base exchange property" multiplied by 1.2423. The "applicable market value of the exchange property" will be determined (1) with respect to any publicly traded securities, on the basis of the closing price of such securities, (2) with respect to any cash, on the basis of the amount of such cash, and (3) with respect to any other property, on the basis of the value of such property as determined by a nationally recognized investment banking firm retained by us for this purpose.

      If at any time (1) we make a distribution of property to our common stockholders which would be taxable to those stockholders as a dividend for United States federal income tax purposes, which includes generally distributions of our evidences of indebtedness or assets, but generally not stock dividends or rights to subscribe to capital stock and (2) according to the settlement rate adjustment provisions of the purchase contract agreement, the settlement rate is increased, that increase may give rise to a taxable dividend to holders of Participating Units.

      In addition, we may make increases to the settlement rate as our board of directors deems advisable to avoid or diminish any income tax to holders of our capital stock resulting from any dividend, distribution of capital stock, distribution of rights to acquire capital stock or from any event treated similarly for income tax purposes or for any other reasons.

      Adjustments to the settlement rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the settlement rate shall be required unless that adjustment would require an increase or decrease of at least one percent in the settlement rate. We will carry forward and take into account in any subsequent adjustment any adjustment that would otherwise be required to be made but for its failure to exceed the percentage threshold.

      We will be required to provide an officer's certificate to the purchase contract agent setting forth the adjusted settlement rate and its calculation and, within ten business days following the adjustment of the settlement rate, to provide written notice to the holders of Participating Units of the occurrence of that event and a statement specifying in reasonable detail the method by which the adjustment to the settlement rate was determined and the revised settlement rate.

      Each adjustment to the settlement rate will result in a corresponding adjustment to the number of shares of common stock issuable upon early settlement of a purchase contract.

Termination of Purchase Contracts

      The purchase contracts, our related rights and obligations and those of the holders of the Participating Units, including the right and obligation to purchase common stock and the right to receive accrued contract adjustment payments, will automatically terminate upon the occurrence of particular events of our bankruptcy, insolvency or reorganization.

      Upon termination, the collateral agent will release the preferred trust securities, the applicable ownership interest in the Treasury portfolio or the U.S. Treasury securities held by it to the purchase contract agent for distribution to the holders. The release will be subject in the case of the Treasury portfolio to the purchase contract agent's disposition of the subject securities for cash and the payment of the cash to the holders to the extent that the holders would otherwise have been entitled to receive less than $1,000 principal amount at maturity of any security. Upon termination, however, the release and distribution may be subject to a delay. If we become the subject of a case under the Bankruptcy Code, a delay may occur as a result of an automatic stay under the Bankruptcy Code and continue until the automatic stay has been lifted.

Pledged Securities and Pledge Agreement

      The preferred trust securities (or the applicable ownership interest in the Treasury portfolio if it has replaced the preferred trust securities as a component of the Corporate Units as a result of a successful remarketing or a tax event redemption) that are components of Corporate Units or the U.S. Treasury securities that are components of the Treasury Units (collectively, the pledged securities) will be pledged to the collateral agent for our benefit. Pursuant to the pledge agreement, the pledged securities will secure the obligations of holders of Participating Units to purchase our common stock under the related purchase contracts. Your rights to the related pledged securities will be subject to our security interest created by the pledge agreement. You will not be permitted to withdraw the pledged securities related to the Corporate Units or Treasury Units from the pledge arrangement except

            (a) to substitute U.S. Treasury securities for the related preferred trust securities or the applicable ownership interest in the Treasury portfolio,

            (b) to substitute preferred trust securities or the appropriate applicable ownership interest in the Treasury portfolio for the related U.S. Treasury securities, or

            (c) upon the termination, settlement with cash or early settlement of the related purchase contracts.

      Subject to the security interest and the terms of the purchase contract agreement and the pledge agreement, (1) each holder of Corporate Units, unless the Treasury portfolio has replaced the preferred trust securities as a component of the Corporate Units as a result of a successful remarketing of the preferred trust securities or a tax event redemption, will be entitled through the purchase contract agent and the collateral agent to all of the proportional rights and preferences of the related preferred trust securities, including distribution, voting, redemption, repayment and liquidation rights, and (2) each holder of Treasury Units or Corporate Units, if the Treasury portfolio has replaced the preferred trust securities as a component of the Corporate Units as a result of a successful remarketing of the preferred trust securities or a tax event redemption, will retain beneficial ownership of the related U.S. Treasury securities or the applicable ownership interest in the Treasury portfolio pledged in respect of the related purchase contracts. We will have no interest in the pledged securities other than our security interest.

      Except as described in "Description of the Purchase Contracts--General," the collateral agent will, upon receipt of distributions on the pledged securities, distribute those payments to the purchase contract agent, which will in turn distribute them, together with contract adjustment payments received from us, to the persons in whose names the related Corporate Units or Treasury Units are registered at the close of business on the record date immediately preceding the date of the distribution.

      The provisions set forth herein will also apply to the senior deferrable notes (following a distribution of the senior deferrable notes upon dissolution of the trust).

Book-Entry System

      The Depository Trust Company, which we refer to along with its successors in this capacity as the depositary, will act as securities depositary for the Participating Units. The Participating Units will be issued only as fully registered securities registered in the name of Cede & Co., the depositary's nominee. One or more fully registered global security certificates, representing the total aggregate number of Participating Units, will be issued and will be deposited with the depositary and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

      The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the Participating Units so long as the Participating Units are represented by global security certificates.

      The depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

      The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the NYSE, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the depositary's system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly or indirectly. The rules applicable to the depositary and its participants are on file with the SEC.

      No Participating Units represented by global security certificates may be exchanged in whole or in part for Participating Units registered, and no transfer of global security certificates in whole or in part may be registered, in the name of any person other than the depositary or any nominee of the depositary except as set forth below.

      Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants' interests, or any participant, with respect to interests of persons held by the participant on their behalf.

      Although the depositary has agreed to the foregoing procedure in order to facilitate transfer of interests in the global security certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures and these procedures may be discontinued at any time. We will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.

      In the event that the depositary notifies us that it is unwilling or unable to continue as a depositary for the global security certificates and no successor depositary has been appointed within 90 days after this notice, or an event of default under the purchase contract agreement, the declaration or the indenture has occurred and is continuing, certificates for the Participating Units will be printed and delivered in exchange for beneficial interests in the global security certificates. Any global security certificate that is exchangeable pursuant to the preceding sentence shall be exchangeable for Participating Units certificates registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

      As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or the nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all Participating Units represented by these certificates for all purposes under the Participating Units and the purchase contract agreement. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates will not be entitled to have such global security certificates or the Participating Units represented by these certificates registered in their names, will not receive or be entitled to receive physical delivery of Participating Units certificates in exchange for beneficial interests in global security certificates and will not be considered to be owners or holders of the global security certificates or any Participating Units represented by these certificates for any purpose under the Participating Units or the purchase contract agreement.

      All payments on the Participating Units represented by the global security certificates and all transfers and deliveries of related preferred trust securities, applicable ownership interests in the Treasury portfolio, U.S. Treasury securities and common stock will be made to the depositary or its nominee, as the case may be, as the holder of the securities.

      Procedures for settlement of purchase contracts on November 16, 2005 or upon early settlement will be governed by arrangements among the depositary, participants and persons that may hold beneficial interests through participants designed to permit settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time.

      Neither we or any of our agents, nor the purchase contract agent or any of its agents will have any responsibility or liability for any aspect of the depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary's records or any participant's records relating to these beneficial ownership interests.

      The information in this section concerning the depositary and its book-entry system has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

               DESCRIPTION OF THE PURCHASE CONTRACT AGREEMENT AND
                              THE PLEDGE AGREEMENT

      We believe that all material provisions of the purchase contract agreement and the pledge agreement are set forth below. However, because the description below is a summary, it may not be complete and is qualified in all respects by reference to those agreements, forms of which have been filed or incorporated by reference as exhibits to the registration statement of which the accompanying prospectus forms a part.

General

      Except as described in "Description of the Purchase Contracts--Book-Entry System," payments on the Participating Units will be payable, purchase contracts (and documents related to the Participating Units and purchase contracts) will be settled, and transfers of the Participating Units will be registrable, at the office of the purchase contract agent in the Borough of Manhattan, The City of New York. In addition, if the Participating Units do not remain in book-entry form, payment on the Participating Units may be made, at our option, by check mailed to the address of the person entitled to payment as shown on the security register.

      Shares of our common stock will be delivered on November 16, 2005 (or earlier upon early settlement), or, if the purchase contracts have terminated, the related pledged securities will be delivered potentially after a delay as a result of the imposition of an automatic stay under the Bankruptcy Code (see "Description of the Purchase Contracts--Termination"), in each case upon presentation and surrender of the Participating Units certificate at the office of the purchase contract agent.

      If you fail to present and surrender certificates evidencing your Corporate Units or your Treasury Units to the purchase contract agent on November 16, 2005, the shares of common stock issuable in settlement of the related purchase contract will be registered in the name of the purchase contract agent. The shares of common stock, together with any related payment, will be held by the purchase contract agent as agent for your benefit, until the Participating Units certificate is presented and surrendered or you provide satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the purchase contract agent and us.

      If the purchase contracts have terminated prior to November 16, 2005, the related pledged securities have been transferred to the purchase contract agent for distribution to the holders and a holder fails to present and surrender the Participating Units certificate evidencing the holder's Corporate Units or Treasury Units to the purchase contract agent, the related pledged securities delivered to the purchase contract agent and payments on the pledged securities will be held by the purchase contract agent as agent for the benefit of the holder until the Participating Units certificate is presented or the holder provides the evidence and indemnity described above.

      The purchase  contract  agent will have no  obligation to invest or to pay
interest  on  any  amounts  held  by  the  purchase   contract   agent   pending
distribution, as described above.

      No service charge will be made for any registration of transfer or exchange of the Participating Units, except for any tax or other governmental charge that may be imposed in connection with a transfer or exchange.

Modification

      The purchase contract agreement will contain provisions permitting us and the purchase contract agent to modify the purchase contract agreement without the consent of the holders for any of the following purposes:

      o to evidence the succession of another person to our obligations and the assumption by such other person of our covenants in the purchase contract agreement and the Participating Units,

      o to evidence and provide for the acceptance of appointment of a successor purchase contract agent,

      o to add to the covenants for the benefit of holders or to surrender any right or power conferred upon us in the purchase contract agreement,

      o to make provision with respect to the rights of holders pursuant to adjustments in the settlement rate due to consolidations, mergers or other reorganization events, or

      o to cure any ambiguity, to correct or supplement any provisions that may be inconsistent, or to make any other provisions with respect to such matters or questions, provided that such action shall not adversely affect the interest of the holders.

      The purchase contract agreement and the pledge agreement will contain provisions permitting us and the purchase contract agent or collateral agent, as the case may be, with the consent of the holders of not less than a majority of the purchase contracts at the time outstanding, to modify the terms of the purchase contracts, the purchase contract agreement and the pledge agreement. However, no such modification may, without the consent of the holder of each outstanding purchase contract affected by the modification,

      o     change any payment date,

      o change the amount or type of pledged securities related to the purchase contract, impair the right of the holder of any pledged securities to receive distributions on the pledged securities or otherwise adversely affect the holder's rights in or to those pledged securities,

      o impair the right to institute suit for the enforcement of the purchase contract, any contract adjustment payments or any deferred contract adjustment payments,

o reduce the number of shares of common stock or the amount of any other property purchasable under the purchase contract, increase the price to purchase common stock or any other property upon settlement of the purchase contract, change the purchase contract settlement date or the right to early settlement or otherwise adversely affect the holder's rights under the purchase contract,

      o reduce the percentage of outstanding purchase contracts the consent of the holders of which is required for the modification or amendment of the provisions of the purchase contracts, the purchase contract agreement or the pledge agreement, or

      o change the place or currency of payment or reduce any contract adjustment payments or deferred contract adjustment payments.

      If any amendment or proposal referred to above would adversely affect only the Corporate Units or the Treasury Units, then only the affected class of holders will be entitled to vote on the amendment or proposal and the amendment or proposal will not be effective except with the consent of the holders of not less than a majority of the affected class or all of the holders of the affected class, as applicable.

No Consent to Assumption

      Each holder of Corporate Units or Treasury Units, by acceptance of these securities, will under the terms of the purchase contract agreement and the Corporate Units or Treasury Units, as applicable, be deemed expressly to have withheld any consent to the assumption (i.e., affirmance) of the related purchase contracts by us or our trustee if we become the subject of a case under the Bankruptcy Code or other similar state or federal law provisions for reorganization or liquidation.

Consolidation, Merger, Sale or Conveyance

      We will covenant in the purchase contract agreement that we will not merge or consolidate with or into any other entity or sell, assign, transfer, lease or convey all or substantially all of our properties and assets to any person or entity, unless (1) we are the continuing corporation or the successor entity or person is a corporation organized and existing under the laws of the United States of America or a U.S. State or the District of Columbia and the corporation expressly assumes our obligations under the purchase contracts, the senior deferrable notes that are the sole assets of the trust, the guarantee, the purchase contract agreement, the pledge agreement, the indenture (including any supplemental indenture) and the remarketing agreement and (2) we or the successor corporation is not, immediately after the merger, consolidation, sale, assignment, transfer, lease or conveyance, in default of the performance of any covenants or conditions under the purchase contracts, the senior deferrable notes that are the sole assets of the trust, the guarantee, the purchase contract agreement, the pledge agreement, the indenture (including any supplemental indenture) and the remarketing agreement.

Title

      We, the purchase contract agent and the collateral agent may treat the registered owner of any Participating Units as the absolute owner of the Participating Units for the purpose of making payment and settling the related purchase contracts and for all other purposes.

Replacement of Participating Units Certificates

      In the event that physical certificates have been issued, any mutilated Participating Units certificate will be replaced by us at the expense of the holder upon surrender of the certificate to the purchase contract agent. Participating Units certificates that become destroyed, lost or stolen will be replaced by us at the expense of the holder upon delivery to us and the purchase contract agent of evidence of the destruction, loss or theft satisfactory to us and the purchase contract agent. In the case of a destroyed, lost or stolen Participating Units certificate, an indemnity satisfactory to the purchase contract agent and us may be required at the expense of the holder of the Participating Units evidenced by the certificate before a replacement will be issued.

      Notwithstanding the foregoing, we will not be obligated to issue any Corporate Units or Treasury Units on or after the business day immediately preceding November 16, 2005 (or after early settlement with respect to a particular Corporate Unit or Treasury Unit) or after the purchase contracts have terminated. The purchase contract agreement will provide that, in lieu of the delivery of a replacement Participating Units certificate following November 16, 2005 or early settlement with respect to a particular Corporate Unit or Treasury Unit, the purchase contract agent, upon delivery of the evidence and indemnity described above, will deliver the common stock issuable pursuant to the purchase contracts included in the Corporate Units or Treasury Units evidenced by the certificate. If the purchase contracts have terminated prior to November 16, 2005, the purchase contract agent will deliver the preferred trust securities, the appropriate applicable ownership interest in the Treasury portfolio or the U.S. Treasury securities, as the case may be, included in the Corporate Units or Treasury Units evidenced by that certificate.

Governing Law

      The purchase contract agreement, the pledge agreement and the purchase contracts will be governed by, and construed in accordance with, the laws of the State of New York.

Information Concerning the Purchase Contract Agent

      Wachovia Bank, National Association will be the purchase contract agent. The purchase contract agent will act as your agent. The purchase contract agreement will not obligate the purchase contract agent to exercise any discretion in connection with a default under the terms of the Corporate Units and the Treasury Units or the purchase contract agreement.

      The purchase contract agreement will contain provisions limiting the liability of the purchase contract agent. The purchase contract agreement will contain provisions under which the purchase contract agent may resign or be replaced. This resignation or replacement would be effective upon the appointment of a successor.

Information Concerning the Collateral Agent

      The Bank of New York will be the collateral agent. The collateral agent will act solely as our agent and will not assume any obligation or relationship of agency or trust for or with any of the holders of the Corporate Units and Treasury Units except for the obligations owed by a pledgee of property to the owner of the property under the pledge agreement and applicable law.

      The pledge agreement will contain provisions limiting the liability of the collateral agent. The pledge agreement will contain provisions under which the collateral agent may resign or be replaced. This resignation or replacement would be effective upon the appointment of a successor.

Miscellaneous

      The purchase contract agreement will provide that we will pay all fees and expenses other than underwriters' expenses (including counsel) related to the offering of the Participating Units, the retention of the collateral agent and the enforcement by the purchase contract agent of the rights of the holders of the Participating Units.

      Should you elect to substitute the related pledged securities, creating or recreating Treasury Units or Corporate Units, you will be responsible for any fees or expenses payable in connection with that substitution, as well as any commissions, fees or other expenses incurred in acquiring the pledged securities to be substituted, and we will not be responsible for any of those fees or expenses.

                 DESCRIPTION OF THE PREFERRED TRUST SECURITIES

      The preferred trust securities will be issued according to the terms of the amended and restated trust agreement, which we refer to as the declaration. The declaration will be qualified as an indenture under the Trust Indenture Act. The property trustee, Wachovia Bank, National Association, will act as trustee for the preferred trust securities under the declaration for purposes of compliance with the provisions of the Trust Indenture Act. The terms of the preferred trust securities will include those stated in the declaration and those made part of the declaration by the Trust Indenture Act. We believe that all of the material provisions of the preferred trust securities and the declaration are set forth below. However, because the description below is a summary, it is not necessarily complete, and reference is made to the copy of the declaration, including the definitions, which is filed as an exhibit to or incorporated by reference in the registration statement of which the accompanying prospectus forms a part. Whenever particular defined terms are referred to in this prospectus supplement, the definitions of those defined terms are incorporated by reference in this prospectus supplement. The following description of the terms of the preferred trust securities supplements and, to the extent inconsistent with, replaces the description of the general terms of the preferred trust securities contained in the accompanying prospectus.

Overview

      The declaration authorizes the administrative trustees to issue on behalf of the trust the preferred trust securities and the common trust securities, which we refer to collectively as the trust securities, representing undivided beneficial ownership interests in the assets of the trust. We will own directly or indirectly all of the common trust securities. The common trust securities rank on a parity, and related payments will be made on a proportionate basis, with the preferred trust securities. However, upon the occurrence and during the continuance of an event of default under the indenture relating to our senior deferrable notes, which we refer to as an indenture event of default, the rights of the holders of the common trust securities to receive distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the preferred trust securities. The declaration does not permit the issuance by the trust of any securities other than the trust securities or the incurrence of any indebtedness by the trust.

      Under the declaration, the property trustee will own the senior deferrable notes purchased by the trust for the benefit of the holders of the trust securities. The payment of distributions out of money held by the trust, and payments upon redemption of the preferred trust securities or liquidation of the trust, are guaranteed by us to the extent described under "Description of the Guarantee" in this prospectus supplement. The guarantee, when taken together with our obligations under the senior deferrable notes and the indenture and our obligations under the declaration, and our obligation to pay costs, expenses, debts and liabilities of the trust other than with respect to the preferred trust securities, provides a full and unconditional guarantee of amounts due on the preferred trust securities. Wachovia Bank, National Association, the guarantee trustee, will hold the guarantee for the benefit of the holders of the preferred trust securities. The guarantee does not cover payment of distributions when the trust does not have sufficient available funds to pay those distributions. In that case, except in the limited circumstances in which the holder may take direct action, the remedy of a holder of preferred trust securities is to vote to direct the property trustee to enforce the property trustee's rights under the senior deferrable notes.

      Preferred trust securities forming a part of the Corporate Units will be issued in certificated form, will be in denominations of $50 and integral multiples of $50, and may be transferred or exchanged, without service charge but upon payment of any taxes or other governmental charges payable in connection with the transfer or exchange, at the offices described below. Preferred trust securities that do not form a component of the Corporate Units will be represented by one or more global preferred trust securities deposited with, or on behalf of, The Depository Trust Company, as depositary, and registered in the name of Cede & Co., its nominee, and payments on those preferred trust securities will be made to the depositary, a successor depositary or, in the event no depositary is used, to a paying agent for the preferred trust securities. This means that you will not be entitled to receive a certificate for the preferred trust securities that you purchase except under the limited circumstances described below under "--Book-Entry Clearance and Settlement."

Distributions

      Distributions on the preferred trust securities will be fixed initially at a rate per year of 6.25% of the liquidation amount of $50. Distributions on the preferred trust securities that remain outstanding on and after the initial reset date will be reset and effective on the initial reset date to the reset rate described below under "--Reset Rate" unless the remarketing of preferred trust securities on the third business day immediately preceding that date fails. If the remarketing of the preferred trust securities on the third business day immediately preceding the initial reset date fails, the distribution rate on the preferred trust securities then in effect will continue and will not be reset at that time. In these circumstances, the distribution rate on the preferred trust securities will be reset and effective on November 16, 2005 to the reset rate described below, unless the remarketing of the preferred trust securities on the third business day immediately preceding that date also fails, in which case the distribution rate then in effect will continue and will not be reset at all.

      In the event that the trust defers distributions prior to the date on which the distribution rate is reset on the preferred trust securities, distributions in arrears for more than one quarter will continue to accrue at the rate of 10.25% per year (compounded quarterly) until paid. In the event that the trust defers distributions after the date on which the distribution rate is reset and effective on the preferred trust securities, those distributions will continue to accrue at the reset rate (compounded semi-annually) until paid. The amount of the distribution payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.

      Distributions on the preferred trust securities will be cumulative and will accumulate from September 10, 2002 and will be payable quarterly in arrears on February 16, May 16, August 16, and November 16 of each year, commencing November 16, 2002 when, as and if funds are available for payment. If the remarketing of the preferred trust securities on the third business day immediately preceding the initial reset date is successful and the initial reset date is not otherwise a distribution payment date, a distribution will also be payable on the initial reset date equal to distributions accumulated from the most recent distribution payment date to, but excluding, the initial reset date. After the initial reset date, or November 16, 2005 if the distribution rate on the preferred trust securities is not reset on the initial reset date but is reset and effective on November 16, 2005, distributions will be payable semi-annually in arrears on each May 16 and November 16. The first semi-annual distribution will be paid on November 16, 2005, in the event that the preferred trust securities are successfully remarketed on the third business day immediately preceding the initial reset date, or May 16, 2006, in the event that the preferred trust securities are successfully remarketed on the third business day immediately preceding November 16, 2005, and will include distributions accumulated from the initial reset date or November 16, 2005, respectively. If the preferred trust securities are not successfully remarketed on either of those dates, the distribution payment dates will remain February 16, May 16, August 16 and November 16. If any date on which distributions on the preferred trust securities are to be made is not a business day, payment of the distributions payable on that date will be made on the next succeeding day that is a business day, without any interest or other payment in respect of that delay, but if the next succeeding business day is in the next calendar year, the payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on that date.

      The trust must pay distributions on the preferred trust securities on the dates payable to the extent that it has funds available in the property account for the payment of those distributions. The trust's funds available for distribution to you as a holder of the preferred trust securities will be limited to payments received from us on our senior deferrable notes. Therefore, the trust will defer payment of distributions on the preferred trust securities to the extent that we have deferred interest payments on our senior deferrable notes.

      Distributions on the preferred trust securities will be payable to holders, including the purchase contract agent, as they appear on the books and records of the trust on the relevant record dates. As long as the preferred trust securities remain in book-entry only form, the record dates will be one business day prior to the relevant payment dates. Distributions will be paid by the trust through the property trustee, who will hold amounts received in respect of our senior deferrable notes in the property account for your benefit. Subject to any applicable laws and regulations and the provisions of the declaration, each payment will be made as described under "--Book-Entry Clearance and Settlement" below. With respect to preferred trust securities not in book-entry form, the administrative trustees shall have the right to select relevant record dates, which shall be more than one business day but less than 60 business days prior to the relevant payment dates.

Reset Rate

      The reset rate will be equal to the sum of the reset spread and the rate on the applicable benchmark Treasury in effect on the third business day immediately preceding the initial reset date or November 16, 2005, as the case may be, and will be determined by the reset agent. In the case of a reset on the initial reset date, the reset rate will be the rate determined by the reset agent as the rate the preferred trust securities should bear in order for the preferred trust securities included in Corporate Units to have an approximate aggregate market value on the reset date of 100.25% of the Treasury portfolio purchase price described under "Description of the Purchase Contracts--Remarketing" plus deferred and unpaid distributions, if any. In the case of a reset on November 16, 2005, the reset rate will be the rate determined by the reset agent as the rate the preferred trust securities should bear in order for each preferred trust security to have an approximate market value of 100.25% of the liquidation amount of the preferred trust securities plus deferred and unpaid distributions, if any. The reset rate will in no event exceed the maximum rate, if any, permitted by applicable law.

      The applicable benchmark Treasury means direct obligations of the United States, as agreed upon by us and the reset agent, which may be obligations traded on a when-issued basis only, having a maturity comparable to the remaining term to mandatory redemption of the preferred trust securities, which will be two years or between two and one-quarter years and two and one-half years, as applicable. The rate for the applicable benchmark Treasury will be the bid side rate displayed at 10:00 a.m., New York City time, on the third business day immediately preceding the initial reset date or November 16, 2005, as applicable, in the Telerate system, or if the Telerate system is (a) no longer available on that date or (b) in the opinion of the reset agent, after consultation with us, no longer an appropriate system from which to obtain that rate, such other nationally recognized quotation system as, in the opinion of the reset agent, after consultation with us, is appropriate. If that rate is not so displayed, the rate for the applicable benchmark Treasury will be, as calculated by the reset agent, the yield to maturity for the applicable benchmark Treasury, expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis, and computed by taking the arithmetic mean of the secondary market bid rates, as of 10:30 a.m., New York City time, on the third business day immediately preceding the initial reset date or November 16, 2005, as applicable, of three leading United States government securities dealers selected by the reset agent, after consultation with us. These dealers may include the reset agent or an affiliate thereof.

      We currently anticipate that Merrill Lynch, Pierce, Fenner & Smith Incorporated will be the investment banking firm acting as the reset agent.

      On the seventh business day immediately preceding the initial reset date or November 16, 2005, as applicable, which we refer to as the reset announcement date:

            (1) we and the reset agent will select the applicable benchmark Treasury to be used to determine the reset rate on the third business day prior to the initial reset date or November 16, 2005, as applicable,

            (2) the reset agent will establish the reset spread to be added to the rate on the applicable benchmark Treasury in effect on the third business day immediately preceding the initial reset date or November 16, 2005, as applicable, and

            (3) we will announce the reset spread and the applicable benchmark Treasury.

      We will cause a notice of the reset spread and the applicable benchmark Treasury to be published on the business day following the reset announcement date by publication in a newspaper published each business day in the English language of general circulation in The City of New York, which is expected to be The Wall Street Journal. We will request, not later than seven nor more than 15 calendar days prior to a remarketing date, that the depositary notify its participants holding preferred trust securities, senior deferrable notes, Corporate Units or Treasury Units of the reset announcement date and, in the case of a remarketing on the third business day immediately preceding November 16, 2005, of the procedures that must be followed if any owner of Participating Units wants to settle the related purchase contract with cash on the business day immediately preceding November 16, 2005.

Optional Remarketing

      Under the remarketing agreement, on or prior to the fifth business day immediately preceding (i) the initial reset date, in the case of the remarketing to be conducted on the third business day preceding the initial reset date, or
(ii) November 16, 2005, in the case of the remarketing, if any, to be conducted on the third business day immediately preceding November 16, 2005, but, in each case, no earlier than the payment date immediately preceding the initial reset date or November 16, 2005, as applicable, holders of preferred trust securities which are not components of Corporate Units may elect to have their preferred trust securities remarketed by delivering their preferred trust securities along with a notice of such election to the custodial agent. The custodial agent will hold these preferred trust securities in an account separate from the collateral account in which the pledged securities will be held. Holders of preferred trust securities electing to have their preferred trust securities remarketed will also have the right to withdraw that election on or prior to the fifth business day immediately preceding the initial reset date or November 16, 2005, as applicable.

      If a failed remarketing has occurred on the third business day immediately preceding November 16, 2005, the holders of the preferred trust securities will have the right to direct the property trustee to put the senior deferrable notes to us on December 1, 2005 upon at least three business days' prior written notice at a price per senior deferrable note equal to $50 plus accrued and unpaid interest, if any, thereon. Upon our repurchase of those senior deferrable notes, the proceeds from that repurchase shall simultaneously be applied to redeem any outstanding preferred trust securities of those holders having an aggregate liquidation amount equal to the principal amount of the senior deferrable notes so repurchased plus accrued and unpaid distributions.

      The provisions of this section shall also apply to the holders of senior deferrable notes (following the distribution of the senior deferrable notes upon a dissolution of the trust).

Tax Event Redemption

      The senior deferrable notes are redeemable at our option, in whole but not in part, on not less than 30 days' nor more than 60 days' prior written notice, upon the occurrence and continuation of a tax event under the circumstances described under "Description of the Senior Deferrable Notes-Tax Event Redemption." If we redeem our senior deferrable notes upon the occurrence and continuation of a tax event, the proceeds from that redemption shall simultaneously be applied on a proportionate basis to redeem preferred trust securities having an aggregate liquidation amount equal to the aggregate principal amount of the senior deferrable notes so redeemed at a redemption price, per preferred trust security, equal to the redemption amount plus accrued and unpaid distributions, if any, to the tax event redemption date. Those proceeds will be payable in cash to the holders of the preferred trust securities. If a tax event redemption date occurs (i) prior to the initial reset date, or (ii) if the preferred trust securities are not successfully remarketed on the third business day immediately preceding the initial reset date, prior to November 16, 2005, the redemption price in respect of preferred trust securities that are components of Corporate Units will be payable to the collateral agent and, in liquidation of the related holders' Corporate Unit interests in the trust, will be simultaneously applied by the collateral agent to purchase the Treasury portfolio on behalf of those holders. The Treasury portfolio will be pledged to the collateral agent for our benefit to secure the obligation of Corporate Unit holders to purchase common stock under the related purchase contracts.

Redemption Procedures

      If the trust gives a notice of redemption, which will be irrevocable, in respect of all of the preferred trust securities, then, by 12:00 noon, New York City time, on the redemption date, the trust will irrevocably deposit with the depositary, the purchase contract agent or the collateral agent, as applicable, funds sufficient to pay the redemption price, but only if we have paid to the property trustee a sufficient amount of cash in connection with the related redemption or maturity of our senior deferrable notes. The trust will give the depositary, the purchase contract agent or the collateral agent irrevocable instructions and authority to pay the redemption price to the holders of the preferred trust securities called for redemption.

      If notice of redemption has been given and funds deposited as required, then, immediately prior to the close of business on the date of the deposit, distributions will cease to accumulate and all rights of holders of those preferred trust securities called for redemption will cease, except for the right of the holders of those preferred trust securities to receive the redemption price without interest on the redemption date.

      If any date fixed for redemption of preferred trust securities is not a business day, then payment of the redemption price payable on that date will be made on the next succeeding day that is a business day, without any interest or other payment in respect of any delay, except that if the next succeeding business day falls in the next calendar year, the payment will be made on the immediately preceding business day.

Distribution of the Senior Deferrable Notes

      We will have the right at any time to dissolve the trust and, after satisfaction, or reasonable provision for satisfaction, of liabilities of creditors of the trust as provided by applicable law, to cause our senior deferrable notes to be distributed to the holders of the trust securities, but only if such dissolution does not result in a taxable event to holders of the preferred trust securities. As of the date of any distribution of senior deferrable notes upon dissolution of the trust,

      o the preferred trust securities will no longer be deemed to be outstanding,

      o with respect to any preferred securities held in book-entry form, the depositary or its nominee, as the record holder of the preferred trust securities, will receive a registered global certificate or certificates representing our senior deferrable notes to be delivered by us upon the distribution,

      o any certificates representing preferred trust securities not held by the depositary or its nominee will be deemed to represent our senior deferrable notes having an aggregate principal amount equal to the aggregate liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, those preferred trust securities until the certificates are presented to us or our agent for transfer or reissuance,

      o we will use our best efforts to list the senior deferrable notes on any exchange on which the preferred trust securities are then listed, and

      o all rights of holders of preferred trust securities, other than the right to receive the senior deferrable notes, will cease.

      Senior deferrable notes distributed to the collateral agent in liquidation of the related holders' Corporate Unit interests in the trust would be substituted for the preferred trust securities and pledged to secure obligations of those holders to purchase our common stock under the purchase contracts.

      We cannot predict the market prices for our senior deferrable notes that may be distributed in exchange for the preferred trust securities if a dissolution of the trust were to occur. Accordingly, the senior deferrable notes that an investor may receive if a dissolution of the trust were to occur may trade at a discount to the price that the investor paid to purchase the preferred trust securities forming a part of the Corporate Units offered in this offering.

Declaration Events of Default

      An indenture event of default constitutes an event of default under the declaration, which we refer to as a declaration event of default. However, under the declaration, the holder of common trust securities will be deemed to have waived any declaration event of default with respect to the common trust securities until all declaration events of default with respect to the preferred trust securities have been cured, waived or otherwise eliminated. Until any declaration events of default with respect to the preferred trust securities have been so cured, waived or otherwise eliminated, the property trustee will be deemed to be acting solely on behalf of the holders of the preferred trust securities. Only the holders of the preferred trust securities will have the right to direct the property trustee with respect to particular matters under the declaration and, therefore, the indenture. If a declaration event of default with respect to the preferred trust securities is waived by holders of preferred trust securities, the waiver will also constitute the waiver of the declaration event of default with respect to the common trust securities without any further act, vote or consent of the holders of the common trust securities.

      If the property trustee fails to enforce its rights under the declaration or our senior deferrable notes in respect of an indenture event of default after a holder of preferred trust securities has made a written request therefor, any holder of preferred trust securities may, to the fullest extent permitted by applicable law, institute a legal proceeding against us to enforce the property trustee's rights under the declaration or our senior deferrable notes without first proceeding against the property trustee or any other person or entity. Notwithstanding the above, if a declaration event of default has occurred and is continuing and that event is attributable to our failure to pay the principal of, or interest on, our senior deferrable notes on the date that interest or principal is otherwise payable, then you, as a holder of preferred trust securities, may directly institute a proceeding against us, which we refer to as a direct action, after the respective due date specified in the senior deferrable notes for enforcement of payment to you directly of the principal of or interest on the senior deferrable notes having a principal amount equal to the aggregate liquidation amount of your preferred trust securities. In connection with the direct action, we shall have the right under the indenture to set off any payment made to you. The holders of preferred trust securities will not be able to exercise directly any other remedy available to the holders of the senior deferrable notes.

      Upon the occurrence of a declaration event of default, the property trustee, as the sole holder of the senior deferrable notes, will have the right under the indenture to declare the principal of and interest on the senior deferrable notes to be immediately due and payable. We and the trust are each required to file annually with the property trustee an officers' certificate as to our compliance with all conditions and covenants under the declaration.

Book-Entry Clearance and Settlement

     Preferred trust securities which are released from the pledge following substitution, early settlement or cash settlement will be issued in the form of one or more global certificates, which we refer to as global preferred trust securities, registered in the name of the depositary or its nominee. Except under the limited circumstances described below or except upon recreation of Corporate Units, preferred trust securities represented by the global preferred trust securities will not be exchangeable for, and will not otherwise be issuable as, preferred trust securities in certificated form. The global preferred trust securities described above may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee.

      The laws of some jurisdictions require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the global preferred trust securities.

      Purchases of preferred trust securities within the depositary's system must be made by or through direct participants, which will receive a credit for the preferred trust securities on the depositary's records. The beneficial ownership interest of each actual purchaser of each preferred trust security is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from the depositary of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased preferred trust securities. Transfers of ownership interests in the preferred trust securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the preferred trust securities, except if use of the book-entry system for the preferred trust securities is discontinued.

      To facilitate subsequent transfers, all the preferred trust securities deposited by participants with the depositary will be registered in the name of the depositary's nominee, Cede & Co. The deposit of preferred trust securities with the depositary and their registration in the name of Cede & Co. will cause no change in beneficial ownership. The depositary has no knowledge of the actual beneficial owners of the preferred trust securities. The depositary's records reflect only the identity of the direct participants to whose accounts those preferred trust securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

      So long as the depositary or its nominee is the registered holder of global preferred trust securities, the depositary or the nominee will be considered the sole owner or holder of the preferred trust securities represented thereby for all purposes under the declaration and the preferred trust securities. No beneficial owner of an interest in global preferred trust securities will be able to transfer that interest except in accordance with the depositary's applicable procedures, in addition to those provided for under the declaration.

      The depositary has advised us that it will take any action permitted to be taken by a holder of preferred trust securities, including the presentation of preferred trust securities for exchange, only at the direction of one or more participants to whose account the depositary's interests in the global preferred trust securities are credited and only in respect of the portion of the liquidation amount of preferred trust securities as to which such participant or participants has or have given such directions. However, if there is a declaration event of default under the preferred trust securities, the depositary will exchange the global preferred trust securities for certificated securities, which it will distribute to its participants.

      Conveyance of notices and other communications by the depositary to direct participants and indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in force from time to time.

      Although voting with respect to the preferred trust securities is limited, in those cases in which a vote is required, neither the depositary nor Cede & Co. will itself consent or vote with respect to preferred trust securities. Under its usual procedures, the depositary would mail an omnibus proxy to the trust as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the preferred trust securities are credited on the record date. The direct participants are identified in a listing attached to the omnibus proxy.

      Distribution and other payments on the global preferred trust securities will be made to the depositary in immediately available funds. The depositary's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on the depositary's records unless the depositary has reason to believe that it will not receive payments on that payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in street name. Those payments will be the responsibility of the participant and not of the depositary, the trust or us, subject to any statutory or regulatory requirements to the contrary that may be in force from time to time. Payment of distributions and other amounts in respect of the global preferred trust securities to the depositary is the responsibility of the trust, disbursement of such payments to direct participants is the responsibility of the depositary, and disbursement of those payments to the beneficial owners is the responsibility of direct and indirect participants.

      Except as provided here, a beneficial owner of an interest in global preferred trust securities will not be entitled to receive physical delivery of preferred trust securities in certificated form. Accordingly, each beneficial owner must rely on the procedures of the depositary to exercise any rights under the global preferred trust securities.

      Although the depositary has agreed to the above procedure to facilitate transfer of beneficial interests in the global preferred securities among participants, the depositary is under no obligation to perform or continue to perform these procedures and these procedures may be discontinued at any time. Neither us, the trust nor any trustee will have any responsibility for the performance by the depositary or its participants or indirect participants under the rules and procedures governing the depositary. The depositary may discontinue providing its services as securities depositary with respect to the preferred trust securities at any time by giving reasonable notice to the trust. Under these circumstances, if a successor depositary is not obtained, preferred trust securities certificates are required to be printed and delivered to holders. Additionally, if a declaration event of default were to occur or the administrative trustees, with our consent, decide to discontinue use of the system of book-entry transfers through the depositary or any successor depositary, with respect to the preferred trust securities, certificates for the preferred trust securities will be printed and delivered to holders. In each of the above circumstances, we will appoint a paying agent with respect to the preferred trust securities. The information in this section concerning the depositary and the depositary's book-entry system has been obtained from sources that we and the trust believe to be reliable, but neither we nor the trust take responsibility for its accuracy.

Registrar, Transfer Agent and Paying Agent

      Payments in respect of the preferred trust securities represented by the global certificates shall be made to the depositary. The depositary shall credit the relevant accounts at the depositary on the applicable distribution dates. In the case of certificated securities, distribution payments shall be made by check mailed to the address of each holder of record as that address appears on the register, while payments of the liquidation amount upon redemption shall be made in immediately available funds against presentation and surrender.

      The property trustee will act as registrar, transfer agent and paying agent for the preferred trust securities. The paying agent shall be permitted to resign as paying agent upon 30 days' prior written notice to the trustees. If Wachovia Bank, National Association shall no longer be the paying agent, the administrative trustees shall appoint a successor to act as paying agent, which shall be a bank or trust company.

      Registration of transfers of preferred trust securities will be made without charge by or on behalf of the trust. However, payment shall be made and any indemnity as the trust or we may reasonably require shall be given in respect of any tax or other government charge which may be imposed in relation to it.

Miscellaneous

      The administrative trustees are authorized and directed to operate the trust in a way that the trust will not be required to register as an "investment company" under the 1940 Act or be characterized as other than a grantor trust for United States federal income tax purposes. We are authorized and directed to conduct our affairs so that the senior deferrable notes will be treated as our indebtedness for United States federal income tax purposes. In this connection, we and the administrative trustees are authorized to take any action not inconsistent with applicable law, the declaration, the certificate of trust of the trust or our certificate of incorporation, that we and the administrative trustees determine in our discretion to be necessary or desirable to achieve that end, as long as that action does not adversely affect the interests of the holders of the preferred trust securities or vary its terms in any material respect.

                          DESCRIPTION OF THE GUARANTEE

      The following description is a summary of the terms of the guarantee agreement that will be executed and delivered by us for the benefit of the holders of the preferred trust securities. It supplements the description of the guarantee in the accompanying prospectus and, to the extent it is inconsistent, replaces the description in the accompanying prospectus. The terms of the guarantee will be those set forth in the guarantee agreement and those made part of the guarantee agreement by the Trust Indenture Act. The descriptions contained in this prospectus supplement and the accompanying prospectus do not purport to be complete, and reference is hereby made to the form of guarantee agreement (including definitions of certain terms used therein) that has been filed as an exhibit to or incorporated by reference in the registration statement.

General

      To the extent described below, we will agree to pay the following amounts in full if they are not paid by the trust:

      o     any  accrued  and  unpaid   distributions  on  the  preferred  trust
            securities, to the extent we have made corresponding payments on our senior deferrable notes to the property trustee;

      o the redemption price for any preferred trust securities called for redemption by the trust, including all accrued and unpaid distributions to the date of redemption, to the extent we have made corresponding payments on our senior deferrable notes to the property trustee; and

      o payments upon the dissolution, winding-up or termination of the trust equal to the lesser of:

            o     the   liquidation   amount   plus  all   accrued   and  unpaid
                  distributions on the preferred trust securities to the extent the trust has funds legally available for those payments; and

            o the amount of assets of the trust remaining legally available for distribution to the holders of the preferred trust securities in liquidation of the trust.

      We will not be required to make these liquidation payments if:

      o the trust distributes our senior deferrable notes to the holders of the preferred trust securities in exchange for their preferred trust securities; or

      o the trust redeems the preferred trust securities in full upon the maturity or redemption of our senior deferrable notes.

      The guarantee is a guarantee from the time of issuance of the preferred trust securities. We will be obligated to make guarantee payments when due, regardless of any defense, right of set-off or counterclaim that the trust may have or assert. We may satisfy our obligations to make guarantee payments either by making payments directly to holders of the preferred trust securities or to the guarantee trustee for remittance to the holders or by causing the trust to make the relevant payments to the holders.

      The guarantee only covers distributions and other payments on the preferred trust securities if and to the extent we have made corresponding payments on our senior deferrable notes to the property trustee. If we do not make those corresponding payments:

      o the property trustee will not make distributions or other payments on the preferred trust securities;

      o the trust will not have funds available for payments on the preferred trust securities; and

      o     we will not be obligated to make guarantee payments.

Covenants of PSEG

      If we are in default on our guarantee payments or other payment obligations under the guarantee, we will agree that, as long as any preferred trust securities issued by the trust are outstanding, we will not make those payments and distributions referred to below under "Description of Senior Deferrable Notes--Covenants of PSEG."

Status of the Guarantee

      Our obligation to make guarantee payments will be:

      o     unsecured;

      o equal in right of payment to our unsecured senior liabilities or unsecured senior guarantees entered into relating to our unsecured senior liabilities;

      o senior in right of payment to our subordinated liabilities or subordinated guarantees entered into relating to our subordinated liabilities; and

      o     senior to our equity.

      The guarantee will constitute a guarantee of payment and not merely of collection. This means that the guarantee trustee may institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity.

      By your acceptance of the preferred trust securities, you agree to all of the terms of the guarantee.

                   DESCRIPTION OF THE SENIOR DEFERRABLE NOTES

      The following description is a summary of the terms of our senior deferrable notes. It supplements the description of the debt securities in the accompanying prospectus and, to the extent inconsistent with, replaces the description in the accompanying prospectus. The senior deferrable notes will be issued under an indenture dated as of November 1, 1998, as supplemented from time to time, between us and Wachovia Bank, National Association (formerly known as First Union National Bank), as indenture trustee. The descriptions in this prospectus supplement and the accompanying prospectus contain a description of the material terms of the senior deferrable notes and the indenture but do not purport to be complete, and reference is hereby made to the indenture (and any supplemental indenture thereto) and the form of senior deferrable note that have been filed as exhibits to or incorporated by reference in the registration statement and to the Trust Indenture Act.

General

      The senior deferrable notes will be our direct, unsecured senior obligations and will rank without preference or priority among themselves and equally with all of our existing and future unsecured and unsubordinated indebtedness. The senior deferrable notes initially will be issued with an aggregate principal amount equal to $412,371,150, such amount being the sum of the maximum aggregate liquidation amounts of the preferred trust securities and the common trust securities. If the overallotment option is exercised in full by the underwriters, we will issue an additional $61,855,700 of our senior deferrable notes to the trust.

      The senior deferrable notes will not be subject to a sinking fund provision. Unless a tax event redemption occurs, the entire principal amount of the senior deferrable notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on November 16, 2007.

      We will have the right to dissolve the trust and cause the senior deferrable notes to be distributed to the holders of the trust securities. If
(i) the trust is dissolved before the purchase contract settlement date on November 16, 2005 and you hold preferred trust securities that are no longer components of Corporate Units or (ii) the trust is dissolved after the purchase contract settlement date on November 16, 2005 and you hold preferred trust securities, you will receive your pro rata share of the senior deferrable notes held by the trust (after any creditors of the trust have been paid). If the trust is dissolved prior to the purchase contract settlement date on November 16, 2005 and you hold preferred trust securities as components of Corporate Units, then the senior deferrable notes will be substituted for the preferred trust securities and will be pledged as collateral to secure your obligation to purchase our common stock under your purchase contracts.

      If the senior deferrable notes are distributed to the holders of the trust securities in liquidation of such holders' interests in the trust, any senior deferrable notes not substituted for preferred trust securities as collateral will initially be issued in the form of one or more global certificates deposited with the depositary. Under certain limited circumstances, the senior deferrable notes may be issued in certificated form in exchange for the global certificates. In the event that the senior deferrable notes are issued in certificated form, the senior deferrable notes will be in denominations of $50 and integral multiples thereof and may be transferred or exchanged at the offices described below. Payments on senior deferrable notes issued as global certificates will be made to the depositary, a successor depositary or, in the event that no depositary is used, to a paying agent for the senior deferrable notes. In the event the senior deferrable notes are issued in certificated form, principal and interest will be payable, the transfer of the senior deferrable notes will be registrable and the senior deferrable notes will be exchangeable for senior deferrable notes of other denominations of a like aggregate principal amount at the corporate trust office or agency of the indenture trustee in the Borough of Manhattan, The City of New York; provided that at our option, payment of interest may be made by check. Notwithstanding the foregoing, so long as the holder of any senior deferrable notes is the property trustee, we will make payment of principal of, and interest on, the senior deferrable notes held by the property trustee in immediately available funds at such place and to such account as may be designated by the property trustee.

      The indenture does not contain provisions that afford holders of the senior deferrable notes protection in the event we are involved in a highly leveraged transaction or other similar transaction that may adversely affect such holders. We and the trust will treat the senior deferrable notes as our indebtedness for all United States tax purposes. There is, however, no statutory, administrative or judicial authority that directly addresses this treatment.

Interest

      Subject to the next paragraph, each senior deferrable note will bear interest at the rate of 6.25% per year from the original date of issuance, payable quarterly in arrears on February 16, May 16, August 16 and November 16 of each year, commencing November 16, 2002, to the person in whose name such senior deferrable note is registered, subject to certain exceptions, at the close of business on the business day preceding such interest payment date. In the event the senior deferrable notes do not remain in book-entry only form, the record date will be fifteen business days prior to each interest payment date. We refer to each date on which interest is payable on the senior deferrable notes as an interest payment date.

      The applicable interest rate on the senior deferrable notes will be reset on the initial reset date to the reset rate applicable to the preferred trust securities as described above under "Description of the Preferred Trust Securities-Reset Rate," unless the remarketing of the preferred trust securities on the third business day immediately preceding that date fails. If the remarketing of the preferred trust securities on the third business day immediately preceding the initial reset date fails, the interest rate on the senior deferrable notes will not be reset at that time. In these circumstances, the interest rate on the senior deferrable notes will be reset on November 16, 2005 to the reset rate applicable to the preferred trust securities as described above under "Description of Preferred Trust Securities--Reset Rate," unless the remarketing of the preferred trust securities on that date fails, in which case the interest rate will not be reset. In addition, following a successful remarketing of the preferred trust securities, interest on the senior deferrable notes will be payable semi-annually on the same basis as distributions on the preferred trust securities as described under "Description of Preferred Trust Securities--Distributions."

      The amount of interest payable on the senior deferrable notes for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the senior deferrable notes is not a business day, then payment of the interest payable on such date will be made on the next day that is a business day (and without any interest or other payment in respect of any such delay), except that, if the next business day is in the next calendar year, then such payment will be made on the preceding business day.

Option to Defer Interest Payments on the Senior Deferrable Notes

      So long as no indenture event of default has occurred and is continuing, we have the right under the indenture at any time during the term of the senior deferrable notes to defer the payment of interest for a period not extending beyond the maturity date or earlier redemption of the senior deferrable notes. We refer to any such period of deferral as an "extension period." However, in connection with a remarketing, we may elect that interest on the senior deferrable notes will not be deferrable after the date on which the interest rate on the senior deferrable notes is reset and effective. During an extension period, the trust will no longer have sufficient funds to make quarterly distribution payments on the preferred trust securities, but such distribution payments will continue to accrue. At the end of an extension period, we must pay all interest then accrued and unpaid (together with accrued interest at 10.25% or at the reset rate, in the event that the extension period occurs after the interest rate on the senior deferrable notes has been reset following a successful remarketing of the preferred trust securities, compounded on each succeeding interest payment date) to the trust. At the end of an extension period, the trust will make all unpaid distributions (together with accrued distribution payments at 10.25% or at the reset rate, in the event that the extension period occurs after the distribution rate on the preferred trust securities has been reset following a successful remarketing of the preferred trust securities, compounded on each succeeding payment date) to holders of the preferred trust securities.

      During any extension period, we may not take any of the prohibited actions described under "--Covenants of PSEG." Prior to the expiration of any extension period, we may further extend the extension period but not beyond the maturity date or earlier redemption of the senior deferrable notes. Upon the termination of any extension period and the payment of all amounts then due on any interest payment date, we may elect to begin a new extension period, subject to the same requirements as described above. No interest will be due and payable during an extension period except that, at the end thereof, we at our option may pay on any interest payment date all or any portion of the interest accrued during the elapsed portion of the extension period. We must give the indenture trustee written notice of our election to begin (or further extend) any extension period at least ten business days prior to the earlier of:

      o the date the interest on the senior deferrable notes would have been payable except for the election to begin or extend the extension period;

      o the date the indenture trustee is required to give notice to any securities exchange or to holders of the senior deferrable notes of the record date or the date the interest is payable; and

      o     the record date.

      The indenture trustee must give notice of our election to begin or continue an extension period to the holders of the senior deferrable notes. There is no limitation on the duration of an extension period or the number of times that we may elect to begin an extension period.

Covenants of PSEG

      We will covenant that during an extension period or during the continuance of an indenture event of default, we will not:

      o redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock;

      o     declare or pay dividends or distributions in our capital stock;

      o make any distribution on any security of a grantor trust which ranks pari passu with the preferred trust securities or pay interest on our senior debt with similar deferral provisions to the senior deferrable notes; or

      o     make any payment of  principal,  interest or premium,  if any, on or repay, repurchase or redeem any debt securities that rank subordinate in right of payment to the senior deferrable notes or make any guarantee payments with respect to any guarantee by us of the debt of any subsidiary of ours if such guarantee ranks subordinate in right of payment to the senior deferrable notes.

      However, even during such circumstances, we may:

      o purchase or acquire our capital stock in connection with the satisfaction by us of our obligations under any employee or director compensation or benefit plans, under our direct stock purchase and dividend reinvestment plan, or pursuant to any contract or security outstanding on the first day of any such event requiring us to purchase our capital stock;

      o reclassify our capital stock or exchange or convert one class or series of our capital stock for another class or series of our capital stock;

      o purchase fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

      o     redeem or repurchase any rights pursuant to a rights agreement; and

      o make payments under the guarantee related to the preferred trust securities.

      In addition, as long as preferred trust securities issued by the trust are outstanding, we will agree that we will:

      o maintain, directly or indirectly, 100% ownership of the common securities, except as permitted by the declaration;

      o cause the trust to remain a statutory trust and not to voluntarily dissolve, wind up, liquidate or be terminated, except as permitted by the declaration;

      o use commercially reasonable efforts to ensure that the trust will not be an "investment company" required to be registered under the 1940 Act;

      o not take any action that would be reasonably likely to cause the trust to be classified as an association or a publicly traded partnership taxable as a corporation for United States federal income tax purposes; and

      o pay all of the debts and obligations of the trust (other than with respect to the securities issued by the trust) and all costs and expenses of the trust and any and all taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed on the trust by the United States, or any other taxing authority, so that the net amounts received and retained by the trust after paying such expenses will be equal to the amounts the trust would have received had no debts, obligations, costs, expenses, taxes, duties, assessments or governmental charges been incurred by or imposed on the trust.

Tax Event Redemption

      If a tax event shall occur and be continuing, we may, at our option, redeem senior deferrable notes in whole but not in part. The redemption price shall equal, for each senior deferrable note, the redemption amount plus accrued and unpaid interest, including compound interest and expenses and taxes of the trust, if any, to the date of redemption. If, following the occurrence of a tax event, we exercise our option to redeem the senior deferrable notes, then the proceeds of that redemption will be applied to redeem trust securities having a liquidation amount equal to the principal amount of senior deferrable notes to be paid, in accordance with their terms, at the redemption price. The redemption price will be payable in cash to the holders of the trust securities. If a tax event redemption date occurs (i) prior to the initial reset date, or (ii) if the preferred trust securities are not successfully remarketed on the third business day preceding the initial reset date, prior to November 16, 2005, the redemption price in respect of the preferred trust securities that are components of Corporate Units will be payable to the collateral agent and, in liquidation of the related holders' Corporate Unit interest in the trust, will be distributed to the collateral agent. The collateral agent will apply an amount equal to the redemption amount of the redemption price to purchase the Treasury portfolio on behalf of the holders of Corporate Units and remit any remaining portion of the redemption price to the purchase contract agent for payment to the holders of the Corporate Units. The Treasury portfolio will be substituted for the preferred trust securities and will be pledged with the collateral agent to secure the obligations of Corporate Unit holders to purchase our common stock under the related purchase contracts. However, if the tax event redemption date occurs after the initial reset date, or if the preferred trust securities are not successfully remarketed on the third business day immediately preceding the initial reset date, after November 16, 2005, the Treasury portfolio will not be purchased. A holder of a preferred trust security that is not part of a Corporate Unit will directly receive the redemption amount plus accrued and unpaid distributions, if any, thereon including compound interest and expenses and taxes of the trust, if any, to the date of redemption.

      Tax event means the receipt by the trust of an opinion of a nationally recognized independent tax counsel experienced in such matters that, as a result of,

            (a) any amendment to, or change, including any announced prospective change in, the laws or any regulations of the United States or any political subdivision or taxing authority,

            (b) any amendment to or change in an interpretation or application of these laws or regulations by any legislative body, court, governmental agency or regulatory authority, or

            (c) any interpretation or pronouncement that provides for a position with respect to these laws or regulations that differs from the generally accepted position on the date the trust securities are issued, which amendment or change is effective or which interpretation or pronouncement is announced on or after the date of issuance of the preferred trust securities under the declaration, there is more than an insubstantial risk that,

            (a) interest payable by us on the senior deferrable notes is not or, within 90 days of the date of the opinion will not be, deductible, in whole or in part, by us for United States federal income tax purposes,

            (b) the trust is or, within 90 days of the date of the opinion, will be subject to United States federal income tax with respect to income received or accrued on the senior deferrable notes, or

            (c) the trust is or, within 90 days of the date of the opinion, will be subject to more than a de minimis amount of taxes, duties or other governmental charges.

      The Treasury portfolio to be purchased on behalf of holders of Corporate Units will consist of:

      o interest or principal strips of U.S. Treasury securities which mature on or prior to November 15, 2005, in an aggregate amount equal to the applicable principal amount of senior deferrable notes, and

      o with respect to each scheduled interest payment date on the senior deferrable notes that occurs after the tax event redemption date and on or before November 16, 2005, interest or principal strips of U.S. Treasury securities which mature on or prior to that interest payment date in an aggregate amount equal to the aggregate interest payment that would be due on the applicable principal amount of the senior deferrable notes on that date if the interest rate on the senior deferrable notes was not reset on the applicable reset date.

      Solely for purposes of determining the Treasury portfolio purchase price in the case of a tax event redemption date occurring after (i) the initial reset date, if there was a successful remarketing of the preferred trust securities on the third business day immediately preceding such date, or (ii) November 16, 2005, if the remarketing of the preferred trust securities on the third business day immediately preceding the initial reset date resulted in a failed remarketing, Treasury portfolio means a portfolio of zero-coupon U.S. Treasury securities consisting of:

      o principal or interest strips of U.S. Treasury securities which mature on or prior to November 15, 2007 in an aggregate amount equal to the applicable principal amount, and

      o with respect to each scheduled interest payment date on the senior deferrable notes that occurs after the tax event redemption date, interest or principal strips of the U.S. Treasury securities which mature prior to that interest payment date in an aggregate amount equal to the aggregate interest payment that would be due on the applicable principal amount of the senior deferrable notes on that date.

      Applicable principal amount means

      o in the case of a tax event redemption date occurring prior to (i) the initial reset date or (ii) November 16, 2005, if the remarketing of the preferred trust securities on the third business day immediately preceding the initial reset date resulted in a failed remarketing, the aggregate principal amount of the senior deferrable notes corresponding to the aggregate liquidation amount of the preferred trust securities which are components of Corporate Units, or

      o if the tax event redemption date occurs on or after (i) the initial reset date or (ii) November 16, 2005 if the remarketing of the preferred trust securities on the third business day immediately preceding the initial reset date resulted in a failed remarketing, the aggregate principal amount of the senior deferrable notes corresponding to the aggregate liquidation amount of the preferred trust securities outstanding on that tax event redemption date.

      Redemption amount means, for each senior deferrable note, the product of

      o     the principal amount of that senior deferrable note and

      o a fraction whose numerator is the Treasury portfolio purchase price and whose denominator is the applicable principal amount.

      Treasury portfolio purchase price means the lowest aggregate price quoted by a primary U.S. government securities dealer in The City of New York to the quotation agent on the third business day immediately preceding the tax event redemption date for the purchase of the Treasury portfolio for settlement on the tax event redemption date.

      Quotation agent means

      o Merrill Lynch, Pierce, Fenner & Smith Incorporated and its respective successors; however, if Merrill Lynch, Pierce, Fenner & Smith Incorporated ceases to be a primary Treasury dealer, we shall substitute another primary Treasury dealer, and

      o     any other primary Treasury dealer selected by us.

      Notice of any redemption will be mailed at least 30 days but not more than 60 days before the tax event redemption date to each holder of senior deferrable notes to be redeemed at its registered address. Unless we default in payment of the redemption price, on and after the tax event redemption date interest shall cease to accrue on the redeemed senior deferrable notes.

Put Option

      If a remarketing of the preferred trust securities on the third business day preceding November 16, 2005 occurs and that remarketing results in a failed remarketing, the property trustee or, if the trust has previously been dissolved, each holder of the senior deferrable notes shall have the right to put its senior deferrable notes to us on December 1, 2005, upon at least three business days' prior written notice, at a price per senior deferrable note equal to $50 plus accrued and unpaid interest, if any, thereon.

Additional Indenture Provisions Applicable to the Senior Deferrable Notes

      As long as the senior deferrable notes are held by the trust, it will be an event of default with respect to the senior deferrable notes if the trust voluntarily or involuntarily dissolves, winds up its business or otherwise terminates its existence except in connection with (1) the distribution of the senior deferrable notes to holders of preferred trust securities and common trust securities in liquidation of their interests in the trust, (2) the redemption of all of the outstanding preferred trust securities and common trust securities, or (3) certain mergers, consolidations or amalgamations, each as permitted by the declaration.

Book-Entry Issuance

      If distributed to holders of preferred trust securities in connection with the involuntary or voluntary dissolution of the trust, the senior deferrable notes will be issued in accordance with the procedures set forth in this prospectus supplement under "Description of Preferred Trust Securities--Overview" and "--Book-Entry Clearance and Settlement."

                  UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

      The following is a summary of certain of the United States federal income tax consequences of the purchase, ownership and disposition of the Participating Units, preferred trust securities and common stock acquired under a purchase contract, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, administrative rulings and judicial decisions as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in United States federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the Internal Revenue Service will agree with such statements and conclusions.

      This discussion is limited to holders who purchase the Participating Units upon their initial issuance at their initial issue price and who hold the Participating Units, preferred trust securities and common stock as capital assets. This discussion does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction, or under United States federal estate or gift tax laws (except as specifically described below with respect to non-U.S. holders). In addition, this discussion does not address all tax considerations that may be applicable to a holder's particular circumstances or to holders that may be subject to special tax rules, including, without limitation:

      o     holders subject to the alternative minimum tax;

      o     banks, insurance companies, or other financial institutions;

      o foreign persons or entities (except to the extent specifically set forth below);

      o     tax-exempt organizations;

      o     dealers in securities or commodities;

      o traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

      o     holders whose "functional currency" is not the U.S. dollar;

      o holders that hold the Participating Units, preferred trust securities or common stock as a position in a hedging transaction, "straddle," "conversion transaction" or other risk reduction transaction; or

      o persons deemed to sell the Participating Units, preferred trust securities or common stock under the constructive sale provisions of the Code.

      In addition, if a partnership (including any entity treated as a partnership for United States tax purposes) holds the Participating Units, preferred trust securities or common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding our Participating Units, preferred trust securities or common stock, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of the Participating Units, preferred trust securities or common stock.

      No statutory, administrative or judicial authority directly addresses the treatment of the Participating Units or instruments similar to the Participating Units for United States federal income tax purposes. As a result, no assurance can be given that the Internal Revenue Service will agree with the tax consequences described herein. Each prospective investor is urged to consult its tax advisor as to the particular tax consequences of purchasing, owning and disposing of the Participating Units, preferred trust securities or common stock, including the application and effect of United States federal, state, local and foreign tax laws.

U.S. Holders

      The following is a summary of the U.S. federal income tax consequences that will apply to you if you are a U.S. holder of Participating Units, preferred trust securities or common stock. Certain consequences to "non-U.S. holders" of Participating Units, preferred trust securities or common stock are described under "--Non-U.S. Holders" below. You are a "U.S. holder" if you are a beneficial owner of Participating Units, preferred trust securities or common stock, and you are:

      o a citizen or resident of the U.S. as determined for U.S. federal income tax purposes;

      o a corporation or partnership created or organized in or under the laws of the U.S. or any political subdivision of the U.S.;

      o an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

      o a trust that (1) is subject to the supervision of a court within the U.S. and the control of one or more U.S. persons or (2) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Participating Units

      Ownership of Preferred Trust Securities or Treasury Securities. You will be treated as owning the preferred trust securities or Treasury securities constituting a part of the Corporate Units or Treasury Units, respectively, for United States federal income tax purposes. Under the terms of the Participating Units, we and, by acquiring Participating Units, you, agree to treat the preferred trust securities or Treasury securities constituting a part of the Participating Units as owned by you for all tax purposes, and the remainder of this summary assumes such treatment. The United States federal income tax consequences of owning the preferred trust securities or Treasury securities are discussed below (see "Preferred Trust Securities" and "Treasury Securities").

      Allocation of Purchase Price. Your acquisition of a Corporate Unit will be treated as an acquisition of a unit consisting of the preferred trust security and the purchase contract that constitute the Corporate Unit. If the fair market value of a preferred trust security does not exceed the purchase price of each Corporate Unit at the time of purchase, the purchase price of each Corporate Unit will be allocated between the preferred trust security and the purchase contract constituting such unit in proportion to their respective fair market values at the time of purchase. Such allocation will establish your initial tax basis in the preferred trust security and the purchase contract. We expect to report the fair market value of each preferred trust security as $50 and the fair market value of each purchase contract as $0. This position will be binding upon you (but not on the Internal Revenue Service) unless you explicitly disclose a contrary position on a statement attached to your timely filed United States federal income tax return for the taxable year in which you acquire a Corporate Unit. Thus, absent such disclosure, you should allocate the purchase price for a Corporate Unit in accordance with the foregoing. The remainder of this discussion assumes that this allocation of the purchase price of a Corporate Unit will be respected for United States federal income tax purposes.

      Sales, Exchanges or Other Taxable Dispositions of Participating Units. Upon a sale, exchange or other taxable disposition of a Participating Unit, you will be treated as having sold, exchanged or disposed of the purchase contract and the preferred trust security, the Treasury portfolio or the Treasury securities that constitute such Participating Unit and will generally recognize gain or loss equal to the difference between the portion of the proceeds you receive allocable to the purchase contract and the preferred trust security, the Treasury portfolio or Treasury securities, as the case may be, and your respective adjusted tax basis in the purchase contract and the preferred trust security, the Treasury portfolio or Treasury securities, except to the extent you are treated as receiving an amount with respect to accrued acquisition discount on the Treasury portfolio or Treasury securities, which amount will be treated as ordinary income, or to the extent you are treated as receiving an amount with respect to accrued contract adjustment payments or deferred contract adjustment payments, which may be treated as ordinary income, in each case, to the extent not previously included in income. The proceeds realized on the sale, exchange or other taxable disposition of a Participating Unit will be allocated between the purchase contract and the preferred trust security, the Treasury portfolio or Treasury securities, as the case may be, in proportion to their respective fair market values. In the case of the purchase contract, interest in the Treasury portfolio and Treasury securities, such gain or loss will generally be capital gain or loss, and such gain or loss will generally be long-term capital gain or loss if you have held such purchase contract, interest in the Treasury portfolio or Treasury securities, as applicable, for more than one year at the time of such disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to significant limitations.

      If the  disposition  of a  Participating  Unit  occurs  when the  purchase contract has a negative value, you should be considered to have received additional consideration for the preferred trust security, the Treasury portfolio or Treasury securities, as the case may be, in an amount equal to the amount of such negative value and to have paid such amount to be released from your obligation under the purchase contract. If such deemed additional consideration with respect to a preferred trust security results in income, such income should be ordinary and may not be offset by a loss realized with respect to the purchase contract. U.S. holders should consult their tax advisors regarding a disposition of a Participating Unit at a time when the purchase contract has a negative value.

      The rules that govern the determination of the character of gain or loss on the disposition of the preferred trust securities are summarized under "Preferred Trust Securities--Sales, Exchanges or Other Taxable Dispositions of Preferred Trust Securities."

      In determining gain or loss, payments to you of contract adjustment payments or deferred contract adjustment payments that have not previously been included in your income should either reduce your adjusted tax basis in the purchase contract or result in an increase in the amount realized on the disposition of the purchase contract. Any contract adjustment payments or deferred contract adjustment payments included in your income but not paid to you should increase your adjusted tax basis in the purchase contract. See "--Purchase Contracts--Contract Adjustment Payments and Deferred Contract Adjustment Payments".

Preferred Trust Securities

      Ownership of Preferred Trust Securities. We, the trust and you, by acquiring Corporate Units, agree to treat you as the owner, for United States federal, state and local income and franchise tax purposes, of the preferred trust securities that are a part of the Corporate Units that you own. The remainder of this summary assumes that you will be treated as owning the preferred trust securities that are a part of such Corporate Unit for United States federal, state and local income and franchise tax purposes.

      Classification of the Trust. In connection with the issuance of the Participating Units, Ballard Spahr Andrews & Ingersoll, LLP, tax counsel to the Company and the trust ("Tax Counsel"), will render a legal opinion generally to the effect that, under current law and assuming compliance with the terms of the declaration and certain other documents, the trust will be classified as a grantor trust and not as a partnership or an association taxable as a corporation for United States federal income tax purposes. As a result, each U.S. holder of preferred trust securities will be treated as owning an undivided beneficial interest in the senior deferrable notes held by the trust. Accordingly, you will be required to include in your gross income your pro rata share of the income arising from the senior deferrable notes. See "--Interest Income and Original Issue Discount." No corporate dividends received deduction applies to income from the senior deferrable notes.

      Classification of the Senior Deferrable Notes. We, the trust and, by acquiring Corporate Units or senior deferrable notes, you agree to treat the senior deferrable notes as indebtedness for all United States federal income tax purposes. In connection with the issuance of the senior deferrable notes, Tax Counsel will render a legal opinion generally to the effect that, under current law and assuming full compliance with the terms of the indenture and certain other documents, the senior deferrable notes will be classified as indebtedness for United States federal income tax purposes. No assurance can be given, however, that such position will not be challenged by the Internal Revenue Service or, if so challenged, that the challenge would not be successful. The remainder of this discussion assumes that the senior deferrable notes will be classified for United States federal income tax purposes as our indebtedness.

      Interest Income and Original Issue Discount. Because of the manner in which the interest rate on the senior deferrable notes is reset, the senior deferrable notes should be classified as contingent payment debt instruments subject to the "noncontingent bond method" for accruing original issue discount, as set forth in the applicable Treasury regulations. We intend to treat the senior deferrable notes as such and the remainder of this discussion assumes that the senior deferrable notes will be so treated for United States federal income tax purposes. As discussed more fully below, the effects of applying such method will be:

      o to require you, regardless of your usual method of tax accounting, to use an accrual method with respect to the senior deferrable notes;

      o for all accrual periods through the initial reset date, and possibly for accrual periods thereafter, to require you to accrue interest income in excess of interest payments actually received by you; and

      o generally to result in ordinary, rather than capital, treatment of any gain or loss on the sale, exchange or other taxable disposition of the senior deferrable notes. See "--Sales, Exchanges or Other Taxable Dispositions of Preferred Trust Securities."

      You will accrue original issue discount on a constant yield to maturity basis based on the "comparable yield" of the senior deferrable notes. The comparable yield of the senior deferrable notes will generally be the rate at which we would issue a fixed rate noncontingent debt instrument with terms and conditions similar to the senior deferrable notes. We are required to provide you the comparable yield and a projected payment schedule, based on the comparable yield. We have determined that the comparable yield is 7.00% per annum, compounded semi-annually, and the projected payments for the senior deferrable notes per $50 of principal amount are $0.57 on November 16, 2002, $0.78 for each subsequent quarter ending on or prior to August 16, 2005, $1.01 for the period ending November 16, 2005, and $2.02 for each semi-annual period ending after November 16, 2005. We have also determined that the projected payment for the senior deferrable notes, per $50 of principal amount, at the maturity date is $52.02 (which includes the stated principal amount of the senior deferrable notes as well as the final projected interest payment).

      The amount of original issue discount on a senior deferrable note for each accrual period is determined by multiplying the comparable yield of the senior deferrable note (adjusted for the length of the accrual period) by the senior deferrable note's adjusted issue price at the beginning of the accrual period. Based on the allocation of the purchase price of each Participating Unit described above (see "--Participating Units--Allocation of Purchase Price"), the adjusted issue price of each senior deferrable note, per $50 of principal amount, at the beginning of the first accrual period will be $50, and the adjusted issue price of each senior deferrable note at the beginning of each subsequent accrual period will be equal to $50, increased by any original issue discount previously accrued by you on such senior deferrable note and decreased by the projected amount of any cash payments previously made by us on the senior deferrable note. The amount of original issue discount so determined will then be allocated on a ratable basis to each day in the accrual period that you hold the senior deferrable note.

      If after a successful remarketing, the remaining amounts of principal and interest payable on the senior deferrable notes differ from the payments set forth on the foregoing projected payment schedule, negative or positive adjustments reflecting such difference should generally be taken into account by you as adjustments to interest income in a reasonable manner over the period to which they relate. We expect to account for any such difference with respect to a period as an adjustment for that period. We expect to use the foregoing comparable yield and project payment schedule for purposes of determining our own taxable income and for any required information reporting.

      You are generally bound by the comparable yield and projected payment schedule provided by us unless either is unreasonable. If you use your own comparable yield and projected payment schedule, you must explicitly disclose this fact and the reason that you have used your own comparable yield and projected payment schedule. In general, this disclosure must be made on a statement attached to your timely filed United States federal income tax return for the taxable year that includes the date of your acquisition of the senior deferrable note.

      The foregoing comparable yield and projected payment schedule are supplied solely for computing income under the noncontingent bond method for United States federal income tax purposes, and do not constitute a projection or representation as to the amounts that you will actually receive as a holder of Preferred Trust Securities or Corporate Units.

      Adjustment to Tax Basis in Preferred Trust Securities. Your tax basis in a preferred trust security will be increased by the amount of original issue discount you include in income with respect to the senior deferrable note and decreased by the amount of projected payments made by us with respect to the preferred trust security through the computation date.

      Sales, Exchanges or Other Taxable Dispositions of Preferred Trust Securities. You will recognize gain or loss on a disposition of a preferred trust security (including a redemption for cash or upon the remarketing thereof) in an amount equal to the difference between the amount realized by you on the disposition of the preferred trust security and your adjusted tax basis in such preferred trust security. Selling expenses incurred by you, including the remarketing fee, will reduce the amount of gain or increase the amount of loss you recognize upon a disposition of a preferred trust security. Gain recognized on the disposition of a preferred trust security prior to the purchase contract settlement date will be treated as ordinary interest income. Loss recognized on the disposition of a preferred trust security prior to the purchase contract settlement date will be treated as ordinary loss to the extent of your prior inclusions of original issue discount on the preferred trust security and as capital loss thereafter. In general, gain recognized on the disposition of a preferred trust security on or after the purchase contract settlement date will be ordinary interest income to the extent attributable to the excess, if any, of the total remaining principal and interest payments due on the preferred trust security over the total remaining payments set forth on the projected payment schedule for the preferred trust security. Any gain recognized in excess of such amount and any loss recognized on such a disposition will generally be treated as a capital gain or loss. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to significant limitations.

      Distribution of the Senior Deferrable Notes. Under current law, a distribution by the trust of the senior deferrable notes generally will not be taxable. You will have an aggregate tax basis in the senior deferrable notes received in the liquidation equal to your aggregate tax basis in the preferred trust securities surrendered, and the holding period of the distributed senior deferrable notes will include the period during which you held the related preferred trust securities.

      Exercise of Overallotment Option. In the event that the underwriters exercise their overallotment option granted pursuant to the underwriting agreement and, in connection with such exercise, Corporate Units are sold by the underwriters (acting in their capacity as underwriters) to the public on a date that is more than 12 days after the original issue date of the Corporate Units, then it could possibly be argued that the senior deferrable notes underlying the preferred trust securities that are part of such Corporate Units that are sold to the public after such 12 day period should be treated as a separate issue of debt instruments for United States federal income tax purposes. However, since the overallotment option has been granted to the underwriters pursuant to the terms of the underwriting agreement, for United States federal income tax purposes, we intend to treat any senior deferrable notes that may be issued after such 12 day period as being part of the same issue of debt instruments as the senior deferrable notes that are issued on the original issue date of the Corporate Units. In accordance with this treatment, holders of any Corporate Units that are sold by the underwriters (acting in their capacity as underwriters) to the public on a date that is more than 12 days after the original issue date of the Corporate Units will generally be bound by the same comparable yield and projected payment schedule provided by us for the senior deferrable notes issued on the original issue date of the Corporate Units (see "--Interest Income and Original Issue Discount"). However, there can be no assurance that our treatment of any such senior deferrable notes will be respected for United States federal income tax purposes. Moreover, if the senior deferrable notes underlying the preferred trust securities that are part of any Corporate Units that are sold to the public after such 12 day period are treated as a separate issue of debt instruments for United States federal income tax purposes, then the comparable yield and projected payment schedule for such senior deferrable notes may differ from the comparable yield and projected payment schedule provided by us for the senior deferrable notes issued on the original issue date of the Corporate Units. In such an instance, the holders of any Corporate Units that are sold to the public after such 12 day period may be required to accrue an amount of original issue discount that may be greater or less than the amount of original issue discount that would have otherwise accrued with respect to such senior deferrable notes had such senior deferrable notes in fact been treated as being part of the same issue of debt instruments as the senior deferrable notes issued on the original issue date of the Corporate Units.

Treasury Securities

      Original Issue Discount. If you hold Treasury Units, you will be required to treat your ownership interest in the Treasury securities comprising Treasury Units as an interest in a bond that was originally issued on the date you acquired the Treasury securities and that has original issue discount equal to the excess of the amount payable at maturity of such Treasury securities over the purchase price thereof. You will be required to include such original issue discount in income on a constant yield to maturity basis over the period between the purchase date of the Treasury securities and the maturity date of the Treasury securities, regardless of your method of tax accounting and in advance of the receipt of cash attributable to such original issue discount. Amounts of original issue discount included in your gross income will increase your adjusted tax basis in the Treasury securities. In the case of Treasury securities that are treated as having a maturity date of one year or less ("short-term Treasury securities"), see "--Remarketing and Tax Event Redemption of Preferred Trust Securities--Interest Income and Original Issue Discount" with regard to the treatment of short-term Treasury securities.

      Sales, Exchanges or Other Taxable Dispositions of Treasury Securities. As discussed below, you will generally not recognize gain or loss in the event that you obtain the release of Treasury securities by delivering preferred trust securities to the collateral agent. You will recognize gain or loss on a subsequent disposition of the Treasury securities in an amount equal to the difference between the amount realized by you on such disposition and your adjusted tax basis in the Treasury securities, except to the extent you are treated as receiving an amount with respect to accrued acquisition discount on the Treasury securities, which amount will be treated as ordinary income. Such gain or loss will generally be capital gain or loss and will generally be long-term capital gain or loss if you have held such Treasury securities for more than one year at the time of the disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to significant limitations.

Purchase Contracts

      Contract Adjustment Payments and Deferred Contract Adjustment Payments. There is no direct authority that addresses the treatment, under current law, of contract adjustment payments or deferred contract adjustment payments, and such treatment is, therefore, unclear. Contract adjustment payments and deferred contract adjustment payments may constitute taxable ordinary income to you, as a holder of Participating Units, when received or accrued, in accordance with your regular method of tax accounting. To the extent we are required to file information returns with respect to contract adjustment payments or deferred contract adjustment payments, we intend to report such payments as taxable ordinary income to you. You should consult your tax advisor concerning the treatment of contract adjustment payments and deferred contract adjustment payments, including the possibility that any contract adjustment payment or deferred contract adjustment payment may be treated as a loan, purchase price adjustment, rebate or payment analogous to an option premium, rather than being includible in income on a current basis. The treatment of contract adjustment payments and deferred contract adjustment payments could affect your adjusted tax basis in a purchase contract or common stock received under a purchase contract or the amount realized by a U.S. holder upon the sale or disposition of a Participating Unit or the termination of a purchase contract. See "Participating Units--Sales, Exchanges or Other Taxable Dispositions of Participating Units," "--Acquisition of Common Stock Under a Purchase Contract" and "--Termination of Purchase Contract."

      Acquisition of Common Stock Under a Purchase Contract. You will generally not recognize gain or loss on the purchase of common stock under a purchase contract, including upon an early settlement upon a cash merger, except with respect to any cash paid in lieu of a fractional share of common stock. Subject to the following discussion, your aggregate initial tax basis in the common stock received under a purchase contract should generally equal the purchase price paid for such common stock plus your adjusted tax basis in the purchase contract, if any, less the portion of such purchase price and any adjusted tax basis allocable to a fractional share. Payments of contract adjustment payments or deferred contract adjustment payments that have been received in cash by a U.S. holder but which payments the U.S. holder has determined not to include in income should reduce such U.S. holder's adjusted tax basis in the purchase contract or the common stock to be received thereunder, see "--Purchase Contracts--Contract Adjustment Payments and Deferred Contract Adjustment Payments" above. Your holding period for common stock received under a purchase contract should commence on the day following your acquisition of such common stock.

      Ownership of Common Stock Acquired Under the Purchase Contract. Any distribution on common stock we pay out of our current or accumulated earnings and profits (as determined for United States federal income tax purposes) will constitute a dividend and will be includible in your income when received by you. Any such dividend will be eligible for the dividends received deduction provided you are an otherwise qualifying corporate holder that meets the holding period and other requirements for the dividends received deduction. Upon a disposition of common stock, you will generally recognize capital gain or loss equal to the difference between the amount realized and your adjusted tax basis in the common stock. Such capital gain or loss will generally be long-term capital gain or loss if you have held such common stock for more than one year at the time of such disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to significant limitations.

      Termination of Purchase Contract. If a purchase contract terminates, you will recognize gain or loss equal to the difference between the amount realized, if any, upon such termination and your adjusted tax basis, if any, in the purchase contract at the time of such termination. Any contract adjustment payments or deferred contract adjustment payments you receive but have not previously included in income should either reduce your adjusted tax basis in the purchase contract or increase the amount realized on the termination of the purchase contract. Any contract adjustment payments or deferred contract adjustment payments you include in income but have not received should increase your adjusted tax basis in the purchase contract. Also, if a purchase contract terminates at a time when it has a negative value, such negative value may increase your gain recognized with respect to the preferred trust security, the Treasury portfolio or Treasury securities, as the case may be. See "Participating Units--Sale, Exchange or Other Taxable Disposition of a Participating Unit." Gain or loss you recognize will generally be capital gain or loss and will generally be long-term capital gain or loss if you have held such purchase contract for more than one year at the time of such termination. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to significant limitations. You will not recognize gain or loss on the receipt of your proportionate share of the preferred trust securities, Treasury securities or the Treasury portfolio upon termination of the purchase contract and will have the same adjusted tax basis and holding period in such preferred trust securities, Treasury securities or the Treasury portfolio, as the case may be, as before such termination.

      Adjustment to Settlement Rate. You may be treated as receiving a constructive dividend distribution from us if (l) the settlement rate is adjusted and as a result of such adjustment your proportionate interest in our assets or earnings and profits is increased and (2) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the settlement rate would not be considered made pursuant to such a formula if the adjustment were made to compensate you for certain taxable distributions with respect to the common stock. Thus, under certain circumstances, an increase in the settlement rate might give rise to a taxable dividend to you even though you would not receive any cash related thereto.

Substitution of Treasury Securities to Create or Recreate Treasury Units

      If you are a holder of Corporate Units that delivers Treasury securities to the collateral agent in substitution for preferred trust securities or the Treasury portfolio, you will generally not recognize gain or loss upon the delivery of such Treasury securities or the release of the preferred trust securities or the Treasury portfolio to you. You will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by you with respect to such Treasury securities and preferred trust securities or the Treasury portfolio, and your adjusted tax bases in the Treasury securities, and the preferred trust securities or the Treasury portfolio and the purchase contract will not be affected by such delivery and release.

Substitution of Preferred Trust Securities to Recreate Corporate Units

      If you are a holder of Treasury Units that delivers preferred trust securities to the collateral agent in substitution for Treasury securities, you will generally not recognize gain or loss upon the delivery of such preferred trust securities or the release of the Treasury securities to you. You will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by you with respect to such Treasury securities and preferred trust securities, and your adjusted tax bases in the Treasury securities, the preferred trust securities and the purchase contract will not be affected by such delivery and release.

Remarketing and Tax Event Redemption of Preferred Trust Securities

      If you are a holder of preferred trust securities, a remarketing or tax event redemption will be a taxable event to you and will have the United States federal income tax consequences described under "Preferred Trust Securities--Sales, Exchanges or Other Taxable Dispositions of Preferred Trust Securities."

      Ownership of Treasury Portfolio. We and, by acquiring Participating Units, you agree to treat yourself as the owner, for United States federal income tax purposes, of the applicable ownership interest in the Treasury portfolio constituting a part of the Corporate Units beneficially owned by you in the event of a remarketing of the preferred trust securities on the third business day preceding the initial reset date or November 16, 2005 or a tax event redemption prior to the purchase contract settlement date. You will include in income any amount earned on such pro rata portion of the Treasury portfolio for all tax purposes. The remainder of this summary assumes that you, as a holder of Corporate Units, will be treated as the owner of the applicable ownership interest in the Treasury portfolio that constitutes a part of such Corporate Units for United States federal income tax purposes.

      Interest Income and Original Issue Discount. Following a remarketing of the preferred trust securities on the third business day preceding the initial reset date or November 16, 2005 or a tax event redemption prior to the purchase contract settlement date, as a holder of Corporate Units, you will be required to treat your pro rata portion of each Treasury security in the Treasury portfolio as a bond that was originally issued on the date the collateral agent acquired the relevant Treasury securities and that has original issue discount (or, in the case of short-term Treasury securities, as defined below, acquisition discount) equal to your pro rata portion of the excess of the amounts payable on such Treasury securities over the value of the Treasury securities at the time the collateral agent acquired them on your behalf. Whether or not you use the cash or accrual method of tax accounting, you will be required to include original issue discount (other than original issue discount on short-term Treasury securities, as defined below) in income for United States federal income tax purposes as it accrues on a constant yield to maturity basis. The amount of such excess will constitute only a portion of the total amounts payable in respect of the Treasury portfolio. Consequently, a portion of each scheduled payment to you will be treated as a return of your investment in the Treasury portfolio and will not be considered current income for United States federal income tax purposes.

      In the case of any Treasury security with a maturity of one year or less from the date of its issue (i.e., a short-term Treasury security), in general, only accrual basis taxpayers will be required to include acquisition discount in income as it accrues. Unless you are an accrual basis taxpayer and you elect to accrue the acquisition discount on a short-term Treasury security on a constant yield to maturity basis, you will accrue acquisition discount on a straight-line basis. If you obtain the release of your applicable ownership interest in the Treasury portfolio and subsequently dispose of such interest, you will recognize ordinary income on such disposition to the extent of any gain realized that does not exceed an amount equal to the ratable share of the acquisition discount on the Treasury securities not previously included in income.

      Tax Basis of the Treasury Portfolio. Your initial tax basis in your applicable ownership interest in the Treasury portfolio will equal your pro rata portion of the amount paid by the collateral agent for the Treasury portfolio. Your adjusted tax basis in the Treasury portfolio will be increased by the amount of original issue discount or acquisition discount you include in income with respect thereto and decreased by the amount of cash received with respect to the Treasury portfolio.

Non-U.S. Holders

      The following summary is addressed to non-U.S. holders. You are a non-U.S. holder if you are not a U.S. holder as defined under "--U.S. holders." Special rules may apply if you are a "controlled foreign corporation," "passive foreign investment company" or "foreign personal holding company" and are subject to special treatment under the Code. In addition, this summary does not address holders that at any time beneficially and/or constructively own more than 5% of the Participating Units or the common stock. If we were at any time during the past five years, we are or we become, a United States real property holding corporation, such holders or, if our common stock ceases to be regularly traded, any non-U.S. holder, may be subject to United States federal withholding and/or income tax on the sale of a Participating Unit or common stock. If you are a non-U.S. holder that falls within any of the foregoing categories, you should consult your tax advisor to determine the United States federal, state, local and foreign tax consequences that may be relevant to you.

United States Federal Withholding Tax

      United States federal withholding tax will not apply to any payment of principal or interest (including original issue discount and acquisition discount) on the preferred trust securities, the Treasury securities or the Treasury portfolio provided that:

      o you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury regulations;

      o you are not a bank whose receipt of interest on the preferred trust securities is described in section 881(c)(3)(A) of the Code;

      o you are not a controlled foreign corporation that is related to us through stock ownership; and

      o (a) you provide your name, address and certain other information on an Internal Revenue Service Form W-8BEN (or a suitable substitute form), and certify, under penalties of perjury, that you are not a United States person or (b) you hold preferred trust securities, Treasury securities or an interest in the Treasury portfolio through certain foreign intermediaries or certain foreign partnerships and certain certification requirements are satisfied.

      We will generally withhold tax at a rate of 30% on the dividends, if any, paid on the shares of common stock acquired under the purchase contract and on any contract adjustment payments or deferred contract adjustment payments made with respect to a purchase contract. If a tax treaty applies, you may be eligible  for a  reduced  rate  of  withholding.  However,  contract  adjustment
payments,   deferred  contract   adjustment   payments  or  dividends  that
are effectively connected with your conduct of a trade or business within the United States (and, where a tax treaty applies, are also attributable to a United States permanent establishment maintained by you) are not subject to the withholding tax, but instead are subject to United States federal income tax, as described below. In order to claim any such exemption or reduction in the 30% withholding tax, you should provide a properly executed Internal Revenue Service Form W-8BEN (or suitable substitute form) claiming a reduction of or an exemption from withholding under an applicable tax treaty or a properly executed Internal Revenue Service Form W-8ECI (or a suitable substitute form) stating that such payments are not subject to withholding tax because they are effectively connected with your conduct of a trade or business in the United States.

      In general, United States federal withholding tax will not apply to any gain or income you realize on the sale, exchange or other disposition of the Participating Units, preferred trust securities, purchase contracts, Treasury securities, your interest in the Treasury portfolio or common stock acquired under the purchase contracts.

United States Federal Income Tax

      If you are engaged in a trade or business in the United States (and, if a tax treaty applies, if you maintain a permanent establishment within the United States) and interest (including original issue discount and acquisition discount) on the preferred trust securities, the Treasury securities and the Treasury portfolio, dividends on the common stock and, to the extent they constitute taxable income, contract adjustment payments and deferred contract adjustment payments made with respect to the purchase contracts are effectively connected with your conduct of that trade or business (and, if a tax treaty applies, that permanent establishment), you will be required to pay United States federal income tax (but will be exempt from withholding tax provided the requisite certification requirements are satisfied) on the interest, original issue discount, acquisition discount, dividends, contract adjustment payments and deferred contract adjustment payments on a net income basis in the same manner as if you were a U.S. holder. In addition, a non-U.S. holder that is a foreign corporation may be subject to a 30% branch profits tax or, if a tax treaty applies, such lower rate as provided.

      Any gain or income realized on the disposition of a Participating Unit, a purchase contract, a preferred trust security, a Treasury security, the Treasury portfolio or common stock acquired under the purchase contract generally will not be subject to United States federal income tax unless:

      o that gain or income is effectively connected with your conduct of a trade or business in the United States;

      o you are an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

      o we are or have been a "United States real property holding corporation" for United States federal income tax purposes.

      Special rules may apply to you if you are a "controlled foreign corporation," "passive foreign investment company" or "foreign personal holding company" and are subject to special treatment under the Code. If you are such an entity, you should consult your tax advisor to determine the United States federal, state, local and other tax consequences that may be relevant to you.

Backup Withholding

      Unless a U.S. holder is an exempt recipient, such as a corporation, payments under the Participating Units, preferred trust securities, purchase contracts, Treasury securities, the Treasury portfolio or common stock, the proceeds received with respect to a fractional share of common stock upon the settlement of a purchase contract, and the proceeds received from sale of the Participating Units, preferred trust securities, purchase contracts, Treasury securities, the Treasury portfolio or common stock may be subject to United States federal backup withholding tax at the applicable statutory rate if such U.S. holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements.

      If you are a non-U.S. holder, no backup withholding will be required with respect to payments we make with respect to the Participating Units or the preferred trust securities if you have provided us with an Internal Revenue Service Form W-8BEN (or a suitable substitute form) described above, and we do not have actual knowledge or reason to know that you are a United States person. In addition, no backup withholding will be required regarding the sale of the Participating Units, preferred trust securities, Treasury securities, the Treasury portfolio or common stock acquired under the purchase contracts even if made within the United States or conducted though certain United States financial intermediaries if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person or you can otherwise establish an exemption.

      Any amounts withheld under the backup withholding rules will be allowed as a credit against your United States federal income tax liability provided that the required information is furnished to the Internal Revenue Service.

                              ERISA CONSIDERATIONS

      The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the United States Internal Revenue Code of 1986, as amended (the "Code"), impose certain restrictions on (a) employee benefit plans (as defined in Section 3(3)of ERISA), (b) plans described in section 4975(e)(1) of the Code, including individual retirement accounts or Keogh plans, (c) any entities whose underlying assets include plan assets by reason of a plan's investment in such entities (each a "Plan") and (d) persons who have certain specified relationships to such Plans ("Parties in Interest" under ERISA and "Disqualified Persons" under the
Code). Moreover, based on the reasoning of the United States Supreme Court in John Hancock Life Ins. Co. v. Harris Trust and Sav. Bank, 510 U.S. 86 (1993), an insurance company's general account may be deemed to include assets of the Plans investing in the general account (e.g., through the purchase of an annuity contract), and the insurance company might be treated as a Party in Interest with respect to a Plan by virtue of such investment. ERISA also imposes certain duties on persons who are fiduciaries of Plans subject to ERISA and prohibits certain transactions between a Plan and Parties-in-Interest or Disqualified Persons with respect to such Plans.

      If we were a Party in Interest or Disqualified Person with respect to an investing Plan (or become a Party in Interest or Disqualified Person in connection with this transaction), such Plan's acquisition or holding of the Participating Units could be deemed to constitute a transaction prohibited under Title I of ERISA or Section 4975 of the Code (e.g., a loan or other extension of credit between a Plan and a Party in Interest or Disqualified Person, and/or a purchase of our stock by a Plan from a Party in Interest or Disqualified Person). Such transactions may, however, be subject to a statutory or administrative exemption such as Prohibited Transaction Class Exemption ("PTCE") 90-1, which exempts certain transactions involving insurance company pooled separate accounts; PTCE 95-60, which exempts certain transactions involving insurance company general accounts; PTCE 91-38, which exempts certain transactions involving bank collective investment funds; and PTCE 84-14, which exempts certain transactions effected on behalf of a Plan by a "qualified professional asset manager;" PTCE 96-23, which exempts certain transactions effected on behalf of a Plan by an "in-house asset manager;" PTCE 81-8, which exempts certain short-term investment transactions; Section 408(e) of ERISA and 4975(d)(13) of the Code, which exempt the acquisition or disposition of "qualifying employer securities" (as such term is defined in Section 407(d)(5) of ERISA) or pursuant to any other available exemption. There can be no assurance, however, that all of the conditions of any such exemption will be satisfied.

      By its purchase of the Participating Units (or an interest therein), each purchaser of the Participating Units will be deemed to have represented and agreed that either (i) it is not purchasing the Participating Units with the assets of any Plan or (ii) one or more exemptions apply such that the use of such assets will not constitute a non-exempt prohibited transaction under ERISA or the Code. Additionally, each purchaser of the Participating Units (or an interest therein) will be deemed to have directed the remarketing agent to take such actions as set forth in this prospectus supplement. Any Plan fiduciary that proposes to cause a Plan to purchase the Participating Units should consult with its counsel with respect to the potential applicability of ERISA and the Code to such investment and whether any exemption would be applicable and determine on its own whether all conditions of such exemption or exemptions have been satisfied.

Special Considerations Applicable to Insurance Company General Accounts

      Any investor that is an insurance company using the assets of an insurance company general account should note that the Small Business Job Protection Act of 1996 added new Section 401(c) of ERISA relating to the status of the assets of insurance company general accounts under ERISA and Section 4975 of the Code. Pursuant to Section 401(c), the DOL issued final regulations effective January 5, 2000 (the "General Account Regulations") with respect to insurance policies issued on or before December 31, 1998, that are supported by an insurer's general account. As a result of the General Account Regulations, assets of an insurance company general account will not be treated as "plan assets" for purposes of the fiduciary responsibility provisions of ERISA and Section 4975 of the Code to the extent such assets relate to contracts issued to employee benefit plans on or before December 31, 1998 and the insurer satisfies various conditions. The plan asset status of insurance company separate accounts is unaffected by new Section 401(c) of ERISA, and separate account assets continue to be treated as the plan assets of any such plan invested in a separate account.

                                  UNDERWRITING

      Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of Corporate Units listed opposite their names below.

                                                                   Number of
      Underwriter                                               Corporate Units
      -----------                                               ---------------
Merrill Lynch, Pierce, Fenner & Smith
      Incorporated                                                 2,800,000
Morgan Stanley & Co. Incorporated                                  2,800,000
Banc of America Securities LLC                                       400,000
Credit Suisse First Boston Corporation                               400,000
Deutsche Bank Securities Inc.                                        400,000
J.P. Morgan Securities Inc.                                          400,000
Lehman Brothers Inc.                                                 400,000
UBS Warburg LLC                                                      400,000
                                                                   ---------
     Total                                                         8,000,000
                                                                   =========

      The underwriters have agreed to purchase all of the Corporate Units sold under the underwriting agreement if any of these Corporate Units are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

      The underwriters are offering the Corporate Units, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Corporate Units, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers' certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

      We have granted an option to the underwriters to purchase up to an additional 1,200,000 Corporate Units at the public offering price less the underwriting commission. The underwriters may exercise this option for 30 days from the date of this prospectus supplement solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase approximately the same percentage of additional Corporate Units as the number set forth next to the underwriter's name in the preceding table bears to the total number of Corporate Units set forth next to the names of all underwriters in the preceding table. If the underwriters' overallotment option is exercised in full, the total price to the public would be approximately $460 million, the total underwriting commission would be approximately $13.8 million and the total proceeds, before expenses, would be approximately $446.2 million.

      The expenses of the offering, not including the underwriting commission, are estimated to be $800,000. The trust will not pay any underwriting discount.

      The underwriters have advised us that they propose initially to offer the Corporate Units to the public at the public offering price on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $0.90 per Corporate Unit. After the public offering, the public offering price, concession and discount may be changed.

      We have agreed that, subject to certain exceptions, without the prior written consent of the representatives on behalf of the underwriters, we will not, during the 90-day period after the date of this prospectus supplement:

      o offer, pledge, sell or contract to sell any Participating Units, Corporate Units, Treasury Units, senior deferrable notes, preferred trust securities, purchase contracts, common stock or any similar securities or any security convertible into such securities,

      o sell any option or contract to purchase any Participating Units, Corporate Units, Treasury Units, senior deferrable notes, preferred trust securities, purchase contracts, common stock or any similar securities or any security convertible into such securities,

      o purchase any option or contract to sell any Participating Units, purchase contracts, common stock or any similar securities or any security convertible into such securities,

      o grant any option, right or warrant for the sale of any Participating Units, purchase contracts, common stock or any similar securities or any security convertible into such securities,

      o lend or otherwise dispose of or transfer any Participating Units, purchase contracts, common stock or any similar securities or any security convertible into such securities, or

      o enter into any swap or other agreement or any transaction that transfers, in whole or in part, the economic equivalent of ownership of Participating Units, Corporate Units, Treasury Units, senior deferrable notes, preferred trust securities, purchase contracts, common stock or any similar securities or any security convertible into such securities.

      This agreement does not apply to issuances under our employee or director compensation plans or our employee or other investment plans. The representatives, in their sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

      The Corporate Units are a new issue of securities with no established trading market. The Corporate Units have been approved for listing on the NYSE, subject to official notice of issuance. We have been advised by the underwriters that they intend to make a market in the securities, but they are not obligated to do so and may discontinue market-making at any time without notice. We can provide no assurance as to the liquidity of, or any trading market for, the securities.

      This prospectus supplement, as amended or supplemented, may be used by the remarketing agent for remarketing or upon early settlement or cash settlement of the purchase contracts.

      Until the distribution of the Corporate Units offered hereby is completed, SEC rules may limit the underwriters and selling group members from bidding for or purchasing the Corporate Units. However, the underwriters may engage in transactions that stabilize the price of the Corporate Units, such as bids or purchases that peg, fix or maintain the price of the Corporate Units.

      In connection with the offering, the underwriters may make short sales of our Corporate Units. Short sales involve the sale by the underwriters, at the time of the offering, of a greater number of Corporate Units than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the overallotment option. The underwriters may close out any covered short position by either exercising the overallotment option or purchasing Corporate Units in the open market. In determining the source of Corporate Units to close out the covered short position, the underwriters will consider, among other things, the price of Corporate Units available for purchase in the open market as compared to the price at which they may purchase the Corporate Units through the overallotment option. Naked short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing Corporate Units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Corporate Units or our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Similar to other purchase transactions, the purchases by the underwriters to cover syndicate short positions may have the effect of raising or maintaining the market price of the Corporate Units and our common stock or preventing or retarding a decline in the market price of the Corporate Units and our common stock. As a result, the prices of the Corporate Units and our common stock may be higher than they would otherwise be in the absence of these transactions.

      Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Corporate Units or our common stock. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

      A preliminary prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of Corporate Units to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations. Merrill Lynch Direct will be facilitating distribution for this offering to certain of its internet subscription customers. Merrill Lynch, Pierce, Fenner & Smith Incorporated intends to allocate a limited number of Corporate Units for sale to its online brokerage customers. An electronic preliminary prospectus supplement is available on the internet website maintained by Merrill Lynch Direct.

      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933 or, if indemnification is not allowed, to contribute to payments the underwriters may be required to make because of those liabilities.

      In the ordinary course of business, certain of the underwriters and their affiliates have provided financial advisory, investment banking and general financing and banking services to us and certain of our affiliates for customary fees.

                                 LEGAL MATTERS

      Certain legal matters with respect to the offering of the securities will be passed on for us by James T. Foran, Esq., our Associate General Counsel, and by Ballard Spahr Andrews & Ingersoll, LLP, and for the underwriters by Sidley Austin Brown & Wood LLP. Sidley Austin Brown & Wood LLP will rely upon the opinion of Mr. Foran as to all matters of New Jersey law. Several matters of Delaware law with respect to the validity of the preferred trust securities offered hereby will be passed upon for us and the trust by Richards, Layton & Finger, P.A. Ballard Spahr Andrews & Ingersoll, LLP will rely upon the opinion of Richards, Layton & Finger, P.A. with respect to matters of Delaware law relating to the preferred trust securities.

                                    EXPERTS

      The financial statements as of December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001 and the related financial statement schedule, incorporated by reference in the prospectus dated July 3, 2002 from the Company's Annual Report on Form 10-K for the year ended December 31, 2001, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference and have have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

                              PSEG FUNDING TRUST I

                       By this prospectus, we offer up to

                                 $1,500,000,000

                                       of

                  Public Service Enterprise Group Incorporated
                         Common Stock, Preferred Stock,
               Stock Purchase Contracts, Stock Purchase Units and
                                 Debt Securities

                                       and

                              PSEG Funding Trust I
                           Preferred Trust Securities
                  Guaranteed as described in this prospectus by
                  Public Service Enterprise Group Incorporated

      We will provide the specific terms of each series or issue of securities in supplements to this prospectus. You should read this prospectus and the applicable supplement carefully before you invest.

      See "Risk Factors" beginning on page 5 for certain risks you should consider.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is July 3, 2002.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
About this Prospectus ...................................................      3
Information about the Issuers ...........................................      3
Risk Factors ............................................................      5
Forward-Looking Statements ..............................................     12
Use of Proceeds .........................................................     13
Accounting Treatment Relating to Preferred Trust Securities .............     13
Description of the Senior and Subordinated Debt Securities ..............     13
Description of the Trust Debt Securities ................................     24
Description of the Preferred Trust Securities ...........................     29
Description of the Preferred Securities Guarantee .......................     36
Relationship among the Preferred Trust Securities, the Trust
  Debt Securities and the Preferred Securities Guarantee ................     38
Description of the Capital Stock                                              39
Description of the Stock Purchase Contracts and Stock Purchase Units ....     40
Plan of Distribution ....................................................     41
Legal Matters ...........................................................     42
Experts .................................................................     42
Where You Can Find More Information .....................................     43
Incorporation of Certain Documents by Reference .........................     43

                             ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we and PSEG Funding Trust I filed with the SEC using a "shelf" registration process. Under this shelf process, we and the Trust may, from time to time, sell the securities described in this prospectus or combinations thereof in one or more offerings with a maximum aggregate initial offering price of up to $1,500,000,000.

      This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under "Where You Can Find More Information."

      In this prospectus, unless the context indicates otherwise, the words and terms "PSEG," "the company," "we," "our," "ours" and "us" refer to Public Service Enterprise Group Incorporated and its consolidated subsidiaries. "Trust" refers to PSEG Funding Trust I.

      We may use this prospectus to offer from time to time:

      o     shares of our common stock, without par value;

      o shares of our preferred stock, without par value, which may be convertible into our common stock;

      o     stock purchase contracts to purchase shares of our common stock;

      o our unsecured debt securities, which may include senior, subordinated and trust debt securities and which may be convertible into our common stock. In this prospectus, we refer to the debt securities, which may include senior debt securities, subordinated debt securities and trust debt securities, as the "debt securities;"

      o stock purchase units, consisting of a stock purchase contract and our debt securities, the Trust's preferred securities or debt obligations of third parties, including United States Treasury securities, that are pledged to secure the stock purchase unit holders' obligations under the stock purchase contracts.

      The Trust may also use this prospectus to offer from time to time its preferred securities, which we refer to in this prospectus as the "preferred trust securities." We will execute a preferred securities guarantee covering the preferred trust securities and will guarantee the Trust's obligations under the preferred trust securities as described herein.

      We sometimes refer to our common stock, preferred stock, stock purchase contracts, stock purchase units, the debt securities, the preferred trust securities and the preferred securities guarantee collectively as the "securities."

      For more detailed information about the securities, you should also review the exhibits to the registration statement, which were either filed with the registration statement or incorporated by reference to other SEC filings.

                          INFORMATION ABOUT THE ISSUERS

Public Service Enterprise Group Incorporated

      We are an integrated energy and energy services company engaged in power generation, regulated delivery of power and gas service and wholesale energy marketing and trading. We are an exempt public utility holding company under the Public Utility Holding Company Act of 1935 and neither own nor operate any physical properties. Through our subsidiaries, we are one of the leading providers of energy and energy-related services in the nation. We have four direct, wholly-owned subsidiaries:

      o Public Service Electric and Gas Company ("PSE&G"), which is an operating public utility company engaged principally in the transmission and distribution of electric energy and gas service in New Jersey;

      o PSEG Power LLC ("Power"), which is a multi-regional independent electric generation and wholesale energy marketing and trading company;

      o PSEG Energy Holdings Inc. ("Energy Holdings"), which participates nationally and internationally in energy-related lines of business through its subsidiaries; and

      o PSEG Services Corporation ("Services"), which provides administrative and support services to us and our subsidiaries.

      We are a New Jersey corporation with our principal offices located at 80 Park Plaza, Newark, New Jersey 07101. Our telephone number is (973) 430-7000.

Ratios of Earnings to Fixed Charges

      Our ratios of earnings to fixed charges for each of the periods indicated is as follows:

                                (unaudited)         Years Ended December 31,
                               Quarter Ended    --------------------------------
                              March 31, 2002    1997   1998   1999   2000   2001
                              --------------    ----   ----   ----   ----   ----
Ratios of Earnings to
  Fixed Charges ...........        2.14         2.55   2.86   3.09   2.73   2.30

      The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose earnings consist of pre-tax income from continuing operations excluding extraordinary items, plus the amount of fixed charges adjusted to exclude: the amount of any interest capitalized during the period; and the actual amount of any preferred stock dividend requirements of majority-owned subsidiaries which were included in such fixed charges amount but not deducted in the determination of pre-tax income. Fixed charges consist of: interest, whether expensed or capitalized; amortization of debt discount, premium and expense; an estimate of interest implicit in rentals; and preferred securities dividend requirements of subsidiaries and preferred stock dividends, increased to reflect our pre-tax earnings requirement.

Ratios of Earnings to Combined Fixed Charges and Preference Dividends

      Our ratios of earnings to combined fixed charges and preference dividends for each of the periods indicated is the same as our ratios of earnings to fixed charges.

The Trust

      The Trust is a statutory business trust created under the Delaware Business Trust Act and operating under a trust agreement among us, Wachovia Bank, National Association (formerly known as First Union National Bank), as the property trustee, Wachovia Trust Company, National Association (formerly known as First Union Trust Company, National Association), as Delaware trustee and one of our employees, as administrative trustee. In this prospectus, we refer to this agreement, as amended and restated, as the "trust agreement." The Trust exists only to issue and sell its preferred trust securities and common trust securities, to acquire and hold our trust debt securities as trust assets and to engage in activities incidental to the foregoing. We will own all of the Trust's outstanding common trust securities. The common trust securities will represent at least 3% of the total capital of the Trust. Payments will be made on the common trust securities pro rata with the preferred trust securities, except that the right to payment on the common trust securities will be subordinated to the rights of the preferred trust securities if there is a default under the trust agreement resulting from an event of default under the trust debt indenture.

      The Trust's business and affairs will be conducted by its trustees and us, as depositor, as set forth in the trust agreement. The office of the Delaware trustee in the State of Delaware is One Rodney Square, 920 King Street, Suite 102, Wilmington, Delaware 19801. The Trust's offices are located at 80 Park Plaza, Newark, NJ 07102 and its telephone number is (973) 430-7000.

                                  RISK FACTORS

      The following factors should be considered when reviewing our business and are relied upon by us in issuing any forward-looking statements. These factors could affect actual results and cause our results to differ materially from those expressed in any forward-looking statements made by, or on behalf of us. Some or all of these factors may apply to us and our subsidiaries.

Because A Portion Of Our Business Is Conducted Outside The United States, Adverse International Developments Could Negatively Impact Our Business

      A key component of our business strategy is the development, acquisition and operation of projects outside the United States. The economic and political conditions in certain countries where Global has interests, or in which Global is or could be exploring development or acquisition opportunities, present risks that may be different than those found in the United States including:

      o     delays in permitting and licensing;

      o     construction delays and interruption of business;

      o     risks of war;

      o     expropriation;

      o     nationalization;

      o     renegotiation or nullification of existing contracts; and

      o     changes in law or tax policy.

      Changes in the legal environment in foreign countries in which Global may develop or acquire projects could make it more difficult to obtain non-recourse project refinancing on suitable terms and could impair Global's ability to enforce its rights under agreements relating to such projects.

      Operations in foreign countries also present risks associated with currency exchange and convertibility, inflation and repatriation of earnings. In some countries in which Global may develop or acquire projects in the future, economic and monetary conditions and other factors could affect Global's ability to convert its cash distributions to United States Dollars or other freely convertible currencies, or to move funds offshore from these countries. Furthermore, the central bank of any of these countries may have the authority to suspend, restrict or otherwise impose conditions on foreign exchange transactions or to approve distributions to foreign investors. Although Global generally seeks to structure power purchase contracts and other project revenue agreements to provide for payments to be made in, or indexed to, United States Dollars or a currency freely convertible into United States Dollars, its ability to do so in all cases may be limited.

Credit, Commodity And Financial Market Risks Could Negatively Impact Our
Business

      The revenues generated by the operation of our generating stations are subject to market risks that are beyond our control. Our generation output will either be used to satisfy our wholesale contracts or be sold into the competitive power markets or under other bilateral contracts. Participants in the competitive power markets are not guaranteed any specified rate of return on their capital investments through recovery of mandated rates payable by purchasers of electricity.

      A majority of our revenue is generated by the current BGS contract with PSE&G, which expires on July 31, 2002 and is replaced with one-year contracts with various direct bidders of the New Jersey BGS Auction, and from bilateral contracts for the sale of electricity with third-party LSEs and power marketers. Nonetheless, generation revenues and results of operations will be dependent upon prevailing market prices for energy, capacity and ancillary services in the markets we serve.

      The following factors are among those that will influence the market prices for energy, capacity and ancillary services:

      o the extent of additional supplies of capacity, energy and ancillary services from current competitors or new market entrants, including the development of new generation facilities that may be able to produce electricity less expensively;

      o changes in the rules set by regulatory authorities with respect to the manner in which electricity sales will be priced;

      o transmission congestion and access in PJM and/or other competitive markets;

      o the operation of nuclear generation plants in PJM and other competitive markets beyond their presently expected dates of decommissioning;

      o prevailing market prices for enriched uranium, fuel oil, coal and natural gas and associated transportation costs;

      o     fluctuating weather conditions;

      o reduced growth rate in electricity usage as a result of factors such as national and regional economic conditions and the implementation of conservation programs; and

      o changes in regulations applicable to PJM and other Independent System Operators (ISO).

      As a result of the BGS auction, Power entered into contracts with the direct suppliers of the New Jersey electric utilities, including PSE&G, commencing August 1, 2002. These bilateral contracts are subject to credit risk. This credit risk relates to the ability of counterparties to meet their payment obligations for the power delivered under each BGS contract. Depending upon the creditworthiness of the counterparty, this risk may be substantially higher than the risk associated with potential nonpayment by PSE&G under the BGS contract expiring July 31, 2002. Any failure to collect these payments under the new BGS contracts with counterparties could have a material impact on our results of operations, cash flows and financial position.

Energy Obligations, Available Supply And Trading Risks Could Negatively Impact Our Business

      Our energy trading and marketing business frequently involves the establishment of energy trading positions in the wholesale energy markets on long-term and short-term bases. To the extent that we have forward purchase contracts to provide or purchase energy in excess of demand, a downturn in the markets is likely to result in a loss from a decline in the value of our long positions as we attempt to sell energy in a falling market. Conversely, to the extent that we enter into forward sales contracts to deliver energy we do not own, or take short positions in the energy markets, an upturn in the energy markets is likely to expose us to losses as we attempt to cover our short positions by acquiring energy in a rising market.

      If the strategy we utilize to hedge our exposures to these various risks is not effective, we could incur significant losses. Our substantial energy trading positions can also be adversely affected by the level of volatility in the energy markets that, in turn, depends on various factors, including weather in various geographical areas and short-term supply and demand imbalances, which cannot be predicted with any certainty.

Counterparty Credit Risks Or A Deterioration Of Power's Credit Quality May Have An Adverse Impact On Our Business

      We are exposed to the risk that counterparties will not perform their obligations. Although we have devoted significant resources to develop our risk management policies and procedures as well as counterparty credit requirements, and will continue to do so in the future, we can give no assurance that losses from our energy trading activities will not have a material adverse effect on our business, prospects, results of operations, financial condition or net cash flows.

      In connection with its energy trading business, Power must meet credit quality standards required by counterparties. Standard industry contracts generally require trading counterparties to maintain investment grade ratings. These same contracts provide reciprocal benefits to Power. If Power loses its investment grade credit rating, ER&T would have to provide collateral in the form of letters of credit or cash, which would significantly impact the energy trading business. This would increase our costs of doing business and limit our ability to successfully conduct our energy trading operations.

Substantial Change In The Electric Energy Industry Could Negatively Impact Our Business

      The electric energy industry in the State of New Jersey, across the country and around the world is undergoing major transformations. As a result of deregulation and the unbundling of energy supplies and services, the electric energy markets are now open to competition from other suppliers in most markets.

Increased competition from these suppliers could have a negative impact on our wholesale and retail sales. Among the factors that are common to the electric industry that affect our business are:

      o ability to obtain adequate and timely rate relief, cost recovery, including unsecuritized stranded costs, and other necessary regulatory approvals;

      o deregulation, the unbundling of energy supplies and services and the establishment of a competitive energy marketplace for products and services;

      o     energy sales retention and growth;

      o     revenue stability and growth;

      o     nuclear operations and decommissioning;

      o increased capital investments attributable to environmental regulations;

      o     managing energy trading operations;

      o ability to complete development or acquisition of current and future investments;

      o managing electric generation and distribution operations in locations outside of traditional utility service territory;

      o     exposure to market price fluctuations and volatility;

      o     regulatory restrictions on affiliate transactions; and

      o     debt and equity market concerns.

Generation Operating Performance May Fall Below Projected Levels

      Operation below expected capacity levels may result in lost revenues, increased expenses and penalties. Individual facilities may be unable to meet operating and financial obligations resulting in reduced cash flow.

      The risks associated with operating power generation facilities, each of which could result in performance below expected capacity levels, include:

      o     breakdown or failure of equipment or processes;

      o     disruptions in the transmission of electricity;

      o     labor disputes;

      o     fuel supply interruptions;

      o limitations which may be imposed by environmental or other regulatory requirements;

      o     permit limitations; and

      o operator error or catastrophic events such as fires, earthquakes, explosions, floods, acts of terrorism or other similar occurrences.

Our Ability to Service Our Debt Could Be Limited

      We are a holding company with no material assets other than the stock of our subsidiaries and project affiliates. Accordingly, all of our operations are conducted by our subsidiaries and project affiliates which are separate and distinct legal entities that have no obligation, contingent or otherwise, to pay any amounts when due on our debt or to make any funds available to us to pay such amounts. As a result, our debt will effectively be subordinated to all existing and future debt, trade creditors, and other liabilities of our subsidiaries and project affiliates and our rights and hence the rights of our creditors to participate in any distribution of assets of any subsidiary or project affiliate upon its liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary's or project affiliate's creditors, except to the extent that our claims as a creditor of such subsidiary or project affiliate may be recognized.

      We depend on our subsidiaries' and project affiliates' cash flow and our access to capital in order to service our indebtedness. The project-related debt agreements of subsidiaries and project affiliates generally restrict their ability to pay dividends, make cash distributions or otherwise transfer funds to us. These restrictions may include achieving and maintaining financial performance or debt coverage ratios, absence of events of default, or priority in payment of other current or prospective obligations.

      Our subsidiaries have financed some investments using non-recourse project level financing. Each non-recourse project financing is structured to be repaid out of cash flows provided by the investment. In the event of a default under a financing agreement which is not cured, the lenders would generally have rights to the related assets. In the event of foreclosure after a default, our subsidiary may lose its equity in the asset or may not be entitled to any cash that the asset may generate. Although a default under a project financing agreement will not cause a default with respect to our debt and that of our subsidiaries, it may materially affect our ability to service our outstanding indebtedness.

      We can give no assurances that our current and future capital structure, operating performance or financial condition will permit us to access the capital markets or to obtain other financing at the times, in the amounts and on the terms necessary or advisable for us to successfully carry out our business strategy or to service our indebtedness.

If Our Operating Performance Falls Below Projected Levels, We May Not Be Able to Service Our Debt

      The risks associated with operating power generation facilities include the breakdown or failure of equipment or processes, labor disputes and fuel supply interruption, each of which could result in performance below expected capacity levels. Operation below expected capacity levels may result in lost revenues, increased expenses, higher maintenance costs and penalties, in which case there may not be sufficient cash available to service project debt. In addition, many of Global's generation projects rely on a single fuel supplier and a single customer for the purchase of the facility's output under a long term contract. While Global generally has liquidated damage provisions in its contracts, the default by a supplier under a fuel contract or a customer under a power purchase contract could adversely affect the facility's cash generation and ability to service project debt.

      Countries in which Global owns and operates electric and gas distribution facilities may impose financial penalties if reliability performance standards are not met. In addition, inefficient operation of the facilities may cause lost revenue and higher maintenance expenses, in which case there may not be sufficient cash available to service project debt.

Our Ability To Control Cash Flow From Our Minority Investments Is Limited

      Our ability to control investments in which we own a minority interest is limited. Assuming a minority ownership role presents additional risks, such as not having a controlling interest over operations and material financial and operating matters or the ability to operate the assets more efficiently. As such, neither we nor Global are able to unilaterally cause dividends or distributions to be made to us or Global from these operations.

      Minority investments may involve risks not otherwise present for investments made solely by us and our subsidiaries, including the possibility that a partner, majority investor or co-venturer might become bankrupt, may have different interests or goals, and may take action contrary to our instructions, requests, policies or business objectives. Also, if no party has full control, there could be an impasse on decisions. In addition, certain investments of Resources are managed by unaffiliated entities which limits Resources' ability to control the activities or performance of such investments and managers.

Failure to Obtain Adequate and Timely Rate Relief Could Negatively Impact Our Business

      As a public utility, PSE&G's rates are regulated by the BPU and the FERC. These rates are designed to recover its operating expenses and allow it to earn a fair return on its rate base, which primarily consists of its property, plant and equipment less various adjustments. These rates include its electric and gas tariff rates that are subject to regulation by the BPU as well as its transmission rates that are subject to regulation by the FERC. PSE&G's base rates are set by the BPU for electric distribution and gas distribution and are effective until the time a new rate case is brought to the BPU. These base rate cases generally take place every few years. Limited categories of costs are recovered through adjustment charges that are periodically reset to reflect actual costs. If these costs exceed the amount included in PSE&G's adjustment charges, there will be a negative impact on cash flows.

      If PSE&G's operating expenses, other than costs recovered through adjustment charges, exceed the amount included in its base rates and in its FERC jurisdictional rates, there will be a negative impact on our earnings or operating cash flows.

      Global's electric and gas distribution facilities are rate-regulated enterprises. Governmental authorities establish rates charged to customers. These rates are currently sufficient to cover all operating costs and provide a return. However, in Argentina, we face considerable fiscal and cash uncertainties including potential asset impairments, due to the current economic, political and social crisis.

      We can give no assurances that rates will, in the future, be sufficient to cover Global's costs and provide a return on its investment. In addition, future rates may not be adequate to provide cash flow to pay principal and interest on the debt of Global's subsidiaries' and affiliates and to enable its subsidiaries and affiliates to comply with the terms of debt agreements.

We May Not Have Access To Sufficient Capital In The Amounts And At The Times Needed

      Capital for our projects and investments has been provided by internally-generated cash flow and borrowings by us and our subsidiaries. We require continued access to debt capital from outside sources in order to efficiently fund our capital needs and assure the success of our future projects and acquisitions. Our ability to arrange financing on a non-recourse basis and the costs of capital depend on numerous factors including, among other things, general economic and market conditions, the availability of credit from banks and other financial institutions, investor confidence, the success of current projects and the quality of new projects.

      We can give no assurances that our current and future capital structure or financial condition will permit access to bank and debt capital markets. The availability of capital is not assured since it is dependent upon our performance and that of our other subsidiaries. As a result, there is no assurance that we or our subsidiaries will be successful in obtaining financing for our projects and acquisitions or funding the equity commitments required for such projects and acquisitions in the future.

We And Our Subsidiaries Are Subject To Substantial Competition From Well Capitalized Participants In The Worldwide Energy Markets

      We and our subsidiaries are subject to substantial competition in the United States and in international markets from:

      o     merchant generators;

      o     domestic and multi-national utility generators;

      o     fuel supply companies;

      o     engineering companies;

      o     equipment manufacturers;

      o     and affiliates of other industrial companies.

      Restructuring of worldwide energy markets, including the privatization of government-owned utilities and the sale of utility-owned assets, is creating opportunities for, and substantial competition from, well-capitalized entities which may adversely affect our ability to make investments on favorable terms and achieve our growth objectives. Increased competition could contribute to a reduction in prices offered for power and could result in lower returns which may affect our ability to service our outstanding indebtedness, including short-term debt.

      Deregulation may continue to accelerate the current trend toward consolidation among domestic utilities and could also result in the further splitting of vertically-integrated utilities into separate generation, transmission and distribution businesses. As a result, additional competitors could become active in the merchant generation business. Resources faces competition from numerous well-capitalized investment and finance company affiliates of banks, utilities and industrial companies. Energy Technologies faces substantial competition from utilities and their affiliates, and HVAC and mechanical contractors.

Power Transmission Facilities May Impact Our Ability To Deliver Our Output To Customers

      Our ability to sell and deliver our electric energy products and grow our business may be adversely impacted and our ability to generate revenues may be limited if:

      o     transmission is disrupted,

      o     transmission capacity is inadequate, or

      o     a region's power transmission infrastructure is inadequate.

Regulatory Issues Significantly Impact Our Operations

      Federal, state and local authorities impose substantial regulation and permitting requirements on the electric power generation business. We are required to comply with numerous laws and regulations and to obtain numerous governmental permits in order to operate our generation stations.

      We believe that we have obtained all material energy-related federal, state and local approvals including those required by the Nuclear Regulatory Commission (NRC), currently required to operate our generation stations. Although not currently required, additional regulatory approvals may be required in the future due to a change in laws and regulations or for other reasons. We cannot assure that we will be able to obtain any required regulatory approval in the future, or that we will be able to obtain any necessary extension in receiving any required regulatory approvals. Any failure to obtain or comply with any required regulatory approvals, could materially adversely affect our ability to operate our generation stations or sell electricity to third parties.

      We are subject to pervasive regulation by the NRC with respect to the operation of our nuclear generation stations. This regulation involves testing, evaluation and modification of all aspects of plant operation in light of NRC safety and environmental requirements. The NRC also requires continuous demonstrations that plant operations meet applicable requirements. The NRC has the ultimate authority to determine whether any nuclear generation unit may operate.

      We can give no assurance that existing regulations will not be revised or reinterpreted, that new laws and regulations will not be adopted or become applicable to us or any of our generation stations or that future changes in laws and regulations will not have a detrimental effect on our business.

Environmental Regulation May Limit Our Operations

      We are required to comply with numerous statutes, regulations and ordinances relating to the safety and health of employees and the public, the protection of the environment and land use. These statutes, regulations and ordinances are constantly changing. While we believe that we have obtained all material environmental-related approvals currently required to own and operate our facilities or that these approvals have been applied for and will be issued in a timely manner, we may incur significant additional costs because of compliance with these requirements. Failure to comply with environmental statutes, regulations and ordinances could have a material effect on us, including potential civil or criminal liability and the imposition of clean-up liens or fines and expenditures of funds to bring our facilities into compliance.

      We can give no assurance that we will be able to:

      o obtain all required environmental approvals that we do not yet have or that may be required in the future;

      o obtain any necessary modifications to existing environmental approvals;

      o maintain compliance with all applicable environmental laws, regulations and approvals; or

      o     recover any resulting costs through future sales.

      Delay in obtaining or failure to obtain and maintain in full force and effect any environmental approvals, or delay or failure to satisfy any applicable environmental regulatory requirements, could prevent construction of new facilities, operation of our existing facilities or sale of energy from these facilities or could result in significant additional cost to us.

We Are Subject To More Stringent Environmental Regulation Than Many Of Our Competitors

      Our facilities are subject to both federal and state pollution control requirements. Most of our generating facilities are located in the State of New Jersey. In particular, New Jersey's environmental programs are generally considered to be more stringent in comparison to similar programs in other states. As such, there may be instances where the facilities located in New Jersey are subject to more stringent and therefore, more costly pollution control requirements than competitive facilities in other states.

Insurance Coverage May Not Be Sufficient

      We have insurance for our facilities, including:

      o     all-risk property damage insurance;

      o     commercial general public liability insurance;

      o     boiler and machinery coverage;

      o     nuclear liability; and

      o for our nuclear generating units, replacement power and business interruption insurance in amounts and with deductibles that we consider appropriate.

      We can give no assurance that this insurance coverage will be available in the future on commercially reasonable terms nor that the insurance proceeds received for any loss of or any damage to any of our facilities will be sufficient to permit us to continue to make payments on our debt. Additionally, some of our properties may not be insured in the event of an act of terrorism.

Acquisition, Construction And Development Activities May Not Be Successful

      We may seek to acquire, develop and construct new energy projects, the completion of any of which is subject to substantial risk. This activity requires a significant lead time and requires us to expend significant sums for preliminary engineering, permitting, fuel supply, resource exploration, legal and other development expenses in preparation for competitive bids or before it can be established whether a project is economically feasible.

      The construction, expansion or refurbishment of a generation, transmission or distribution facility may involve:

      o     equipment and material supply interruptions;

      o     labor disputes;

      o     unforeseen engineering environmental and geological problems; and

      o     unanticipated cost overruns.

The proceeds of any insurance, vendor warranties or performance guarantees may not be adequate to cover lost revenues, increased expenses or payments of liquidated damages. In addition, some power purchase contracts permit the customer to terminate the related contract, retain security posted by the developer as liquidated damages or change the payments to be made to the subsidiary or the project affiliate in the event specified milestones, such as commencing commercial operation of the project, are not met by specified dates. If project start-up is delayed and the customer exercises these rights, the project may be unable to fund principal and interest payments under its project financing agreements. We can give no assurance that we will obtain access to the substantial debt and equity capital required to develop and construct new generation projects or to refinance existing projects to supply anticipated future demand.

Changes In Technology May Make Our Power Generation Assets Less Competitive

      A key element of our business plan is that generating power at central power plants produces electricity at relatively low cost. There are other technologies that produce electricity, most notably fuel cells, microturbines, windmills and photovoltaic (solar) cells. While these methods are not currently cost-effective, it is possible that advances in technology will reduce the cost of alternative methods of producing electricity to a level that is competitive with that of most central station electric production. If this were to happen, our market share could be eroded and the value of our power plants could be significantly impaired. Changes in technology could also alter the channels through which retail electric customers buy electricity, which could affect our financial results.

Recession, Acts Of War Or Terrorism Could Negatively Impact Our Business

      The consequences of a prolonged recession and adverse market conditions may include the continued uncertainty of energy prices and the capital and commodity markets. We cannot predict the impact of any continued economic slowdown or fluctuating energy prices; however, such impact could have a material adverse effect on our financial condition, results of operations and net cash flows.

      Like other operators of major industrial facilities, our generation plants, fuel storage facilities and transmission and distribution facilities may be targets of terrorist activities that could result in disruption of our ability to produce or distribute some portion of our energy products. Any such disruption could result in a significant decrease in revenues and/or significant additional costs to repair, which could have a material adverse impact on our financial condition, results of operation and net cash flows.

                           FORWARD-LOOKING STATEMENTS

      This prospectus includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this prospectus or in the documents or information incorporated by reference or deemed to be incorporated by reference in this prospectus that address activities, events or developments that we expect or anticipate will or may occur in the future, including such matters as our projections, future capital expenditures, business strategy, competitive strengths, goals, expansion, market and industry developments and the growth of our businesses and operations, are forward-looking statements. These statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate under the circumstances. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. These statements are based on management's beliefs as well as assumptions made by and information currently available to management. When used herein, the words "will," "anticipate," "intend," "estimate," "believe," "expect," "plan," "hypothetical," "potential," and variations of such words and similar expressions are intended to identify forward-looking statements. The following review of factors should not be construed as exhaustive or as any admission regarding the adequacy of our disclosures prior to the effective date of the Private Securities Litigation Reform Act of 1995. These risks and uncertainties include:

      o the significant considerations and risks discussed in any incorporated document or prospectus supplement;

      o     general and local economic, market or business conditions;

      o industrial, commercial and residential growth in the markets we serve;

      o since a portion of our business is conducted outside the United States, adverse international developments;

      o demand (or lack thereof) for electricity, capacity and ancillary services in the markets served by our generation units;

      o     increasing competition from other companies;

      o the acquisition and development opportunities (or lack thereof) that may be presented to and pursued by us;

      o terrorist threats and activities, particularly with respect to our generation facilities, economic uncertainty caused by recent terror attacks on the United States and potential adverse reactions to United States anti-terrorism activities;

      o nuclear decommissioning and the availability of storage facilities for spent nuclear fuel;

      o     changes in laws or regulations that are applicable to us;

      o     environmental constraints on construction and operation;

      o     the rapidly changing market for energy products;

      o     licensing approval for our nuclear and other operating stations;

      o the ability to economically and safely operate our generating facilities in accordance with regulatory requirements;

      o the ability to obtain adequate and timely rate relief in our regulated businesses;

      o the ability to maintain insurance for our operations and facilities at reasonable rates;

      o     access to capital;

      o     credit, commodity and financial market risks; and

      o other factors, such as weather conditions, many of which are beyond our control.

      Consequently, all of the forward-looking statements made in this prospectus are qualified by these cautionary statements and we cannot assure you that the results or developments anticipated by us will be realized or, even if realized, will have the expected consequences to or effects on us or our business prospects, financial condition or results of operations. You should not place undue reliance on these forward-looking statements in making your investment decision. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to these forward-looking statements to reflect events or circumstances that occur or arise or are anticipated to occur or arise after the date hereof. In making an investment decision regarding the securities, we are not making, and you should not infer, any representation about the likely existence of any particular future set of facts or circumstances. The forward-looking statements contained in this prospectus, any prospectus supplement and the documents incorporated by reference or deemed to be incorporated by reference into this prospectus and any related prospectus supplement are intended to qualify for the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

                                 USE OF PROCEEDS

      Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities for general corporate purposes, including repayment of outstanding debt. The Trust will use all of the proceeds received from the sale of its preferred trust securities and common trust securities to purchase our trust debt securities.

           ACCOUNTING TREATMENT RELATING TO PREFERRED TRUST SECURITIES

      The financial statements of the Trust will be consolidated with our financial statements, with the preferred trust securities shown on our consolidated financial statements as our guaranteed preferred beneficial interest in trust debt securities. Our financial statements will include a footnote that discloses, among other things, that the assets of the Trust consist of our trust debt securities and will specify the designation, principal amount, interest rate or formula and maturity date of the trust debt securities.

           DESCRIPTION OF THE SENIOR AND SUBORDINATED DEBT SECURITIES

      We may issue from time to time one or more series of the senior debt securities under our Senior Indenture dated as of November 1, 1998 between us and Wachovia Bank, National Association (formerly known as First Union National
Bank), as Senior Trustee, or one or more series of the subordinated debt securities under our Subordinated Indenture to be entered into between us and Wachovia Bank, National Association, as Subordinated Trustee. The term "Trustee" refers to either the Senior Trustee or the Subordinated Trustee, as appropriate. We will provide information about these debt securities in a prospectus supplement.

      The Senior Indenture and the form of Subordinated Indenture (sometimes together referred as the "Indentures" and, individually, as an "Indenture") are filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. The Indentures are subject to and governed by the Trust Indenture Act of 1939. We have summarized the material terms and provisions of the Indentures. Because this section is a summary, it does not describe every aspect of the debt securities and the Indentures. We urge you to read the Indenture that governs your debt securities for provisions that may be important to you.

Provisions Applicable to Both the Senior and Subordinated Indentures

General

      The debt securities will be our unsecured obligations. The senior debt securities will rank equally with all other of our unsecured and unsubordinated indebtedness. The subordinated debt securities will be subordinated in right of payment to the prior payment in full of our senior indebtedness as described below under " Subordinated Indenture Provisions." In this section, unless the context requires, the words "we," "our," "ours" and "us" refer to Public Service Enterprise Group Incorporated and not its consolidated subsidiaries.

      Because we are a holding company and conduct all of our operations through our subsidiaries, holders of our debt securities will generally have a junior position to claims of creditors of those subsidiaries, including trade creditors, debt holders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders other than, in each case, where we are the creditor. As of March 31, 2002, PSE&G had 795,234 shares of its preferred stock outstanding with an aggregate par value of approximately $80 million. Our subsidiaries have ongoing corporate debt programs used to finance their business activities. As of March 31, 2002, our subsidiaries had approximately $11.8 billion of debt outstanding.

      Each Indenture provides that any debt securities proposed to be sold under this prospectus and the accompanying prospectus supplement may be issued in an unlimited amount under that Indenture in one or more series, in each case as authorized by us from time to time.

      You should read the relevant prospectus supplement for a description of the material terms of any debt securities being offered, including:

      o the title of the debt securities and whether the debt securities will be senior debt securities or subordinated debt securities;

      o the aggregate principal amount of the debt securities and any limit on the aggregate principal amount of the debt securities of that series;

      o if less than the principal amount of the debt securities are payable upon acceleration of the maturity of the debt securities, the portion that will be payable or how this portion will be determined;

      o the date or dates, or how the date or dates will be determined or extended, on which the principal of the debt securities will be payable;

      o the rate or rates of interest, which may be fixed or variable, that the debt securities will bear, if any, or how the rate or rates will be determined;

      o     the terms of any remarketing of the debt securities;

      o the date or dates from which interest, if any, on the debt securities will accrue or how the date or dates will be determined;

      o the interest payment dates, if any, and the record dates for any interest payments or how the date or dates will be determined;

      o the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

      o the right, if any, to extend interest payment periods and the duration of any extension;

      o     any optional redemption provisions;

      o any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

      o whether the debt securities will be issued as registered securities, bearer securities or both and any applicable restrictions;

      o whether the debt securities will be issuable in temporary or permanent global form and any applicable restrictions or limitations;

      o the place or places where the principal of and any premium and interest on the debt securities will be payable and to whom and how those payments will be made;

      o whether the debt securities are convertible or exchangeable into any other securities and, if so, the applicable terms and conditions;

      o the denominations in which the debt securities will be issuable, if other than $1,000 or any integral multiple thereof in the case of registered securities and $5,000 in the case of bearer securities;

      o the index, if any, with reference to which the amount of principal of or any premium or interest on the debt securities will be determined;

      o if other than the applicable Trustee, the identity of each security registrar and/or paying agent;

      o the applicability of the provisions of the applicable Indenture described below under "-- Satisfaction and Discharge, Defeasance and Covenant Defeasance" and any provisions in modification of, in addition to or in lieu of any of these provisions;

      o whether and under what circumstances we will pay additional amounts in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay the additional amounts (and the terms of this option);

      o any deletions, additions or changes in the events of default in the applicable Indenture and any change in the right of the Trustee or the holders to declare the principal amount of the debt securities due and payable;

      o any deletions, additions or changes in the covenants in the applicable Indenture;

      o the applicability of or any change in the subordination provisions of the Indenture for a series of debt securities;

      o any provisions granting special rights to holders of the debt securities upon the occurrence of specified events; and

      o     any other material terms of the debt securities.

      If applicable, the prospectus supplement will also set forth information concerning any other securities offered thereby and a discussion of federal income tax considerations relevant to the debt securities being offered.

      For purposes of this prospectus, any reference to the payment of principal of or premium or interest, if any, on the debt securities will include the payment of any additional amounts required by the terms of the debt securities.

      Debt securities may provide for less than the entire principal amount to be payable upon acceleration of the maturity date ("original issue discount securities"). Federal income tax and other matters concerning any original issue discount securities will be discussed in the applicable prospectus supplement.

      Neither Indenture limits the amount of debt securities that may be issued in distinct series from time to time. Debt securities issued under an Indenture are referred to, when a single Trustee is acting as trustee for all debt securities issued under an Indenture, as the "indenture securities." Each Indenture provides that there may be more than one Trustee thereunder, each with respect to one or more different series of indenture securities. See "-- Resignation of Trustee" below. At a time when two or more Trustees are acting under either Indenture, each with respect to only certain series, the term indenture securities will mean the one or more series with respect to which each respective Trustee is acting. In the event that there is more than one Trustee under either Indenture, the powers and trust obligations of each Trustee as described herein will extend only to the one or more series of indenture securities for which it is Trustee. If two or more Trustees are acting under either Indenture, then the indenture securities for which each Trustee is acting would in effect be treated as if issued under separate indentures.

      The general provisions of the Indentures do not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protection in the event of a highly leveraged or similar transaction involving us. Please refer to the prospectus supplement for information with respect to any deletions from, modifications of or additions to the events of default or our covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

      We have the ability to issue indenture securities with terms different from those of indenture securities previously issued and, without the consent of the holders thereof, to reopen a previous series of indenture securities and issue additional indenture securities of that series, unless the reopening was restricted when that series was created.

Denominations, Registration and Transfer

      Debt securities of a series may be issuable solely as registered securities, solely as bearer securities or as both registered securities and bearer securities. The Indentures also provide that debt securities of a series may be issuable in global form. See "-- Book-Entry Debt Securities." Unless otherwise provided in the prospectus supplement, debt securities denominated in U.S. dollars (other than global securities, which may be of any denomination) are issuable in denominations of $1,000 or any integral multiples of $1,000 (in the case of registered securities) and in the denomination of $5,000 (in the case of bearer securities). Unless otherwise indicated in the prospectus supplement, bearer securities will have interest coupons attached.

      Registered securities will be exchangeable for other registered securities of the same series. If provided in the prospectus supplement, bearer securities (with all unmatured coupons, except as provided below, and all matured coupons which are in default) of any series may be similarly exchanged for registered securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. If so provided, bearer securities surrendered in exchange for registered securities between a regular record date or a special record date and the relevant date for payment of interest will be surrendered without the coupon relating to that date for payment of interest, and interest will not be payable in respect of the registered security issued in exchange for the bearer security, but will be payable only to the holder of the coupon when due in accordance with the terms of the applicable Indenture. Unless otherwise specified in the prospectus supplement, bearer securities will not be issued in exchange for registered securities.

      Registered securities of a series may be presented for registration of transfer and debt securities of a series may be presented for exchange

      o at each office or agency required to be maintained by us for payment of that series as described in " Payment and Paying Agents" below, and

      o at each other office or agency that we may designate from time to time for those purposes.

      No service charge will be made for any transfer or exchange of debt securities, but we may require payment of any tax or other governmental charge payable in connection with the transfer or exchange.

      We will not be required to

      o issue, register the transfer of or exchange debt securities during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on

            - if debt securities of the series are issuable only as registered securities, the day of mailing of the relevant notice of redemption and

            - if debt securities of the series are issuable as bearer securities, the day of the first publication of the relevant notice of redemption, or, if debt securities of the series are also issuable as registered securities and there is no publication, the day of mailing of the relevant notice of redemption;

      o register the transfer of or exchange any registered security, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part;

      o exchange any bearer security called for redemption, except to exchange the bearer security for a registered security of that series and like tenor that is simultaneously surrendered for redemption; or

      o issue, register the transfer of or exchange any debt security which has been surrendered for repayment at the option of the holder, except the portion, if any, of that debt security not to be so repaid.

Payment and Paying Agents

      Unless otherwise provided in the prospectus supplement, premium, interest and additional amounts, if any, on registered securities will be payable at any office or agency to be maintained by us in Morristown, New Jersey and The City of New York, except that at our option interest may be paid

      o by check mailed to the address of the person entitled thereto appearing in the security register or

      o by wire transfer to an account maintained by the person entitled thereto as specified in the security register.

      Unless otherwise provided in the prospectus supplement, payment of any installment of interest due on any interest payment date for registered securities will be made to the person in whose name the registered security is registered at the close of business on the regular record date for that interest.

      If debt securities of a series are issuable solely as bearer securities or as both registered securities and bearer securities, unless otherwise provided in the prospectus supplement, we will be required to maintain an office or agency

      o outside the United States where, subject to any applicable laws and regulations, the principal of and premium, and interest, if any, on the series will be payable and

      o in The City of New York for payments with respect to any registered securities of that series (and for payments with respect to bearer securities of that series in the limited circumstances described below, but not otherwise);

provided that, if required in connection with any listing of debt securities on the Luxembourg Stock Exchange or any other stock exchange located outside the United States, we will maintain an office or agency for those debt securities in any city located outside the United States required by the applicable stock exchange. The initial locations of those offices and agencies will be specified in the prospectus supplement. Unless otherwise provided in the prospectus supplement, principal of and premium, if any and interest, if any, on bearer securities may be paid by wire transfer to an account maintained by the person entitled thereto with a bank located outside the United States. Unless otherwise provided in the prospectus supplement, payment of installments of interest on any bearer securities on or before maturity will be made only against surrender of coupons for those interest installments as they mature. Unless otherwise provided in the prospectus supplement, no payment with respect to any bearer security will be made at any office or agency of ours in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. However, payments of principal of and premium, if any and interest, if any, on bearer securities payable in U.S. dollars will be made at the office of our paying agent in The City of New York if payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions.

      We may from time to time designate additional offices or agencies, approve a change in the location of any office or agency and, except as provided above, rescind the designation of any office or agency.

Events of Default

      The following will constitute events of default under each Indenture with respect to any series of debt securities, unless we state otherwise in the applicable prospectus supplement:

      o we do not pay interest on a debt security of that series within 30 days of its due date;

      o we do not pay principal of, or any premium on, a debt security of the series on its due date;

      o we do not deposit any sinking fund payment when due by the terms of any debt security of that series;

      o we remain in breach of a covenant in respect of the debt securities of the series for 60 days after we receive a written notice of default stating we are in breach. The notice must be sent by either the Trustee or holders of at least 25% of the principal amount of debt securities of the series;

      o we file for bankruptcy or a court appoints a custodian or orders our liquidation under any bankruptcy law or certain other events in bankruptcy, insolvency or reorganization occur; and

      o any other event of default provided with respect to debt securities of that series occurs.

      We are required to file with the applicable Trustee, annually, an officer's certificate as to our compliance with all conditions and covenants under the applicable Indenture. Each Indenture provides that the applicable Trustee may withhold notice to the holders of debt securities of a series of any default (except payment defaults on the debt securities of that series) if it considers it in the interest of the holders of debt securities of such series to do so.

      If an event of default with respect to debt securities of a series has occurred and is continuing, the applicable Trustee or the holders of not less than 25% in principal amount of outstanding debt securities of that series may declare the applicable principal amount of all of the debt securities of that series to be due and payable immediately.

      Subject to the provisions of the applicable Indenture relating to the duties of the Trustee, in case an event of default with respect to debt securities of a series has occurred and is continuing, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of the holders of debt securities of that series, unless the holders have offered the Trustee reasonable indemnity against the expenses and liabilities which might be incurred by it in compliance with that request. Subject to such provisions for the indemnification of the applicable Trustee, the holders of a majority in principal amount of the outstanding debt securities of a series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to the debt securities of that series.

      The holders of a majority in principal amount of the outstanding debt securities of a series may, on behalf of the holders of all debt securities of that series and any related coupons, waive any past default with respect to that series and its consequences, except a default

      o in the payment of the principal of, or premium, or interest, if any, on any debt security of that series or any related coupons or

      o relating to a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding debt security of that series affected by the modification or amendment.

Merger or Consolidation

      Each Indenture provides that we may not consolidate with or merge with or into any other corporation or convey or transfer our properties and assets as an entirety or substantially as an entirety to any person, unless either we are the continuing corporation or such corporation or person assumes by supplemental indenture all of our obligations under such Indenture and the securities issued thereunder and immediately after the transaction no default shall exist.

Modification or Waiver

      Modification and amendment of an Indenture may be made by us and the Trustee thereunder with the consent of the holders of a majority in principal amount of all outstanding indenture securities issued thereunder that are affected by the modification or amendment. The consent of the holder of each outstanding indenture security affected is, however, required to:

      o change the maturity of the principal of or any installment of principal of or interest on that indenture security;

      o reduce the principal amount of, or the rate or amount of interest in respect of, or any premium payable upon the redemption of, that indenture security, or change the manner of calculation thereof;

      o change our obligation, if any, to pay additional amounts in respect of that indenture security;

      o reduce the portion of the principal of an original issue discount security or indexed security that would be due and payable upon a declaration of acceleration of the maturity date thereof or provable in bankruptcy;

      o adversely affect any right of repayment at the option of the holder of that indenture security;

      o change the place or currency of payment of principal, premium or interest on that indenture security;

      o impair the right to institute suit for the enforcement of any such payment on or after the maturity date, redemption date or repayment date;

      o adversely affect any right to convert or exchange that indenture security;

      o reduce the percentage in principal amount of that outstanding indenture securities required to amend or waive compliance with certain provisions of the applicable Indenture or to waive certain defaults;

      o     reduce the requirements for voting or quorum described below; or

      o modify any of the foregoing requirements or any of the provisions relating to waiving past defaults or compliance with certain restrictive provisions, except to increase the percentage of holders required to effect any such waiver or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holders of each indenture security affected thereby.

      In addition, under the Subordinated Indenture, no modification or amendment thereof may, without the consent of the holder of each outstanding subordinated security affected thereby, modify any of the provisions of that Indenture relating to the subordination of the subordinated securities in a manner adverse to the holders and no such modification or amendment may adversely affect the rights of any holder of senior indebtedness described under the caption "-- Subordinated Indenture Provisions" without the consent of that holder of senior indebtedness.

      The holders of a majority in aggregate principal amount of outstanding indenture securities have the right to waive our compliance with certain covenants in the applicable Indenture.

      Modification and amendment of an Indenture may be made by the applicable Trustee and us, without the consent of any holder, for any of the following purposes:

      o to evidence the succession of another person to us as obligor under such Indenture;

      o to add to our covenants for the benefit of the holders of all or any series of indenture securities issued under the Indenture or to surrender any right or power conferred upon us by the Indenture;

      o to add events of default for the benefit of the holders of all or any series of indenture securities;

      o to add to or change any provisions of the Indenture to facilitate the issuance of, or to liberalize the terms of, bearer securities, or to permit or facilitate the issuance of indenture securities in uncertificated form, provided that any such actions do not adversely affect the holders of the indenture securities or any related coupons;

      o to change or eliminate any provisions of the Indenture, as long as that change or elimination will become effective only when there are no indenture securities outstanding entitled to the benefit of those provisions;

      o to secure the indenture securities under the applicable Indenture pursuant to any requirements of the Indenture, or otherwise;

      o to establish the form or terms of indenture securities of any series and any related coupons;

      o to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee;

      o to cure any ambiguity, defect or inconsistency in the Indenture, provided that action does not adversely affect the interests of holders of indenture securities of a series issued thereunder or any related coupons in any material respect; or

      o to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of indenture securities thereunder, provided that the action does not adversely affect the interests of the holders of any indenture securities and any related coupons in any material respect.

      In determining whether the holders of the requisite principal amount of outstanding indenture securities have given any request, demand, authorization, direction, notice, consent or waiver under the applicable Indenture or whether a quorum is present at a meeting of holders of indenture securities thereunder,

      o the principal amount of an original issue discount security that will be deemed to be outstanding will be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the maturity thereof,

      o the principal amount of an indexed security that may be counted in making such determination will be equal to the principal face amount of the indexed security at original issuance, unless otherwise provided with respect to the indexed security pursuant to the Indenture and

      o indenture securities owned by us or any other obligor upon the indenture securities or any affiliate of ours or of any other obligor shall be disregarded.

      Each Indenture contains provisions for convening meetings of the holders of indenture securities of a series if indenture securities of that series are issuable as bearer securities. A meeting may be called at any time by the applicable Trustee, and also, upon request, by us or the holders of at least 10% in principal amount of the outstanding indenture securities of that series, in any such case upon notice given as provided in the applicable Indenture. Except for any consent that must be given by the holder of each indenture security affected thereby, as described above, any resolution presented at a meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding indenture securities of that series; except that any resolution with respect to any action that may be made, given or taken by the holders of a specified percentage which is less than a majority in principal amount of the outstanding indenture securities of a series may be adopted at a meeting at which a quorum is present by the affirmative vote of the holders of that specified percentage in principal amount of the outstanding indenture securities of that series. Any resolution passed or decision taken at any meeting of holders of indenture securities of a series held in accordance with the applicable Indenture will be binding on all holders of indenture securities of that series and any related coupons. The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in principal amount of the outstanding indenture securities of a series; except that, if any action is to be taken at the meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding indenture securities of a series, the persons holding or representing that specified percentage in principal amount of the outstanding indenture securities of that series will constitute a quorum.

Satisfaction and Discharge, Full Defeasance and Covenant Defeasance

      We may discharge certain of our obligations to holders of debt securities of a series that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or are due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable Trustee, in trust, funds in an amount sufficient to make interest, principal and any other payments on the debt securities on their various due dates.

      Each Indenture provides that, if the series of the debt securities provides for it, we may elect either to defease and be discharged from any and all obligations with respect to the debt securities and any related coupons, with certain limited exceptions (this is called "full defeasance") or to be released from our obligations under any specified covenant with respect to those debt securities and any related coupons, and any omission to comply with those obligations shall not constitute a default or an event of default with respect to those debt securities and any related coupons (this is called "covenant defeasance").

      In order to effect full defeasance or covenant defeasance, we must deposit for the benefit of all holders of the debt securities of the particular series a combination of cash and/or U.S. government securities or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and other payments on the debt securities on their various due dates.

      A trust may only be established if, among other things, we have delivered to the applicable Trustee a legal opinion stating that the holders of the debt securities and any related coupons will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred, and the legal opinion, in the case of full defeasance must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture.

      In the event we effect covenant defeasance with respect to any debt securities and any related coupons and those debt securities and coupons are declared due and payable because of the occurrence of certain events of default with respect to any covenant as to which there has been covenant defeasance, the amount of funds on deposit with the applicable Trustee will be sufficient to pay amounts due on those debt securities and coupons at the time of their stated maturity date but may not be sufficient to pay amounts due on those debt securities and coupons at the time of the acceleration resulting from the event of default. In such case, we would remain liable to make payment of those amounts due at the time of acceleration.

      If the applicable Trustee or any paying agent is unable to apply any money in accordance with the applicable Indenture by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then our obligations under the Indenture and the debt securities and any related coupons will be revived and reinstated as though no deposit had occurred pursuant to the Indenture, until the Trustee or paying agent is permitted to apply all such money in accordance with such Indenture.

      The prospectus supplement may further describe the provisions, if any, permitting full defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series and any related coupons.

Book-Entry Debt Securities

      Debt securities of a series may be issued, in whole or in part, in global form that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities may be issued in either registered or bearer form and in either temporary or permanent form (a "global security"). Unless otherwise provided in the prospectus supplement, debt securities that are represented by a global security will be issued in denominations of $1,000 and any integral multiple thereof, and will be issued in registered form only, without coupons. Payments of principal of (and premium, if any) and interest, if any, on debt securities represented by a global security will be made by us to the applicable Trustee and then by such Trustee to the depositary.

      We anticipate that any global securities will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), New York, New York, that global securities will be registered in the name of DTC's nominee, and that the following provisions will apply to the depositary arrangements with respect to any global securities. Additional or differing terms of the depositary arrangements will be described in the prospectus supplement.

      So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole holder of the debt securities represented by such global security for all purposes under the applicable Indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have debt securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities in certificated form and will not be considered the owners or holders thereof under the applicable Indenture. The laws of some states require that certain purchasers of securities take physical delivery of such securities in certificated form; those laws may limit the transferability of beneficial interests in a Global Security.

      If

      o DTC is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by us within 90 days following notice to us;

      o we determine, in our sole discretion, not to have any debt securities represented by one or more global securities; or

      o an event of default under the applicable Indenture has occurred and is continuing, then we will issue individual debt securities in certificated form in exchange for the relevant global securities.

      In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery of individual debt securities in certificated form of like tenor and rank, equal in principal amount to such beneficial interest and to have such debt securities in certificated form registered in its name. Unless otherwise provided in the prospectus supplement, debt securities so issued in certificated form will be issued in denominations of $1,000 or any integral multiple thereof and will be issued in registered form only, without coupons.

      The following is based on information furnished by DTC and applies to the extent that it is the depositary, unless otherwise provided in the prospectus supplement:

      Registered Owner. The debt securities will be issued as fully registered securities in the name of Cede & Co., which is DTC's partnership nominee. The applicable Trustee will deposit the global securities with the depositary. The deposit with the depositary and its registration in the name of Cede & Co. will not change the nature of the actual purchaser's ownership interest in the debt securities.

      DTC's Organization. DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of that law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

      DTC is owned by a number of its direct participants and the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and some other organizations that directly participate in DTC. Other entities may access DTC's system by clearing transactions through or maintaining a custodial relationship with direct participants. The rules applicable to DTC and its participants are on file with the SEC.

      DTC's Activities. DTC holds securities that its participants deposit with it. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts. Doing so eliminates the need for physical movement of securities certificates.

      Participant's Records. Except as otherwise provided in this prospectus or a prospectus supplement, purchases of debt securities must be made by or through a direct participant, which will receive a credit for the debt securities on the depositary's records. The purchaser's interest is in turn to be recorded on the participant's records. Actual purchasers will not receive written confirmation from the depositary of their purchase, but they generally receive confirmations, along with periodic statements of their holdings, from the participants through which they entered into the transaction.

      Transfers of interests in the global securities will be made on the books of the participants on behalf of the actual purchasers. Certificates representing the interest in debt securities will not be issued unless the use of global securities is suspended.

      The depositary has no knowledge of the actual purchasers of global securities. The depositary's records only reflect the identity of the direct participants, who are responsible for keeping account of their holdings on behalf of their customers.

      Notices among the Depositary, Participants and Actual Purchasers. Notices and other communications by the depositary, its participants and the actual purchasers will be governed by arrangements among them, subject to any legal requirements in effect. Any redemption notices will be sent to DTC. If less than all of the securities within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

      Voting Procedures. Neither DTC nor Cede & Co. will give consents for or vote the global securities. The depositary generally mails an omnibus proxy to us just after the applicable record date. That proxy assigns Cede & Co.'s voting rights to the direct participants to whose accounts the debt securities are credited at that time.

      Payments. Principal and interest payments made by us will be delivered to the depositary. DTC's practice is to credit direct participants' accounts on the applicable payment date unless it has reason to believe that it will not receive payment on that date. Payments by participants to actual purchasers will be governed by standing instructions and customary practices, as is the case with securities held for customers in bearer form or registered in "street name." Those payments will be the responsibility of that participant and not the depositary, the applicable Trustee or us, subject to any legal requirements in effect at that time.

      We are responsible for payment of principal, interest and premium, if any, to the applicable Trustee who is responsible for paying it to the depositary. The depositary is responsible for disbursing those payments to direct participants. The participants are responsible for disbursing payments to the actual purchasers.

      DTC may discontinue providing its services as securities depositary with respect to the debt securities at any time by giving reasonable notice to the applicable paying agent or us. Under such circumstances, in the event that a successor securities depositary is not appointed, debt security certificates are required to be printed and delivered.

      We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, debt security certificates will be printed and delivered.

      The information in this section concerning DTC and DTC's book-entry system has been obtained from sources (including DTC) that we believe to be reliable, but we take no responsibility for the accuracy thereof.

      Unless stated otherwise in the prospectus supplement, the underwriters or agents with respect to a series of debt securities issued as global securities will be direct participants in DTC.

      None of any underwriter or agent, the Trustees, any applicable paying agent or us will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Resignation of Trustee

      The Trustee may resign or be removed with respect to one or more series of indenture securities and a successor Trustee may be appointed to act with respect to the series. In the event that two or more persons are acting as Trustee with respect to different series of indenture securities under one of the Indentures, each such Trustee shall be a Trustee of a trust thereunder separate and apart from the trust administered by any other Trustee, and any action described herein to be taken by the Trustee may then be taken by each Trustee with respect to, and only with respect to, the one or more series of indenture securities for which it is Trustee.

Subordinated Indenture Provisions

      Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of and premium and interest, if any, on subordinated securities is to be subordinated to the extent provided in the Subordinated Indenture in right of payment to the prior payment in full of all Senior Indebtedness, but our obligation to make payment of the principal of and premium and interest, if any, on the subordinated securities will not otherwise be affected. In addition, no payment on account of principal or premium, sinking fund or interest, if any, may be made on the subordinated securities at any time unless full payment of all amounts due in respect of the principal and premium, sinking fund and interest on Senior Indebtedness has been made or duly provided for in money.

      In the event that, notwithstanding the foregoing, any payment by us is received by the Subordinated Trustee or the holders of any of the subordinated securities before all Senior Indebtedness is paid in full, the payment or distribution shall be paid over to the holders of the Senior Indebtedness or on their behalf for application to the payment of all the Senior Indebtedness remaining unpaid until all the Senior Indebtedness has been paid in full, after giving effect to any concurrent payment or distribution to the holders of the Senior Indebtedness. Subject to the payment in full of all Senior Indebtedness upon this distribution, the holders of the subordinated securities will be subrogated to the rights of the holders of the Senior Indebtedness to the extent of payments made to the holders of the Senior Indebtedness out of the distributive share of the subordinated securities.

      By reason of the subordination, in the event of a distribution of assets upon insolvency, certain of our general creditors may recover more, ratably, than holders of the subordinated securities. The Subordinated Indenture provides that the subordination provisions thereof will not apply to money and securities held in trust pursuant to the defeasance provisions of the Subordinated Indenture.

      "Senior Indebtedness" is defined in the Subordinated Indenture as the principal of and premium, if any, and unpaid interest on

      o our indebtedness (including indebtedness of others guaranteed by us), whether outstanding on the date of the Subordinated Indenture or thereafter created, incurred, assumed or guaranteed, for money borrowed, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such indebtedness is not senior or prior in right of payment to the junior subordinated debt securities, and

      o renewals, extensions, modifications and refundings of any of this indebtedness.

      The subordinated securities, are pari passu with and equal in right of payment to our 7.44% Deferrable Interest Subordinated Debentures, Series A, our Floating Rate Deferrable Interest Subordinated Debentures, Series B, our 7.25% Deferrable Interest Subordinated Debentures, Series C and any guarantees issued in connection therewith and will be pari passu with and equal in right of payment to any debt securities or guarantees which may be issued in connection with issuances of trust preferred securities by the Trust.

      If this prospectus is being delivered in connection with a series of subordinated securities, the accompanying prospectus supplement or the information incorporated by reference therein will set forth the approximate amount of Senior Indebtedness outstanding as of a recent date.

Governing Law

      The Indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New Jersey.

      The Trustee under the Senior Indenture and the Subordinated Indenture

      Wachovia Bank, National Association, the Trustee under our Senior Indenture dated as of November 1, 1998 with respect to our senior debt securities, will also be trustee under the Subordinated Indenture with respect to our Subordinated Securities and the Trust Debt Indenture with respect to our trust debt securities. Wachovia Bank, National Association, is trustee under various indentures relating to our subsidiaries and affiliates. Our subsidiaries, our affiliates and we maintain other normal banking relationships, including credit facilities and lines of credit, with Wachovia Bank, National Association.

                    DESCRIPTION OF THE TRUST DEBT SECURITIES

General

      The trust debt securities will be issued in one or more series under the Trust Debt Indenture to be entered into between us and Wachovia Bank, National Association. The initial series of trust debt securities is provided for in the form of the Trust Debt Indenture which is filed as an exhibit to the registration statement of which this prospectus is part. The ranking of each series of trust debt securities will be specified in the applicable prospectus supplement. Each series of junior subordinated trust debt securities will rank subordinate and junior in right of payment, to the extent and in the manner set forth in the Trust Debt Indenture, to all of our Senior Indebtedness. See "-- Subordination." The Trust Debt Indenture does not limit the incurrence or issuance of Senior Indebtedness by us.

      You should read the relevant prospectus supplement for a description of the material terms of any series of trust debt securities being offered, including:

      o     the title of the series of trust debt securities;

      o the aggregate principal amount of the series and any limit on the aggregate principal amount of such series of trust debt securities;

      o the date or dates on which the principal of the trust debt securities shall be payable or how the date or dates will be determined;

      o the interest rate or rates, which may be fixed or variable, that the trust debt securities will bear, if any, or how the rate or rates will be determined;

      o     any terms regarding redemption;

      o     the ranking of the series of trust debt securities;

      o the maximum Extension Period for such series of trust debt securities; and

      o     any other material terms of the series of trust debt securities.

      Certain federal income tax consequences and special considerations relating to the applicable series of trust debt securities will be described in an accompanying prospectus supplement.

Option to Extend Interest Payment Period

      Under the Trust Debt Indenture, we have the right to defer payments of interest by extending the interest payment period for a series of trust debt securities for up to the specified maximum extension period provided for that series, except that no extension period can extend beyond the maturity or any redemption date of that series of trust debt securities. We can also extend or shorten an existing extension period. At the end of an extension period, we will be obligated to pay all interest then accrued and unpaid (together with interest on those accrued and unpaid amounts to the extent permitted by applicable law). During any extension period, we may not declare or pay any dividend on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock. Upon the termination of any extension period and the payment of all amounts then due, we can elect to begin a new extension period. We will be required to give notice to the Trustee and cause the Trustee to give notice to the holders of the applicable series of trust debt securities of our election to begin an extension period, or any shortening or extension of a period in advance of the applicable record date.

Subordination

      Payments on the junior subordinated debt trust securities will be subordinated to the prior payment in full of all amounts payable on our Senior Indebtedness.

      "Senior Indebtedness" is defined in the Trust Debt Indenture as the principal of and premium, if any, and unpaid interest on

      o our indebtedness (including indebtedness of others guaranteed by us), whether outstanding on the date of the Trust Debt Indenture or created later, incurred, assumed or guaranteed, for money borrowed, unless the terms of that indebtedness provide that it is not senior or prior in right of payment to the junior subordinated trust debt securities, and

      o renewals, extensions, modifications and refundings of that indebtedness.

      Upon any payment or distribution of our assets or securities, upon our dissolution or winding-up or total or partial liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all amounts payable on Senior Indebtedness (including any interest accruing on the Senior Indebtedness after the commencement of a bankruptcy, insolvency or similar proceeding) will be paid in full before the holders of the junior subordinated trust debt securities will be entitled to receive from us any payment of principal of, premium, if any, or interest on, the junior subordinated trust debt securities or distributions of any assets or securities.

      No direct or indirect payment by or on our behalf of principal of, premium, if any, or interest on, the junior subordinated trust debt securities will be made if there is

      o a default in the payment of all or any portion of any Senior Indebtedness or

      o any other default pursuant to which the maturity of Senior Indebtedness has been accelerated and, in either case, the required notice has been given to the Trustee and the default has not have been cured or waived by or on behalf of the holders of the Senior Indebtedness.

      If the Trustee or any holder of the junior subordinated trust debt securities receives any payment of the principal of, premium, if any, or interest on, the junior subordinated trust debt securities when that payment is prohibited and before all amounts payable on Senior Indebtedness are paid in full, then that payment will be received and held in trust for the holders of Senior Indebtedness and will be paid to the holders of the Senior Indebtedness remaining unpaid to the extent necessary to pay the Senior Indebtedness in full.

      Nothing in the Trust Debt Indenture limits the right of the Trustee or the holders of the junior subordinated trust debt securities to take any action to accelerate the maturity of the junior subordinated trust debt securities or to pursue any rights or remedies against us, as long as all Senior Indebtedness is paid before holders of the junior subordinated trust debt securities are entitled to receive any payment from us of principal of, premium, if any, or interest on, the junior subordinated trust debt securities.

      Upon the payment in full of all Senior Indebtedness, the holders of the junior subordinated trust debt securities will be subrogated to the rights of the holders of the Senior Indebtedness to receive payments from us or distributions of our assets made on the Senior Indebtedness until the junior subordinated trust debt securities are paid in full.

Denominations, Registration and Transfer

      Trust debt securities of a series are issuable only in registered form. The Trust Debt Indenture also provides that trust debt securities of a series may be issuable in global form. See "Description of the Senior and Subordinated Debt Securities -- Book-Entry Debt Securities." Unless otherwise provided in the prospectus supplement, trust debt securities (other than global securities, which may be of any denomination) are issuable in denominations of $1,000 or any integral multiples of $1,000.

      Trust debt securities will be exchangeable for other registered securities of the same series. Registered securities of a series may be presented for registration of transfer and for exchange

      o at each office or agency required to be maintained by us for payment of such series as described in " Payment and Paying Agents" below, and

      o at each other office or agency that we may designate from time to time for those purposes.

      No service charge will be made for any transfer or exchange of trust debt securities, but we may require payment of any tax or other governmental charge payable in connection with the transfer or exchange.

      We will not be required to

      o issue, register the transfer of or exchange trust debt securities during a period beginning at the opening of business 15 days before any selection of trust debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption;

      o register the transfer of or exchange any trust debt security, or portion thereof, called for redemption, except the unredeemed portion of any trust debt security being redeemed in part; or

      o issue, register the transfer of or exchange any trust debt security which has been surrendered for repayment at the option of the holder, except the portion, if any, of the trust debt security not to be so repaid.

Payment and Paying Agents

      Unless otherwise provided in the prospectus supplement, premium, if any, and interest, if any, on trust debt securities will be payable at any office or agency to be maintained by us in Morristown, New Jersey and The City of New York, except that at our option interest may be paid

      o by check mailed to the address of the person entitled thereto appearing in the security register or

      o by wire transfer to an account maintained by the person entitled thereto as specified in the security register. Unless otherwise provided in the prospectus supplement, payment of any installment of interest due on any interest payment date for trust debt securities will be made to the person in whose name the trust debt security is registered at the close of business on the regular record date for that interest.

      We may from time to time designate additional offices or agencies, approve a change in the location of any office or agency and, except as provided above, rescind the designation of any office or agency.

Certain Additional Covenants

      We will covenant that we may not declare or pay any distribution on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock

      o     during an extension period,

      o if there has occurred and is continuing an event of default under the Trust Debt Indenture, or

      o     if we are in default under the preferred securities guarantee.

      Any waiver of any event of default will require the approval of at least a majority of the aggregate principal amount of the trust debt securities of a particular series or, if the trust debt securities are held by the Trust, the approval of the holders of at least a majority in aggregate liquidation amount of the preferred trust securities of the Trust; except that an event of default resulting from the failure to pay the principal of, premium, if any, or interest on, the trust debt securities cannot be waived.

Modification of the Trust Debt Indenture

      We and the Trustee, without notice to or the consent of any holders of trust debt securities, may amend or supplement the Trust Debt Indenture for any of the following purposes:

      o     to cure any ambiguity, defect or inconsistency;

      o to comply with the provisions of the Trust Debt Indenture regarding consolidation, merger or sale, conveyance, transfer or lease of our properties as an entirety or substantially as an entirety;

      o to provide for uncertificated trust debt securities in addition to or in place of certificated trust debt securities;

      o to make any other change that does not in our reasonable judgment adversely affect the rights of any holder of the trust debt securities; or

      o to set forth the terms and conditions, which shall not be inconsistent with the Trust Debt Indenture, of any additional series of trust debt securities and the form of trust debt securities of that series.

      In addition, we and the Trustee may modify the Trust Debt Indenture or any supplemental indenture or waive our future compliance with the provisions of the Trust Debt Indenture, with the consent of the holders of at least a majority of the aggregate principal amount of the trust debt securities of each affected series except that we need the consent of each holder of affected trust debt securities, for any modification that would:

      o reduce the principal amount of, or interest on, the trust debt securities or change how the principal or interest is calculated;

      o reduce the principal amount of outstanding trust debt securities of any series the holders of which must consent to an amendment of the Trust Debt Indenture or a waiver;

      o change the stated maturity of the principal of, or interest on, the trust debt securities;

      o change the redemption provisions applicable to the trust debt securities adversely to the holders thereof;

      o impair the right to institute suit for the enforcement of any payment with respect to the trust debt securities;

      o change the currency in which payments with respect to the trust debt securities are to be made; or

      o change the ranking provisions applicable to the trust debt securities adversely to the holders thereof.

If the trust debt securities are held by the Trust, no modification will be made that adversely affects the holders of the preferred trust securities of the Trust, and no waiver of any event of default with respect to the trust debt securities or compliance with any covenant under the Trust Debt Indenture will be effective, without the prior consent of the holders of at least a majority of the aggregate liquidation amount of the preferred trust securities of the Trust or the holder of each preferred trust security, as applicable.

Events of Default

      The following are events of default under the Trust Debt Indenture with respect to any series of trust debt securities unless we state otherwise in the applicable prospectus supplement:

      o we do not pay interest on a trust debt security of the series within 30 days of its due date (other than the deferral of interest payments during an extension period);

      o we do not pay the principal of, or premium on, a trust debt security of the series on its due date;

      o we remain in breach of a covenant in respect of the trust debt securities of the series for 60 days after we receive written notice of default stating we are in breach;

      o we file for bankruptcy or a court appoints a custodian or orders our liquidation under any bankruptcy law or certain other events of bankruptcy, insolvency or reorganization occur.

      In case an event of default has occurred and is continuing, other than one relating to bankruptcy, insolvency or reorganization affecting us in which case the principal of, premium, if any, and any interest on, all of the trust debt securities shall become immediately due and payable, the Trustee or the holders of at least 25% in aggregate principal amount of the trust debt securities of that series may declare the principal, together with interest accrued thereon, of all the trust debt securities of that series to be due and payable. If neither the Trustee nor the holders make that declaration then, if the trust debt securities are held by the Trust, the holders of at least 25% in aggregate liquidation amount of the preferred trust securities shall have the right to make that declaration by written notice to us and the Trustee. The holders of at least a majority in aggregate principal amount of the series of trust debt securities, by notice to the Trustee, can rescind an acceleration, but if the declaration was made by the holders of the preferred trust securities, the holders of at least a majority in aggregate liquidation amount of the preferred trust securities must consent to the rescission of the acceleration. We will be required to furnish to the Trustee an annual statement as to our compliance with all conditions and covenants under the Trust Debt Indenture and the trust debt securities and as to any event of default.

Consolidation, Merger, Sale or Conveyance

      We may not consolidate with or merge with or into any other person or sell, convey, transfer or lease our properties and assets as an entirety or substantially as an entirety to any person, unless

      o the successor person is organized under the laws of the United States or any state thereof or the District of Columbia and expressly assumes by a supplemental indenture all of our obligations under the trust debt securities and the Trust Debt Indenture;

      o     immediately after the transaction, no default exists; and

      o     certain other conditions in the Trust Debt Indenture are met.

Defeasance and Discharge

      Under the terms of the Trust Debt Indenture, we will be discharged from any and all obligations in respect of the trust debt securities of any series if, among other conditions, we deposit with the Trustee, in trust, (1) cash and/or (2) U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest principal and other payments on the trust debt securities on their various due dates.

Information Concerning the Trustee

      Subject to the provisions of the Trust Debt Indenture relating to its duties, the Trustee will be under no obligation to exercise any of its rights or powers under the Trust Debt Indenture at the request or direction of the holders of any series of trust debt securities or the holders of the preferred trust securities, unless those holders provide to the Trustee reasonable security and indemnity. If the required indemnity is provided, the holders of at least a majority in aggregate principal amount of any series of trust debt securities affected or the holders of at least a majority in aggregate liquidation amount of the preferred trust securities (with each series voting as a class), as applicable, will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee with respect to that series of trust debt securities or exercising any trust or power conferred on the Trustee.

      The Trust Debt Indenture will contain limitations on the right of the Trustee, as our creditor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. In addition, the Trustee may be deemed to have a conflicting interest and may be required to resign as Trustee if at the time of an event of default
(1) it is our creditor or (2) there is a default under the indenture(s) referred to below.

      Wachovia Bank, National Association will be the Trustee under our Trust Debt Indenture and also is the trustee under our Senior Indenture and will be trustee under our Subordinated Indenture and is trustee under various indentures relating to our subsidiaries and affiliates. Our subsidiaries, our affiliates and we maintain other normal banking relationships, including credit facilities and lines of credit, with Wachovia Bank, National Association.

Governing Law

     The Trust Debt Indenture and the trust debt securities will be governed by and construed in accordance with the laws of the State of New Jersey.

                  DESCRIPTION OF THE PREFERRED TRUST SECURITIES

      The Trust may issue preferred trust securities and common trust securities under the Trust Agreement, which we refer to in this prospectus as the "trust securities." Material provisions of the Trust Agreement are summarized below. Because this section is a summary, it does not describe every aspect of the trust securities and the Trust Agreement. The form of Trust Agreement was filed with the SEC and you should read the Trust Agreement for provisions that may be important to you. The Trust Agreement has been qualified as an indenture under the Trust Indenture Act of 1939.

General

      The Trust Agreement authorizes the Trust to issue the preferred trust securities and the common trust securities. These trust securities will represent undivided beneficial interests in the assets of the Trust. We will own all of the issued and outstanding common trust securities of the Trust, with an aggregate liquidation amount equal to at least 3% of the total capital of the Trust. When the Trust issues its preferred trust securities, holders of the preferred trust securities will own all of the issued and outstanding preferred trust securities of the Trust. The preferred trust securities will be substantially identical to the common trust securities and will rank equally with the common trust securities, except as described under "Subordination of Common Trust Securities." The proceeds from the sale of the preferred trust securities and the common trust securities will be used by the Trust to purchase our trust debt securities which will be held in trust by the property trustee for the benefit of the holders of the trust securities. We will execute a guarantee agreement for the benefit of the holders of preferred trust securities (the "guarantee") which will be subordinate and junior in right of payment to all of our general liabilities. Under the guarantee, we will agree to make payments of distributions and payments on redemption or liquidation with respect to the preferred trust securities, but only to the extent the Trust holds funds available for these payments and has not made them. See "Description of the Preferred Securities Guarantee" below.

      A prospectus supplement relating to the preferred trust securities will include specific terms of those securities and of the trust debt securities. For a description of some specific terms that will affect both the preferred trust securities and the trust debt securities and your rights under each, see "Description of the Trust Debt Securities" above.

Distributions

      The only income of the Trust available for distribution to the holders of preferred trust securities will be payments on the trust debt securities. If we fail to make interest payments on the trust debt securities, the Trust will not have funds available to pay distributions on preferred trust securities. The payment of distributions, if and to the extent the Trust has sufficient funds available for the payment of such distributions, is guaranteed by us as described below.

      Distributions on the preferred trust securities will be payable at a rate specified (or at a rate whose method of determination is described) in an accompanying prospectus supplement. Unless otherwise specified in the prospectus supplement, the amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.

      Unless otherwise specified in the prospectus supplement, distributions on the preferred trust securities will be cumulative and will accumulate whether or not there are funds of the Trust available for payment of distributions from the date of original issuance and will be payable in arrears on the dates specified in the prospectus supplement except as otherwise described below. Unless otherwise specified in the prospectus supplement, distribution payments due on a day that is not a business day will be made on the next day that is a business day (and without any interest or other payment in respect to the delay), except that if the next business day falls in the next calendar year, payment will be made on the immediately preceding business day (each date on which distributions are payable as described is referred to as a "distribution date"). Unless otherwise specified in the prospectus supplement, a "business day" means any day other than a Saturday, Sunday or a day on which banks in The City of New York or the State of New Jersey are required to remain closed.

      Distributions on the preferred trust securities will be payable to the holders thereof as they appear on the securities register of the Trust on the relevant record date, which, as long as the preferred trust securities remain in book-entry-only form, will be one business day prior to the relevant distribution date. Payments will be made as described under "Description of the Senior and Subordinated Debt Securities -- Book-Entry Debt Securities." In the event that any preferred trust securities are not in book-entry-only form, the relevant record date for those preferred trust securities will be specified in the applicable prospectus supplement.

      So long as no event of default has occurred and is continuing with respect to the trust debt securities, we will have the right to time to defer payments of interest by extending the interest payment period on the trust debt securities for up to the maximum period specified in the accompanying prospectus supplement except that no extension period can extend beyond the maturity or any redemption date of the trust debt securities. We can also extend or shorten an existing extension period. If interest payments on the trust debt securities are deferred, distributions on the preferred trust securities would also be deferred by the Trust during that extension period, but the amount of distributions to which holders of the preferred trust securities would be entitled will continue to accumulate at the annual rate applicable to those distributions, compounded with the same frequency with which distributions are payable. During any extension period, we may not declare or pay any distribution on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock. Upon the termination of any extension period and the payment of all amounts then due, we can elect to begin a new extension period. See "Description of the Trust Debt Securities -- Option to Extend Interest Payment Period."

Redemption

      Upon the payment of the trust debt securities at maturity or upon redemption, the proceeds from that payment will be applied by the property trustee to redeem the same amount of the trust securities at a redemption price equal to the liquidation amount of the trust securities plus all accumulated and unpaid distributions to the redemption date. The redemption terms of the trust debt securities and the trust securities will be set forth in the accompanying prospectus supplement.

      If less than all the trust securities are to be redeemed on a redemption date, then the aggregate amount of trust securities to be redeemed will be selected by the property trustee among the preferred trust securities and common trust securities pro rata based on the respective aggregate liquidation amounts of the preferred trust securities and common trust securities, subject to the provisions of "-- Subordination of Common Trust Securities" below.

Redemption Procedures

      Notice of any redemption of trust securities will be given by the property trustee to the holders of the trust securities to be redeemed not less than 30 nor more than 60 days prior to the redemption date. If a notice of redemption is given with respect to any trust securities, then, to the extent funds are available therefor, the Trust will irrevocably deposit with the paying agent for the trust securities funds sufficient to pay the applicable redemption price for the trust securities being redeemed on the redemption date and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders of the trust securities upon surrender thereof. Notwithstanding the foregoing, distributions payable on or prior to the redemption date for any trust securities called for redemption shall be payable to the holders of the trust securities as they appear on the securities register for the trust securities on the relevant record dates for the related distribution dates.

      If notice of redemption shall have been given and funds irrevocably deposited as required, then upon the date of such deposit, all rights of the holders of the trust securities so called for redemption will cease, except the right of the holders of the trust securities to receive the redemption price, but without interest thereon, and the trust securities will cease to be outstanding. In the event that any redemption date for trust securities is not a business day, then the redemption price will be payable on the next day that is a business day (and without any interest or other payment in respect of any such delay), except that if such business day falls in the next calendar year, the redemption price will be payable on the immediately preceding business day. In the event that payment of the redemption price in respect of any trust securities called for redemption is improperly withheld or refused and not paid either by the Trust thereof or by us pursuant to the guarantee as described under "Description of the Preferred Securities Guarantee," Distributions on those trust securities will continue to accumulate at the then applicable rate from the original redemption date to the date of payment, in which case the actual payment date will be considered the redemption date for purposes of calculating the redemption price.

      Subject to applicable law, including United States federal securities law, we or our affiliates may at any time and from time to time purchase outstanding preferred trust securities by tender, in the open market or by private agreement.

      If preferred trust securities are partially redeemed on a redemption date, a corresponding percentage of the common trust securities will be redeemed. The particular preferred trust securities to be redeemed will be selected by the property trustee by such method as the property trustee shall deem fair and appropriate. The property trustee will promptly notify the preferred trust security registrar in writing of the preferred trust securities selected for redemption and, where applicable, the partial amount to be redeemed.

Subordination of Common Trust Securities

      Payments on the trust securities will be made pro rata based on the respective aggregate liquidation amounts of the common and preferred trust securities. If an event of default has occurred and is continuing with respect to the trust debt securities, no payments will be made on any common trust securities unless payment in full in cash of all accumulated and unpaid distributions on all outstanding preferred trust securities for all distribution periods terminating on or prior to that time, or in the case of a dissolution or redemption, the full amount of the redemption price or liquidation distribution on all outstanding preferred trust securities shall have been made or provided for, and all funds available to the property trustee shall first be applied to the payment in full in cash of all payments on all outstanding preferred trust securities then due and payable.

      If an event of default has occurred and is continuing with respect to the trust debt securities, the holder of the common trust securities will be deemed to have waived any right to act with respect to the event of default until the effect of the event of default has been cured, waived or otherwise eliminated with respect to the preferred trust securities. Until the event of default has been cured, waived or otherwise eliminated, the property trustee shall act solely on behalf of the holders of the preferred trust securities and not on behalf of us, as holder of the common trust securities, and only the holders of the preferred trust securities will have the right to direct the property trustee to act on their behalf.

Liquidation Distribution upon Dissolution

      Under the Trust Agreement, the Trust will be dissolved on the earliest to occur of:

      o     the expiration of the term of the Trust;

      o our bankruptcy, dissolution or liquidation or an acceleration of the maturity of the trust debt securities held by the Trust;

      o our election to dissolve the Trust and, after satisfaction of liabilities to creditors of the Trust, the distribution of the trust debt securities to the holders of the trust securities;

      o     the redemption of all the trust securities; and

      o an order for the dissolution of the Trust entered by a court of competent jurisdiction.

      Our election to dissolve the Trust shall be made by giving written notice to the trustees not less than 30 days prior to the date of distribution of the trust debt securities and shall be accompanied by a legal opinion stating that the event will not be a taxable event to the holders of the trust securities for federal income tax purposes.

      If the Trust is dissolved as a result of the expiration of its term, a bankruptcy event, acceleration of maturity of the trust debt securities or a court order, it will be liquidated by the trustees as expeditiously as the trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, to the holders of its trust securities a like amount of the trust debt securities, unless that distribution is determined by the property trustee not to be practical, in which event holders will be entitled to receive out of the Trust's assets available for distribution to holders, after satisfaction of liabilities to its creditors as provided by applicable law, an amount equal to the aggregate liquidation amount per trust security specified in the accompanying prospectus supplement plus accumulated and unpaid distributions to the date of payment (the "liquidation distribution"). If the liquidation distribution with respect to the preferred trust securities can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable by the Trust on the preferred trust securities shall be paid on a pro rata basis. The holders of the common trust securities will be entitled to receive the liquidation distribution upon any liquidation pro rata with the holders of preferred trust securities, except that if an event of default has occurred and is continuing, the preferred trust securities will have a priority over the common trust securities with respect to payment of the liquidation distribution.

Trust Agreement Event of Default; Notice

      An event of default with respect to the trust debt securities will constitute a "Trust Agreement event of default" with respect to the preferred trust securities.

      Within 90 days after the occurrence of any Trust Agreement event of default actually known to the property trustee, the property trustee will send notice of it to the holders of the trust securities, the administrative trustee and us, unless it has been cured or waived. We and the administrative trustee are required to file annually with the property trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under the Trust Agreement.

      Under the Trust Agreement, if the property trustee has failed to enforce its rights under the Trust Agreement or the Trust Debt Indenture to the fullest extent permitted by law and subject to the terms of the Trust Agreement and the Trust Debt Indenture, any holder of the preferred trust securities may institute a legal proceeding directly to enforce the property trustee's rights under the Trust Agreement or the Trust Debt Indenture with respect to trust debt securities having an aggregate principal amount equal to the aggregate liquidation amount of the preferred trust securities of such holder without first instituting a legal proceeding against the property trustee or any other person. To the extent that any action under the Trust Debt Indenture is entitled to be taken by the holders of at least a specified percentage of the principal amount of the trust debt securities, holders of that specified percentage of the preferred trust securities may take that action if it is not taken by the property trustee. If a Trust Agreement event of default attributable to our failure to pay principal of or premium, if any, or interest on the trust debt securities has occurred and is continuing, then each holder of preferred trust securities may institute a legal proceeding directly against us for enforcement of payment to that holder, all as provided in the Trust Debt Indenture.

      If an event of default has occurred and is continuing with respect to a series of trust debt securities, the preferred trust securities will have a preference over the common trust securities with respect to the payment of distributions and amounts payable on redemption and liquidation as described above. See " Liquidation Distribution upon Dissolution" and "-- Subordination of Common Trust Securities."

Removal of Trustees

      Unless a Trust Agreement event of default has occurred and is continuing, we, as the holder of the common trust securities, may remove any trustee under the trust agreement at any time. If a Trust Agreement event of default has occurred and is continuing, the holders of a majority of the total liquidation amount of the outstanding preferred trust securities may remove the property trustee or the Delaware trustee, or both of them. We, as the holder of the common trust securities, may remove the administrative trustee at any time. Any resignation or removal of a trustee under the trust agreement will take effect only on the acceptance of appointment by the successor trustee.

      Holders of preferred trust securities will have no right to appoint or remove the administrative trustee of the Trust, who may be appointed, removed or replaced solely by us as the holder of the common trust securities.

Co-Trustees and Separate Property Trustee

      Unless a Trust Agreement event of default has occurred and is continuing, in order to meet various legal requirements, the holder of the common trust securities and the administrative trustee shall have the power

      o to appoint one or more persons approved by the property trustee either to act as co-trustee, jointly with the property trustee, of all or any part of specified trust property, or to act as separate trustee of that trust property, and

      o to vest in that person or persons in that capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the Trust Agreement.

      If a Trust Agreement event of default has occurred and is continuing, only the property trustee will have power to make this appointment.

Merger or Consolidation of Trustees

      Any corporation or other entity into which any trustee may be merged or converted or with which it may be consolidated, or any corporation or other entity resulting from any merger, conversion or consolidation to which any trustee shall be a party, or any corporation or other entity succeeding to all or substantially all the corporate trust business of any trustee, shall be the successor of such trustee under the Trust Agreement, as long as the corporation or other entity is otherwise qualified and eligible.

Mergers, Consolidations, Amalgamations or Replacements of the Trust

      The Trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any corporation or other entity, except as described below or in "-- Liquidation Distribution upon Dissolution." The Trust may, at our request, with the consent of the administrative trustee and without the consent of the holders of the trust securities, merge with or into, consolidate, amalgamate, or be replaced by a trust organized under the laws of any state, as long as

      o     the successor entity either

            - expressly assumes all of the obligations of the Trust with respect to the trust securities or

            - substitutes for the trust securities other securities substantially similar to the trust securities (the "successor securities") so long as the successor securities rank the same as the trust securities with respect to the payment of distributions and payments upon redemption, liquidation and otherwise;

      o we appoint a trustee of the successor entity with the same powers and duties as the property trustee with respect to the trust debt securities;

      o the successor securities are listed on any national securities exchange or other organization on which the trust securities are then listed;

      o the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the rating of preferred trust securities (including any successor securities) to be downgraded, placed under surveillance or review or withdrawn by any nationally recognized statistical rating organization;

      o the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust securities (including any successor securities) in any material respect;

      o the successor entity has a purpose substantially similar to that of the Trust;

      o prior to the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, we and the property trustee have received a legal opinion stating that

            - such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust securities (including any successor securities) in any material respect, and

            - following the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease neither the Trust nor the successor entity will be required to register as an investment company under the Investment Company Act of 1940, and the Trust (or the successor entity) will continue to be classified as a grantor trust for United States federal income tax purposes; and

      o we or any permitted successor assignee own all of the common securities of the successor entity and guarantee the obligations of the successor entity under the successor securities at least to the extent provided by the related guarantee and Trust Agreement.

      The Trust will not, except with the consent of all holders of the trust securities, consolidate, amalgamate, merge with or into, or be replaced by, any other entity, or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if that action would cause the Trust or the successor entity not to be classified as a grantor trust for federal income tax purposes.

Voting Rights; Amendment of Trust Agreement

      Except as provided below and under "-- Mergers, Consolidations, Amalgamations or Replacements of the Trust" and "Description of the Preferred Securities Guarantee -- Amendments and Assignment" and as otherwise required by law and the Trust Agreement, the holders of the trust securities will have no voting rights.

      The Trust Agreement may be amended from time to time by us and the trustees, without the consent of the holders of the trust securities, (1) to cure any ambiguity, defect or inconsistency or (2) to make any other change that does not adversely affect in any material respect the interests of any holder of the preferred trust securities.

      The Trust Agreement may be amended by us and the trustees in any other respect, with the consent of the holders of a majority in aggregate liquidation amount of the outstanding preferred trust securities, except to

      o change the amount, timing or currency or otherwise adversely affect the method of payment of any distribution or liquidation distribution,

      o restrict the right of a holder of any preferred trust securities to institute suit for enforcement of any distribution, redemption price or liquidation distribution,

      o     change the purpose of the Trust,

      o authorize the issuance of any additional beneficial interests in the Trust,

      o     change the redemption provisions,

      o change the conditions precedent for us to elect to dissolve the Trust and distribute the trust debt securities to the holders of the preferred trust securities or

      o affect the limited liability of any holder of the preferred trust securities, which amendment requires the consent of each affected holder of the preferred trust securities.

      No amendment may be made without receipt by the Trust of a legal opinion stating that the amendment will not affect the Trust's status as a grantor trust for federal income tax purposes or its exemption from regulation as an investment company under the Investment Company Act of 1940.

      The Trustees shall not

      o direct the time, method and place of conducting any proceeding for any remedy available to a trustee under the Trust Debt Indenture or executing any trust or power conferred on that trustee with respect to the trust debt securities,

      o     waive any past default under the Trust Debt Indenture,

      o exercise any right to rescind or annul an acceleration of the principal of the trust debt securities or

      o consent to any amendment or modification of the Trust Debt Indenture, where consent shall be required, without, in each case, obtaining the consent of the holders of a majority in aggregate liquidation amount of all outstanding preferred trust securities; provided, however, that where a consent under the Trust Debt Indenture would require the consent of each affected holder of trust debt securities, no consent shall be given by the property trustee without the prior consent of each holder of the preferred trust securities. The trustees shall not revoke any action previously authorized or approved by a vote of the holders of the preferred trust securities except by subsequent vote of those holders. The property trustee shall notify all holders of preferred trust securities of any notice received from the trustee under the Trust Debt Indenture as a result of the Issuer thereof being the holder of the trust debt securities. In addition to obtaining the consent of the holders of the preferred trust securities prior to taking any of these actions, the trustees shall obtain a legal opinion stating that the Trust will not be classified as an association taxable as a corporation or a partnership for federal income tax purposes as a result of that action and will continue to be classified as a grantor trust for federal income tax purposes.

      Any required consent of holders of preferred trust securities may be given at a meeting of holders of the preferred trust securities convened for that purpose or pursuant to written consent without a meeting and without prior notice. The property trustee will cause a notice of any meeting at which holders of preferred trust securities are entitled to vote, to be given to each holder of record of preferred trust securities in the manner set forth in the Trust Agreement.

      Notwithstanding that holders of preferred trust securities are entitled to vote or consent under certain circumstances, any preferred trust securities that are owned by us, the Trustees or any affiliate of ours or any Trustee shall, for purposes of a vote or consent, be treated as if they were not outstanding.

Global Preferred Trust Securities

      Unless otherwise specified in the applicable prospectus supplement, the preferred trust securities will initially be issued in fully registered global form that will be deposited with, or on behalf of, a depositary. Global preferred trust securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until a global preferred trust security is exchanged in whole or in part for the individual preferred trust securities represented thereby, the depositary holding the global preferred trust security may transfer the global preferred trust security only to its nominee or successor depositary or vice versa and only as a whole. Unless otherwise indicated in the applicable prospectus supplement, the depositary for the global preferred trust securities will be DTC. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. These limits and laws may impair the ability to transfer beneficial interests in global preferred trust securities. See "Description of the Senior and Subordinated Debt Securities -- Book-Entry Debt Securities" for a description of DTC and its procedures.

Information Concerning the Property Trustee

      The property trustee is the sole trustee under the Trust Agreement for purposes of the Trust Indenture Act of 1939 and will have and be subject to all of the duties and responsibilities of an indenture trustee under the Trust Indenture Act of 1939. The property trustee, other than during the occurrence and continuance of a Trust Agreement event of default, undertakes to perform only such duties as are specifically set forth in the Trust Agreement and, upon a Trust Agreement event of default, must use the same degree of care and skill in the exercise thereof as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreement at the request of any holder of preferred trust securities unless it is offered reasonable security or indemnity against the costs, expenses and liabilities that might be incurred thereby. If no Trust Agreement event of default has occurred and is continuing, and the property trustee is required to decide between alternative courses of action, construe ambiguous provisions in the Trust Agreement or is unsure of the application of any provision of the Trust Agreement, and the matter is not one on which holders of preferred trust securities are entitled under the Trust Agreement to vote, then the property trustee shall take such action as is directed by us and, if not so directed, may take such action as it deems advisable and in the best interests of the holders of the trust securities and will have no liability except for its own negligent action, negligent failure to act or willful misconduct.

Books and Records

      The books and records of the Trust will be maintained at the principal office of the Trust and will be open for inspection by each holder of preferred trust securities or any authorized representative for any purpose reasonably related to the holder's interest in the Trust during normal business hours.

Payment of Preferred Trust Securities and Paying Agent

      Unless we indicate differently in a prospectus supplement, payments in respect of the preferred trust securities will be made to the depositary, which will credit the relevant participants' accounts on the applicable distribution dates or, if the preferred trust securities are not held by the depositary, payments will be made on the applicable distribution dates by check mailed to the address of the holder entitled thereto appearing on the preferred trust security register or in immediately available funds upon redemption. The paying agent will initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrative trustee and us, which may be us. The paying agent may resign upon 30 days' written notice to the administrative trustee, the property trustee and us. In the event that the property trustee shall no longer be the paying agent, the administrative trustee will appoint a successor, which shall be a bank, trust company or affiliate of ours acceptable to the property trustee and us to act as paying agent.

Registrar and Transfer Agent

      The property trustee will act as registrar and transfer agent for the preferred trust securities. Registration of transfers of preferred trust securities will be made without charge by or on behalf of the Trust, but the Trust may require payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange of preferred trust securities.

Miscellaneous

      Holders of the preferred trust securities have no preemptive or similar rights.

Governing Law

      The Trust Agreement, the preferred trust securities and the common trust securities provide that they are to be governed by and construed in accordance with the laws of the State of Delaware.

                DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEE

      Material provisions of the preferred securities guarantee that we will execute and deliver for the benefit of the holders of the preferred trust securities are summarized below. Because this section is a summary, it does not describe every aspect of the preferred securities guarantee. The form of preferred securities guarantee was filed with the SEC and you should read it for provisions that may be important to you. The preferred securities guarantee will be qualified as an indenture under the Trust Indenture Act of 1939.

      Wachovia Bank, National Association, will act as guarantee trustee under the preferred securities guarantee. The guarantee trustee will hold the preferred securities guarantee for the benefit of the holders of the preferred trust securities.

General

      We will irrevocably agree, to pay in full, to the holders of the preferred trust securities, the guarantee payments set forth below (except to the extent previously paid), as and when due, regardless of any defense, right of set-off or counterclaim which the Trust may have or assert. The following payments, to the extent not paid by the Trust, will be subject to the applicable guarantee:

      o any accumulated and unpaid distributions required to be paid on the preferred trust securities, to the extent that the Trust has funds available therefor,

      o the redemption price, to the extent that the Trust has funds available therefor, and

      o upon a voluntary or involuntary termination, winding-up or liquidation of the Trust (unless the trust debt securities are redeemed or distributed to holders of the preferred trust securities in accordance with their terms), the lesser of

            - the aggregate of the liquidation amount specified in the prospectus supplement per preferred trust security plus all accumulated and unpaid distributions on the preferred trust securities to the date of payment, to the extent the Trust has funds available therefor and

            - the amount of assets of the Trust remaining available for distribution to holders of the preferred trust securities upon a dissolution and liquidation of the Trust.

      Our obligation to make a guarantee payment may be satisfied by direct payment by us of the required amounts to the holders of the preferred trust securities or by causing the Trust to pay those amounts to the holders. While our assets will not be available pursuant to the guarantee for the payment of any distribution, liquidation distribution or redemption price on any preferred trust securities if the Trust does not have funds available therefor as described above, we have agreed under the Trust Agreement to pay all expenses of the Trust except its obligations under its trust securities.

      No single document executed by us in connection with the issuance of the preferred trust securities will provide for our full, irrevocable and unconditional guarantee of the preferred trust securities. It is only the combined operation of our obligations under the guarantee, the Trust Agreement, the trust debt securities and the Trust Debt Indenture that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust's obligations under the preferred trust securities. See "Relationship Among the Preferred Trust Securities, the Trust Debt Securities and the Preferred Securities Guarantee."

Status of the Guarantee

      The guarantee will constitute our unsecured obligation and will rank subordinate and junior in right of payment to all of our general liabilities. The Trust Agreement provides that each holder of preferred trust securities by acceptance thereof agrees to the subordination provisions and other terms of the guarantee. The guarantee will rank equally with all other guarantees issued by us. The guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity). The guarantee will not be discharged except by payment of the guarantee payments in full to the extent not previously paid or upon distribution to the holders of the preferred trust securities of the trust debt securities pursuant to the trust agreement.

Amendments and Assignment

      Except with respect to any changes that do not materially adversely affect the rights of holders of the preferred trust securities (in which case no consent of the holders will be required), the guarantee may only be amended with the prior approval of the holders of a majority in aggregate liquidation amount of the preferred trust securities (excluding any preferred trust securities held by us or an affiliate). The manner of obtaining any approval will be as set forth under "Description of the Preferred Trust Securities -- Voting Rights; Amendment of Trust Agreement." All agreements contained in the guarantee will bind our successors, assigns, receivers, trustees and representatives and will inure to the benefit of the holders of the preferred trust securities.

Guarantee Events of Default

      An event of default under a guarantee (a "guarantee event of default") will occur upon our failure to perform any of our payment or other obligations thereunder, provided that except with respect to a guarantee event of default resulting from a failure to make any of the guarantee payments, we shall have received notice of the guarantee event of default from the guarantee trustee and shall not have cured such guarantee event of default within 60 days after receipt of such notice. The holders of a majority in aggregate liquidation amount of the preferred trust securities (excluding any preferred trust securities held by us or an affiliate) will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee under the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee.


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      Any holder of the preferred trust securities may institute a legal proceeding directly against us to enforce that holder's rights under the guarantee without first instituting a legal proceeding against the Trust, the guarantee trustee or any other person or entity.

     We, as guarantor, will be required to file annually with the guarantee trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under the guarantee.

Information Concerning the Guarantee Trustee

      The guarantee trustee, other than during the occurrence and continuance of a guarantee event of default, undertakes to perform only such duties as are specifically set forth in the guarantee and, upon a guarantee event of default, must exercise the rights and powers vested in it by the guarantee and use the same degree of care and skill in the exercise thereof as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee is under no obligation to exercise any of the powers vested in it by any guarantee at the request of any holder of preferred trust securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

Termination of the Guarantee

      The guarantee will terminate and be of no further force and effect upon full payment of the redemption price or liquidation distribution for the preferred trust securities or upon distribution of the trust debt securities to the holders of the preferred trust securities. The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the preferred trust securities must restore payment of any sums paid under the preferred trust securities or the guarantee.

Governing Law

      The preferred securities guarantee provides that it is to be governed by and construed in accordance with the laws of the State of New Jersey.

          RELATIONSHIP AMONG THE PREFERRED TRUST SECURITIES, THE TRUST
             DEBT SECURITIES AND THE PREFERRED SECURITIES GUARANTEE

      Payments of distributions and redemption and liquidation payments due on the preferred trust securities (to the extent the Trust has funds available for such payments) will be guaranteed by us as set forth under "Description of the Preferred Securities Guarantee." No single document executed by us in connection with the issuance of the preferred trust securities will provide for our full, irrevocable and unconditional guarantee of the preferred trust securities. It is only the combined operation of our obligations under the guarantee, the Trust Agreement, the trust debt securities and the Trust Debt Indenture that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust's obligations under the preferred trust securities.

      A holder of any preferred trust security may institute a legal proceeding directly against us to enforce the property trustee's rights under the Trust Agreement, Trust Debt Indenture or guarantee without first instituting a legal proceeding against the property trustee, trustee under the Trust Debt Indenture or the guarantee trustee, the Trust or any other person or entity if that trustee fails to enforce that particular holder's rights thereunder. Notwithstanding the foregoing, if a Trust Agreement event of default attributable to our failure to pay principal of or premium, if any, or interest on the trust debt securities has occurred and is continuing, then each holder of preferred trust securities of the series may institute a legal proceeding directly against us for enforcement of any such payment to such holder, all as provided in the Trust Debt Indenture.

      As long as we make payments of interest and other payments when due on the trust debt securities, those payments will be sufficient to cover the payment of distributions and redemption and liquidation distributions due on the preferred trust securities, primarily because

      o the aggregate principal amount of the trust debt securities will be equal to the sum of the aggregate liquidation amount of the preferred trust securities and common trust securities,

      o the interest rate and interest and other payment dates of the trust debt securities will match the distribution rate and distribution and other payment dates for the preferred trust securities,


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      o     the Trust Agreement provides that we will pay for all and any costs, expenses and liabilities of the Trust except the Trust's obligations under its preferred trust securities and common trust securities, and

      o the Trust Agreement provides that the Trust will not engage in any activity that is not consistent with its limited purposes.

      If and to the extent that we do not make payments on the trust debt securities, the Trust will not have funds available to make payments of distributions or other amounts due on the preferred trust securities.

      A principal difference between the rights of a holder of a preferred trust security (which represents an undivided beneficial interest in the assets of the Trust) and a holder of a trust debt security is that a holder of a trust debt security will accrue, and (subject to the permissible extension of the interest payment period) is entitled to receive, interest on the principal amount of trust debt securities held, while a holder of preferred trust securities is entitled to receive distributions only if and to the extent the Trust has funds available for the payment of those distributions.

      Upon any voluntary or involuntary dissolution or liquidation of the Trust not involving a redemption or distribution of any trust debt security, after satisfaction of liabilities to creditors of the Trust, the holders of the preferred trust securities will be entitled to receive, out of assets held by the Trust, the liquidation distribution in cash. See "Description of the Preferred Trust Securities -- Liquidation Distribution upon Dissolution". Upon our voluntary liquidation or bankruptcy, the Trust, as holder of the trust debt securities, would be a creditor of ours, subordinated in the case of junior subordinated trust debt securities, in right of payment to all Senior Indebtedness, but entitled to receive payment in full of principal, premium, if any, and interest, before any of our stockholders receive payments or distributions.

      A default or event of default under any Senior Indebtedness would not constitute an event of default with respect to junior subordinated trust debt securities under the Trust Debt Indenture. However, in the event of payment defaults under, or acceleration of, Senior Indebtedness, the subordination provisions of the junior subordinated trust debt securities provide that no payments may be made in respect of the junior subordinated trust debt securities until the Senior Indebtedness has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on the junior subordinated trust debt securities would constitute an event of default.

      We and the Trust believe that the above mechanisms and obligations, taken together, are the equivalent of a full and unconditional guarantee by us of payments due in respect of the preferred trust securities.

                        DESCRIPTION OF THE CAPITAL STOCK

      The following description summarizes the material terms of our capital stock. Because this section is a summary, it does not describe every aspect of our common stock. For additional information, you should refer to the applicable provisions of the New Jersey Business Corporation Act and our Certificate of Incorporation, as amended (the "Charter") and By-Laws. Our Charter and By-Laws are exhibits to the registration statement of which this prospectus is a part.

Authorized Capital

      Our authorized capital stock consists of 500,000,000 shares of common stock, without par value, and 50,000,000 shares of preferred stock, without par value.

Common Stock

      General. As of March 31, 2002, 206,194,509 shares of our common stock were issued and outstanding. The outstanding shares of our common stock are, and any common stock offered hereby when issued and paid for will be, fully paid and non-assessable.

      Dividend Rights. Holders of our common stock are entitled to such dividends as may be declared from time to time by our board of directors from legally available funds after payment of all amounts owed on any preferred stock that may be outstanding.


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

      Voting Rights. Holders of our common stock are entitled to one vote for each share held by them on all matters presented to shareholders. In the election of directors, shareholders have cumulative voting rights.

      Liquidation Rights. After satisfaction of the preferential liquidation rights of any preferred stock, the holders of our common stock are entitled to share, ratably, in the distribution of all remaining net assets.

      Preemptive Conversion or Redemption Rights. The holders of our common stock have preemptive rights as to additional issues of our common stock not issued on a competitive basis or by an offering to or through underwriters. The shares of our common stock are not subject to redemption or to any further calls or assessments and are not entitled to the benefit of any sinking fund provisions.

Transfer Agents and Registrars

      The co-transfer agents and co-registrars for our common and preferred stock are the Shareholder Services Department of Services and the Continental Stock Transfer and Trust Company.

Preferred Stock

      Our board of directors is authorized, without further shareholder action, to divide the preferred stock into one or more classes or series and to determine the designations, preferences, limitations and special rights of any class or series including, but not limited to, the following:

      o     the rate of dividend, if any;

      o the rights, if any, of the holders of shares of the series upon our voluntary or involuntary liquidation, dissolution or winding-up;

      o the terms and conditions upon which shares may be converted into shares of other series or other capital stock, if issued with the privilege of conversion;

      o the price at and the terms and conditions upon which shares may be redeemed; and

      o     the voting rights, if any.

      No shares of preferred stock have been issued.

      DESCRIPTION OF THE STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

      We may issue stock purchase contracts representing contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of our common stock (or a range of numbers of shares pursuant to a predetermined formula) at a future date or dates. The price per share of our common stock and number of shares of our common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts.

      The stock purchase contracts may be issued separately or as a part of units, known as stock purchase units, consisting of (1) a stock purchase contract or (2) a stock purchase contract and our debt securities, preferred trust securities or debt obligations of third parties (including United States Treasury securities), that would secure the holders' obligations to purchase our common stock under the stock purchase contract. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice-versa. These payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing the holder's obligations under the original stock purchase contract.

      The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units and, if applicable, debt securities or preferred trust securities and will contain a discussion of the material United States federal income tax considerations applicable to the stock purchase contracts and stock purchase units. The description in the applicable prospectus supplement will not contain all of the information you may find useful, and reference will be made to the stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units.


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

                              PLAN OF DISTRIBUTION

      The Trust and we may sell the securities directly to purchasers or indirectly through underwriters, dealers or agents. The names of any such underwriters, dealers or agents will be set forth in the relevant prospectus supplement. We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the underwriters' obligations in the related supplement to this prospectus. We will also set forth in the relevant prospectus supplement:

      o     the terms of the offering of the securities;

      o     the proceeds we will receive from the offering;

      o any underwriting discounts and other items constituting underwriters' compensation;

      o     any initial public offering price;

      o any discounts or concessions allowed or reallowed or paid to dealers; and

      o     any securities exchanges on which we may list the securities.

      The Trust and we may distribute the securities from time to time in one or more transactions at:

      o     a fixed price;

      o     prices that may be changed;

      o     market prices at the time of sale;

      o     prices related to prevailing market prices; or

      o     negotiated prices.

      We will describe the method of distribution in the relevant prospectus supplement.

      If we use underwriters with respect to an offering of the securities, we will set forth in the relevant prospectus supplement:

      o     the name of the managing underwriter, if any;

      o     the name of any other underwriters; and

      o the terms of the transaction, including any underwriting discounts and other items constituting compensation of the underwriters and dealers, if any.

      The underwriters will acquire any securities for their own accounts and they may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price and at varying prices determined at the time of sale.

      Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. We anticipate that any underwriting agreement pertaining to any securities will:

      o entitle the underwriters to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters may be required to make related to any such civil liability;

      o subject the obligations of the underwriters to certain conditions precedent; and

      o obligate the underwriters to purchase all securities offered in a particular offering if any such securities are purchased.

      If we use a dealer in an offering of the securities, we will sell such securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by such dealer at the time of resale. We will set forth the name of the dealer and the terms of the transaction in the prospectus supplement.


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

      If we use an agent in an offering of the securities, we will name the agent and describe the terms of the agency in the relevant prospectus supplement. Unless we indicate otherwise in the prospectus supplement, we will require an agent to act on a best efforts basis for the period of its appointment.

      Dealers and agents named in a prospectus supplement may be considered underwriters of the securities described in the prospectus supplement under the Securities Act. We may indemnify them against certain civil liabilities under the Securities Act.

      In the ordinary course of business, we may engage in transactions with underwriters, dealers, agents and their affiliates and they may perform services for us.

      The Trust and we may solicit offers to purchase the securities and make sales directly to institutional investors or others who may be considered underwriters under the Securities Act with respect to such sales. We will describe the terms of any such offer in the relevant prospectus supplement.

      If we authorize underwriters or other agents to solicit offers to purchase the securities from institutional investors pursuant to contracts providing for payment and delivery at a future date, we will indicate that we are doing so in the relevant prospectus supplement. We must approve all purchasers under such contracts; the institutional investors may include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others.

      We will not subject the obligations of such purchasers to any conditions except that:

      o we will not allow such purchases if they violate the laws of any jurisdiction to which a proposed purchaser is subject; and

      o if we are also selling the securities to underwriters, we will not sell to the underwriters subject to delayed delivery.

      Underwriters and other agents will not be responsible for the validity or performance of such contracts providing for payment and delivery at a future date.

      We will set forth in the relevant prospectus supplement the anticipated delivery date of the securities and the prospectus delivery obligations of dealers.

      Each series of securities will be a new issue and, except for the Common Stock, which is listed on the New York Stock Exchange, will have no established trading market. We may elect to list any series of new securities on an exchange, or in the case of the Common Stock, on any additional exchange, but unless we advise you differently in the prospectus supplement, we have no obligation to cause any securities to be so listed. Any underwriters that purchase securities for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We make no assurance as to the liquidity of, or the trading markets for, any securities.

                                  LEGAL MATTERS

      The validity of the securities, including the binding nature of debt securities, to be issued by us will be passed upon for us by R. Edwin Selover, Esquire, our Vice President and General Counsel or James T. Foran, Esquire, our Associate General Counsel and/or such other counsel as is indicated in the applicable prospectus supplement.

      Certain matters of Delaware law relating to the validity of the preferred trust securities, the enforceability of the trust agreement and the creation of the Trust will be passed upon by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to the Trust. The validity of any offered securities may be passed on for any underwriters, dealers or agents by Sidley Austin Brown & Wood LLP, New York, New York, who may rely on the opinion of Mr. Selover or Mr. Foran as to matters of New Jersey law.

                                     EXPERTS

      The financial statements and the related financial statement schedule incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2001, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


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                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. You may also obtain our filings on the Internet at the SEC's home page at http://www.sec.gov. Our common stock is listed on the New York Stock Exchange under the ticker symbol "PEG." You can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

      This prospectus is part of a registration statement on Form S-3 filed with the SEC under the Securities Act of 1933. It does not contain all of the information that is important to you. You should read the registration statement for further information with respect to the securities, the Trust and us. Statements contained in this prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC highlight selected information, and in each instance reference is made to the copy of the full document as filed with the SEC.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The SEC allows us to "incorporate by reference" information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference or deemed incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will be deemed to automatically update and supersede this incorporated information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of any particular offering of securities hereunder.

      o Our Annual Report on Form 10-K for the year ended December 31, 2001, File No. 1-9120;

      o Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, File No. 1-9120; and

      o Our Current Reports on Form 8-K filed with the SEC on January 25, 2002, February 7, 2002 and April 16, 2002, File No. 1-9120.

      You can get a free copy of any of the documents incorporated by reference by making an oral or written request directed to:

                                 J. Brian Smith
                          Director, Investor Relations
                            PSEG Services Corporation
                            80 Park Plaza, 6th Floor
                                Newark, NJ 07101
                            Telephone (973) 430-6564

      You should rely only on the information contained or incorporated by reference or deemed to be incorporated by reference in this prospectus or in a related prospectus supplement. We have not authorized anyone else to provide you with different or additional information. You should not rely on any other information or representations. Our affairs may change after this prospectus and any related prospectus supplement are distributed. You should not assume that the information in this prospectus and any related prospectus supplement is accurate as of any date other than the dates on the front of those documents. You should read all information supplementing this prospectus.


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